Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

KAY TECHNOLOGY CORP, INC.

AND

KANA SOFTWARE, INC.

Dated as of October 26, 2009

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ii

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of October 26, 2009 (the “Agreement Date”), by and among:

(A) Kay Technology Corp, Inc., a company incorporated in Delaware (“Purchaser”); and

(B) Kana Software, Inc., a company incorporated under the laws of Delaware (“Seller”).

Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in Exhibit A hereto.

RECITALS

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell, transfer and assign to Purchaser, substantially all of the assets of Seller, on the terms and conditions set forth herein (the “Asset Purchase”);

WHEREAS, the Board of Directors of each of Seller and Purchaser has unanimously determined that it would be advisable and in the best interests of its respective stockholders that the Asset Purchase and the other transactions contemplated by this Agreement (the “Transaction”) be consummated, and, in furtherance thereof, has unanimously approved the Transaction;

WHEREAS, Seller and Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the Transaction as set forth herein;

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Purchaser to enter into this Agreement, certain stockholders of Seller (the “Voting Stockholders”) are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit B (the “Voting Agreements”); and

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Seller to enter into this Agreement, Accel-KKR Capital Partners III, L.P. (“Guarantor”) has entered into a guaranty (the “Guaranty”) in favor of Seller with respect to the obligations and liabilities of Purchaser to pay the Purchase Price in connection with the Asset Purchase.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE TRANSACTION

Section 1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser (or such subsidiaries thereof as Purchaser may designate in writing), and Purchaser shall purchase (or cause such subsidiaries to purchase) from Seller all assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Seller (including indirect and other forms of beneficial ownership) as of the Closing Date (other than the Excluded Assets) whether tangible or intangible, real or personal and wherever located and by whomever possessed, free and clear of all Liens and restrictions of whatever nature (other than Permitted Liens), including without limitation the following (collectively, the “Purchased Assets”):

(a) Receivables. All accounts and notes receivable (whether current or non-current), negotiable instruments and chattel papers of Seller (the “Receivables”), to the extent such Receivables have not been paid prior to the Closing;

(b) Cash. Except as set forth in Section 1.2(a), all Cash as of the Closing;

(c) Inventory. All Seller Products, including all inventory, software (in source code, object code, and firmware), documentation, design documents, specifications, databases, data, work in process, samples, packaging, supplies, marketing materials, and finished goods owned by Seller as of the Closing Date (collectively, the “Inventory”);

(d) Machinery and Equipment. All machinery and equipment owned by Seller and rights in, to and under all leases related to machinery and equipment to which Seller is a party (collectively, the “Machinery and Equipment”);

(e) Personal Property. All personal property, office furnishings and furniture, decorations, supplies and other tangible personal property owned by Seller (the “Personal Property”);

(f) Leased Real Property. All rights, title and interest in, to and under the real estate leases, subleases, licenses and similar agreements listed on Schedule 4.7(b) (the “Real Property Leases”), together with all of Seller’s right, title and interest in and to all land, buildings and structures leased thereunder and all leasehold improvements and fixtures, trade fixtures, related thereto (the “Leased Real Property”);

(g) Leased Personal Property. All rights in, to and under leases of personal property to which Seller is a party (the “Personal Property Leases”);

(h) Intellectual Property. All Seller Intellectual Property, including, for the avoidance of doubt, all Intellectual Property rights title and interest in the Seller Products and the IT Assets and all income, royalties, damages and payments accrued, due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof or other conflicts therewith, the right to sue and recover for past, present or future infringements or misappropriations thereof or other conflicts therewith, and any and all corresponding rights that, now or hereafter, may be secured throughout the world);

(i) Deposits and Advances. All performance and other bonds, security and other deposits, advances, advance payments, prepaid credits, prepaid expenses and deferred charges (the “Deposits and Advances”);

(j) Rebates and Credits. All rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof (the “Rebates and Credits”);

(k) Seller Contracts. All rights in, to and under any and all Contracts to which Seller is a party or may be bound or receive benefits or receive and/or grant rights in and/or to the Seller Intellectual Property or by which the Purchased Assets or Assumed Liabilities may be affected, other than the Excluded Contracts (together with any Contracts to which any Seller Subsidiary is a party, collectively, “Seller Contracts”);

(l) Governmental Approvals. All Governmental Approvals (and pending applications therefor) related to any of the Purchased Assets or the Assumed Liabilities;

(m) Claims. All claims, choses-in-action, rights in action and other similar claims (other than claims under Seller’s insurance policies, including the current directors’ and officers’ liability insurance policies maintained by Seller (the “Existing D&O Insurance”));

(n) Books and Records; Accounts. All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents, records and documentation thereof related to any of the Transferred Employees, Purchased Assets or the Assumed Liabilities, on whatever medium (the “Books and Records”) and all bank accounts of Seller;

(o) Operating Ability. The right to receive and retain mail, payments of receivables and other communications (other than those related to or described in Excluded Assets or Excluded Liabilities) and the right to bill and receive payment for services performed but unbilled or unpaid as of the Closing;

(p) Customer Lists. All customer files and other customer information relating to Seller’s or any of the Seller Subsidiaries’ current, former and prospective customers;

(q) Goodwill and Intangible Assets. All goodwill of the Seller Business as a going concern and all other intangible property of the Seller Business;

(r) Advertising Materials. All advertising, marketing and promotional materials, all related archival materials and all other related printed or written materials;

(s) Permits and Licenses. All permits, licenses, certifications, consents, authorizations, approvals and similar rights from all permitting, licensing, accrediting and certifying agencies or other Government Entities, and the rights to all data and records held by such agencies or other Governmental Entity (collectively, “Permits”);

(t) Corporate Name. All rights, title and interests in Seller’s and each Seller Subsidiary’s corporate name, corporate service mark and corporate logo, along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past, present or future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world;

(u) Assumed Plans. All assets, contracts, trust agreements, funding arrangements, plan documents, rights and interests of Seller under the Assumed Plans (if any);

(v) Equity Interests in the Seller Subsidiaries. All equity interests in all of the Seller Subsidiaries;

(w) Settlements and Related Rights. All rights and privileges (including enforcement rights) under any settlement agreement or similar arrangement with respect to any dispute or claim by or against Seller or any Seller Subsidiary; and

(x) Non-Excluded Assets. All other properties, assets, rights, titles and interests of every kind and nature owned, licensed or leased by Seller as of the Closing Date, or in which Seller has an interest as of the Closing Date (whether tangible or intangible, real or personal and wherever located and by whomever possessed), and which are not otherwise Excluded Assets.

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (but, for the avoidance of doubt, not of the Seller Subsidiaries) (the “Excluded Assets”) shall not be included in the Purchased Assets:

(a) Cash. (i) All Cash paid as Purchase Price to Seller pursuant to Section 2.1 and (ii) all Cash received by Seller upon the exercise of options or warrants of Seller between the Agreement Date and the Closing Date;

(b) Seller Corporate Documents. The Seller Organizational Documents with respect to Seller (but not, for the avoidance of doubt, with respect to any Seller Subsidiary), seals, minute books or other similar records related to the organization of Seller;

(c) Records. All stockholder and stock option records, and any records that Seller is required by applicable Legal Requirements to retain an original copy in its possession (the “Excluded Records”) and copies of any records required in connection with the preparation of any Tax Returns required to be filed by Seller;

(d) Tax Refunds. All refunds, rights of recovery and other rights relating to income Taxes of Seller to the extent relating to pre-closing periods;

(e) Tax Assets. All deferred Tax assets or Tax attributes of Seller (in each case, to the extent comprising net operating losses, research tax credits and foreign tax credits);

(f) Excluded Contracts. All Contracts with respect to any equity investment in, or ownership of equity securities of, Seller, including without limitation, any options or warrants to acquire Seller Common Stock, and the Amended and Restated Rights Agreement, dated January 13, 2009 (the “Rights Agreement”), by and between Seller and Computershare Trust Company, N.A., as may be further amended from time to time, (collectively, the “Excluded Contracts”); and

(g) Insurance. All insurance policies maintained by Seller, including the Existing D&O Insurance, the Tail Policy and the Continuing Policies (collectively, the “Seller Insurance Policies”), and claims, rights to any insurance proceeds and rights of recovery under any such policies.

Section 1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign and transfer to Purchaser, and Purchaser shall assume, pay, perform and discharge when due all Liabilities of Seller other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).

Section 1.4 Excluded Liabilities. Notwithstanding anything to the contrary in Section 1.3, Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims any of the following Liabilities of Seller (collectively, the “Excluded Liabilities”):

(a) Liabilities Under this Agreement. All Liabilities of Seller under this Agreement and any other Transaction Document;

(b) Excluded Assets. All Liabilities arising in connection with or related to any Excluded Asset (including any Non-Assignable Asset until validly assigned);

(c) Seller Transaction Expenses; Tail Policy. All Liabilities for Seller Transaction Expenses, the Tail Policy (including the D&O Extension Premium) and the Continuing Policies (including the Continuing Policy Premium);

(d) Taxes Arising In Connection With This Agreement. All Liabilities of Seller for Taxes incident to or arising out of the negotiation, preparation, approval, authorization or consummation of this Agreement or the Transaction (including all transfer Taxes, alternative minimum Tax, sales Tax or any bulk sales Tax) and all Liabilities arising out of, or as a result of, the Section 338(h)(10) Election;

(e) Transferee and Successor Taxes. All Liabilities of Seller for income Taxes, and any Liability relating to income Taxes of any Person other than Seller under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than Taxes first incurred following the Closing Date with respect to the Purchased Assets);

(f) Pre-Closing Taxes. All Liabilities of Seller for income Taxes for any period or portion thereof ending on or prior to the Closing Date;

(g) Insured Liabilities. All Liabilities of Seller that are insured pursuant to the Seller Insurance Policies as in effect on the Closing Date (including, for the avoidance of doubt, the Continuing Policies), to the extent (and only to the extent) such Liabilities are so insured (or were so insured as of the Closing Date);

(h) Director and Officer Liability. All Liabilities of Seller for indemnification of its officers and directors in their capacity as such pursuant to the Seller Organizational Documents or Contracts for the indemnification of directors and officers of Seller in their capacity as such;

(i) Non-Transferred Employees. All Liabilities (including with respect to severance or termination pay, benefits or the like) relating to any Seller Employees who (x) are not Transferred Employees or (y) claim a termination without cause arising from the Transaction;

(j) Excluded Contracts. All Liabilities pursuant to the Excluded Contracts; and

(k) Shareholder Liabilities. All Liabilities of Seller arising from any claim by any of Seller’s stockholders, optionholders, warrantholders or other equity holders, in their capacity as such, whether in connection with the Transaction or otherwise.

For purposes of this Section 1.4, “Seller” shall be deemed to include any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller hereby acknowledges that it is retaining the Excluded Liabilities; provided, however, that Purchaser shall pay all Seller Transaction Expenses which reduced the Purchase Price at Closing pursuant to Section 2.1 at or immediately following the Closing. Seller shall pay, discharge and perform all Excluded Liabilities (other than such Seller Transaction Expenses which reduced the Purchase Price at Closing pursuant to Section 2.1) promptly when due.

Section 1.5 Non-Assignable Assets.

(a) Notwithstanding the foregoing, if any Seller Contract or other Purchased Asset is not assignable or transferable (each, a “Non-Assignable Asset”) without the consent, approval or waiver by a third party, either as a result of the provisions thereof or applicable Legal Requirements, and any such consent, approval or waiver is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset, and Purchaser or its designee(s) shall not assume Seller’s rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets). Instead, without limiting Seller’s obligations under Section 6.10 or Purchaser’s rights under Section 9.1, each of the parties hereto shall use reasonable best efforts to obtain any such consent, approval or waiver as soon as reasonably practicable after the Closing Date (provided, without limiting Section 6.10, that Seller shall not be obligated to pay any monies or incur any material obligations under any Contract or otherwise in connection with obtaining any such consent, approval or waiver following the Closing Date unless the Purchaser has agreed to reimburse such amounts) and thereafter Seller shall assign to Purchaser or its designee(s) such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.

(b) After the Closing and subject to payment of the Purchase Price by Purchaser pursuant to Section 2.1, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser or its designee(s) with all of the rights and benefits of the Non-Assignable Assets after the Closing as if the appropriate consent, approval or waiver had been obtained, including by granting subleases, sublicenses or other rights and establishing arrangements whereby Purchaser or its designee(s) shall have the benefits of and shall undertake the work necessary to perform under the Seller Contracts (including enforcement for the benefit of Purchaser of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Non-Assignable Assets by such other party and, if requested by Purchaser, acting as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require). Seller shall advise Purchaser in writing at least seven (7) Business Days prior to Closing with respect to any Seller Contract which Seller knows or has substantial reason to believe will or may not be assignable to Purchaser hereunder at the Closing.

ARTICLE 2

PURCHASE PRICE

Section 2.1 Purchase Price. At the Closing, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets by Seller to Purchaser, Purchaser shall (i) deliver to Seller (except as provided in this Section 2.1 and Section 2.2), by wire transfer of immediately available funds to such bank account or accounts as may be designated by Seller to Purchaser prior to the Closing, an aggregate amount of cash equal to (A) Forty-Eight Million Nine Hundred Eight Thousand Dollars ($48,908,000), less (B) the total amount of Seller Transaction Expenses (whether previously paid or unpaid as of the Closing), less (C) any Consent Adjustment, less (D) any Excess Net Debt and less (E) the Net Working Capital Deficiency, in the case of items (B), (C), (D) and (E), as set forth in the Estimated Purchase Price Certificate (as adjusted, the “Purchase Price”), and (ii) assume the Assumed Liabilities. In addition, a portion of the Purchase Price equal to the sum of (A) $500,000 (the “First Escrow Amount”), plus (B) $100,000 (the “Second Escrow Amount”) (C) $360,000 (the “Third Escrow Amount”), plus (D) $361,000 (the “Fourth Escrow Amount”) plus (E) $1,000,000 (the “Purchase Price

Escrow Amount”, and together with the First Escrow Amount, the Second Escrow Amount, the Third Escrow Amount and the Fourth Escrow Amount, the “Aggregate Escrow Amount”) shall be withheld by Purchaser at the Closing and be subject to Section 2.2. A portion of the Purchase Price equal to the Option Holdback Amount shall be withheld by Purchaser at the Closing and be subject to Section 6.11. The parties agree that Purchaser and Seller may elect to have Seller retain the Cash as of the Closing for its own account and not assign, transfer and deliver the Cash as of the Closing to Purchaser on the Closing Date as required by Section 1.1, in which case Purchaser shall only be required to deliver to Seller on the Closing Date, notwithstanding this Section 2.1, an amount of cash equal to the Purchase Price less the Aggregate Escrow Amount, less the Option Holdback Amount and less the total amount of Cash as of the Closing.

Section 2.2 Escrow. At the Closing, Purchaser shall withhold from the Purchase Price payable to Seller pursuant to Section 2.1 an amount of cash equal to the sum of (A) the First Escrow Amount, plus (B) the Second Escrow Amount, plus (C) the Third Escrow Amount, plus (D) the Fourth Escrow Amount, plus (E) the Purchase Price Escrow Amount, and shall promptly deposit the First Escrow Amount, Second Escrow Amount, Third Escrow Amount, Fourth Escrow Amount and the Purchase Price Escrow Amount into five (5) separate escrow accounts with U.S. Bank N.A., as escrow agent (the “Escrow Agent”), and such deposit, together with any interest that may be earned thereon, shall constitute four (4) escrow funds (the “First Escrow Fund,” “Second Escrow Fund,” “Third Escrow Fund,” “Fourth Escrow Fund,” and the “Purchase Price Escrow Fund,” respectively) to secure the indemnification obligations of Seller pursuant to Section 12.2(d) below. The First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund shall be maintained, administered and distributed pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). The First Escrow Fund shall be available solely to compensate the Purchaser Indemnified Parties for Losses pursuant the indemnification obligations of Seller under Section 12.2(d) in respect of the matters described in item 1 of Schedule 12.2(d) until 11:59 p.m. Pacific Standard Time on February 15, 2011 (such date, the “Escrow Release Date”), subject to the terms of the Escrow Agreement (including, without limitation, with respect to Unresolved Claims (as defined therein)). The Second Escrow Fund shall be available solely to compensate the Purchaser Indemnified Parties for Losses pursuant to the indemnification obligations of Seller under Section 12.2(d) in respect of the matters described in item 2 of Schedule 12.2(d) until 11:59 p.m. Pacific Standard Time on the Escrow Release Date, subject to the terms of the Escrow Agreement (including, without limitation, with respect to Unresolved Claims (as defined therein)). The Third Escrow Fund shall be available solely to compensate the Purchaser Indemnified Parties for Losses pursuant to the indemnification obligations of Seller under Section 12.2(d) in respect of the matters described in item 3 of Schedule 12.2(d) until 11:59 p.m. Pacific Standard Time on the Escrow Release Date, subject to the terms of the Escrow Agreement (including, without limitation, with respect to Unresolved Claims (as defined therein)). The Fourth Escrow Fund shall be available solely to compensate the Purchaser Indemnified Parties for Losses pursuant to the indemnification obligations of Seller under Section 12.2(d) in respect of the matters described in item 4 of Schedule 12.2(d) until 11:59 p.m. Pacific Standard Time on the Escrow Release Date, subject to the terms of the Escrow Agreement (including, without limitation, with respect to Unresolved Claims (as defined therein)). The Purchase Price Escrow Fund shall be available solely to pay Purchaser any Net Working Capital Negative Adjustment, Excess Net Debt Negative Adjustment and/or Seller Transaction Expenses Negative Adjustment (each as defined in Section 2.3), plus, if applicable, one-half (1/2) of the Reviewing Accountant Fees until the Escrow Agent distributes the Purchase Price Escrow Fund following its receipt of the Purchase Price Escrow Release Notice (such date, the “Purchase Price Escrow Release Date”), subject to the terms of the Escrow Agreement (including, without limitation, with respect to Unresolved Claims (as defined therein)). All earnings, distributions, interest or other income earned from the investment of the First Escrow Amount, Second Escrow Amount, Third Escrow Amount, Fourth Escrow Amount and the Purchase Price Escrow Amount or any portion thereof shall be added to and become part of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund, respectively, and shall be distributed pursuant to the Escrow Agreement. A portion of the payments from the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund shall be treated as imputed interest to the extent required under the Code. Notwithstanding anything herein to the contrary, in the event the matters described in either item 1, item 2, item 3 or item 4 of Schedule 12.2(d) are settled, compromised or resolved in a manner that Purchaser reasonably and in good faith concludes could not reasonably be expected to result in any Assumed Liability (or otherwise create or result in any Liability to Purchaser or its Affiliates, including any Seller Subsidiary), or otherwise to Purchaser’s reasonable satisfaction, in each case, prior to the Closing Date, the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable, shall not be withheld from the Purchase Price pursuant to Section 2.1, and shall instead be paid to Seller at Closing. For the avoidance of doubt, Purchaser’s right to indemnification pursuant to this Section 2.2 and Section 12.2(d) will not be subject to any of the limitations set forth in Section 12.4.

Section 2.3 Purchase Price Adjustment.

(a) Estimated Purchase Price Certificate.

(i) Pursuant to Section 9.1(e), Seller shall deliver a proposed Estimated Purchase Price Certificate to Purchaser three (3) Business Days prior to the Closing Date, certified by the Chief Financial Officer of Seller and setting forth Seller’s good faith estimates of, as of the Closing Date, Net Working Capital, Excess Net Debt, Seller Transaction Expenses (which Seller Transaction Expenses shall include, without limitation, the categories set forth on Exhibit K) and the Consent Adjustment as of the Determination Date (in each case, including each component thereof), in form and substance reasonably satisfactory to Purchaser; provided however, that if Purchaser and Seller are not able to agree on such estimates within two (2) Business Days, at Purchaser’s election in its sole discretion such amounts shall be deemed for purposes of the Estimated Purchase Price Certificate to be the average of Seller’s good faith estimates and Purchaser’s good faith proposals with respect to such amounts.

(ii) Seller’s proposed Estimated Purchase Price Certificate shall be revised to reflect such amounts as agreed or finally determined pursuant to clause (i) above, and shall thereafter be deemed the “Estimated Purchase Price Certificate.”

(b) Within sixty (60) days after the Closing, Purchaser shall prepare and deliver to Seller a statement (the “Purchaser Adjustment Certificate”) executed by Purchaser’s Chief Financial Officer setting forth Purchaser’s calculation, as of the Closing Date, of the Net Working Capital, Excess Net Debt and Seller Transaction Expenses. In preparing the Purchaser Adjustment Certificate and calculating the Net Working Capital, Excess Net Debt and Seller Transaction Expenses, any and all effects on the assets or liabilities of Seller, any Seller Subsidiary or the Seller Business of any financing or refinancing arrangements entered into by Purchaser at any time at or after the Closing, shall be disregarded.

(c) Seller shall review the Purchaser Adjustment Certificate, and, if Seller reasonably believes that the calculations set forth thereon were not prepared in accordance with this Agreement, Seller may, to the extent applicable, object to Purchaser’s calculations of the Net Working Capital, Excess Net Debt and Seller Transaction Expenses set forth in the Purchaser Adjustment Certificate by providing written notice of such objection to Purchaser within thirty (30) days after Purchaser’s delivery of the Purchaser Adjustment Certificate (the “Notice of Objection”), which Notice of Objection shall set forth Seller’s objections to such calculations with particularity and the specific changes or adjustments that Seller believes are required to be made thereto in order to conform the same to the terms of this Agreement.

(d) If Seller fails to timely provide the Notice of Objection within the 30-day period provided in Section 2.3(c), then Seller shall be conclusively deemed to have agreed to Purchaser’s calculations of the Net Working Capital, Excess Net Debt and Seller Transaction Expenses set forth in the Purchaser Adjustment Certificate. For the avoidance of doubt, Seller shall be conclusively deemed to have agreed to any calculation of Purchaser contained in the Purchaser Adjustment Certificate which Seller does not object to in the Notice of Objection.

(e) If Seller timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to ten (10) Business Days following Purchaser’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement and any resolution by them shall be in writing, shall be signed by each of Purchaser and Seller, and shall be final and binding.

(f) If, after such ten (10) Business Day period, Seller and Purchaser cannot resolve any portion of such disagreement, then the parties shall mutually engage BDO Seidman, LLP or if such firm is not able or willing to so act, another auditing firm of national standing acceptable to both Seller and Purchaser (provided that if Purchaser and Seller are unable to agree on the choice of such auditing firm within five (5) days of BDO Seidman, LLP’s notice that it is not able or willing to so act, (i) such auditing firm shall be an independent auditing firm of national standing selected by lot, after excluding one firm designated by Seller and one firm designated by Purchaser and (ii) (A) if Seller fails to promptly propose two auditing firms for such selection process, Seller shall be conclusively deemed to have agreed to Purchaser’s proposed independent auditing firm of national standing or (B) if Purchaser fails to promptly propose two auditing firms for such selection process, Purchaser shall be conclusively deemed to have agreed to Seller’s proposed independent auditing firm of national standing (such auditing firm, the “Reviewing Accountants”) to review the remaining disputed items set forth in the Notice of Objection. The Reviewing Accountants shall determine and report in writing to Purchaser and Seller as to the resolution of all disputed matters submitted to the Reviewing Accountants and the effect of such determinations within twenty (20) days after such submission or such longer period as the Reviewing Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Purchaser, Seller and their respective Affiliates. In conducting their review, the Reviewing Accountants shall consider only items in dispute, and shall base their determination solely on presentations of Purchaser and Seller (i.e., no independent investigation). The costs and expenses of the Reviewing Accountants (the “Reviewing Accountant Fees”) shall be paid one-half by Purchaser and one-half by Seller. The Reviewing Accountants shall, when acting under this Agreement, act as experts and not as arbitrators or mediators.

(g) Subject to the limitations set forth in Section 2.3(k) below, Seller will indemnify and hold harmless Purchaser for (i) the amount, if any, by which the Net Working Capital as finally determined pursuant to this Section 2.3 is less than the Net Working Capital set forth in the Estimated Purchase Price Certificate (a “Net Working Capital Negative Adjustment”), (ii) the amount, if any, by which the Excess Net Debt as finally determined pursuant to this Section 2.3 is greater than the Excess Net Debt set forth in the Estimated Purchase Price Certificate (an “Excess Net Debt Negative Adjustment”), (iii) the amount, if any, by which the Seller Transaction Expenses as finally determined pursuant to this Section 2.3 is greater than the Seller Transaction Expenses set forth in the Estimated Purchase Price Certificate (a “Seller Transaction Expenses Negative Adjustment”), and (iv) if applicable, one-half (1/2) of the Reviewing Accountant Fees. For the avoidance of doubt, each determination set forth in clauses (i), (ii) and (iii) above shall be independent of, and shall not offset or otherwise reduce, any other such determination.

(h) Subject to the limitations set forth in Section 2.3(k) below, Purchaser will indemnify and hold harmless Seller for (i) the amount, if any, by which the Net Working Capital as finally determined pursuant to this Section 2.3 is greater than the Net Working Capital set forth in the Estimated Purchase Price Certificate (a “Net Working Capital Positive Adjustment”), (ii) the amount, if any, by which the Excess Net Debt as finally determined pursuant to this Section 2.3 is less than the Excess Net Debt set forth in the Estimated Purchase Price Certificate (an “Excess Net Debt Positive Adjustment”), and (iii) the amount, if any, by which the Seller Transaction Expenses as finally determined pursuant to this Section 2.3 is less than the Seller Transaction Expenses set forth in the Estimated Purchase Price Certificate (a “Seller Transaction Expenses Positive Adjustment”). For the avoidance of doubt, each determination set forth in clauses (i), (ii) and (iii) above shall be independent of, and shall not offset or otherwise reduce, any other such determination. Purchaser shall pay to Seller the amounts of any Net Working Capital Positive Adjustment, Excess Net Debt Positive Adjustment and Seller Transaction Expenses Positive Adjustment payable pursuant to this Section 2.3 as promptly as reasonably practicable (but in no event later than 270 days) following the final determination of the Net Working Capital, Excess Net Debt and Seller Transaction Expenses pursuant to this Section 2.3.

(i) Seller shall pay to Purchaser the amounts of any Net Working Capital Negative Adjustment, Excess Net Debt Negative Adjustment and/or Seller Transaction Expenses Negative Adjustment payable pursuant to this Section 2.3 as follows:

(i) in the event Seller fails to timely deliver to Purchaser a Notice of Objection pursuant to Section 2.3(c), Purchaser shall provide written notice of such failure to the Escrow Agent and promptly following the Escrow Agent’s receipt thereof, the Escrow Agent shall release from the Purchase Price Escrow Fund (A) to Purchaser, an amount of any Net Working Capital Negative Adjustment, Excess Net Debt Negative Adjustment and/or Seller Transaction Expenses Negative Adjustment based on Purchaser’s calculations set forth in the Purchaser Adjustment Certificate and (B) to Seller, the remaining amounts in the Purchase Price Escrow Fund, if any, in excess of the foregoing amounts;

(ii) in the event Seller timely delivers to Purchaser a Notice of Objection and Seller and Purchaser are able to resolve all or any part of the disagreements set forth in the Notice Objection pursuant to Section 2.3(e), Purchaser and Seller shall jointly deliver a written notice of such resolution to the Escrow Agent and promptly following the Escrow Agent’s receipt thereof, the Escrow Agent shall release from the Purchase Price Escrow Fund (A) to Purchaser, the amount of any mutually agreed upon Net Working Capital Negative Adjustment, Excess Net Debt Negative Adjustment and/or Seller Transaction Expenses Negative Adjustment and (B) only if Seller and Purchaser have resolved all of the disagreements set forth in the Notice Objection pursuant to Section 2.3(e), to Seller, the remaining amounts in the Purchase Price Escrow Fund, if any, in excess of the foregoing amounts; or

(iii) in the event the Net Working Capital, Excess Net Debt and Seller Transaction Expenses are finally determined by the Reviewing Accountants pursuant to Section 2.3(f), Seller and Purchaser shall promptly deliver notice of such final determination to the Escrow Agent and promptly following the Escrow Agent’s receipt thereof, the Escrow Agent shall release from the Purchase Price Escrow Fund (A) to Purchaser, the amount of any Net Working Capital Negative Adjustment, Excess Net Debt Negative Adjustment and/or Seller Transaction Expenses Negative Adjustment based on such final determination and (B) to Seller, the remaining amounts in the Purchase Price Escrow Fund, if any, in excess of the foregoing amounts.

(j) Without limiting Section 7.2(a), from the Closing Date until the final determination of the Net Working Capital, Excess Net Debt and Seller Transaction Expenses pursuant to this Section 2.3, Purchaser shall provide Seller and its Representatives reasonable access during normal business hours to the Books and Records and the management employees of Purchaser to the extent reasonably necessary to enable Seller to manage, handle or resolve any disputes with respect to the Net Working Capital, Excess Net Debt and Seller Transaction Expenses calculations pursuant to this Section 2.3, including responding to such calculations set forth in the Purchaser Adjustment Certificate, which Seller acknowledges shall be held in strict confidence in accordance with Section 7.6.

(k) The maximum liability of Seller pursuant to this Section 2.3 shall in no event exceed the Purchase Price Escrow Amount. The maximum liability of Purchaser pursuant to this Section 2.3 shall in no event exceed an amount equal to the Purchase Price Escrow Amount. Without limiting the foregoing, for the avoidance of doubt, the maximum liability of Purchaser pursuant to this Section 2.3 shall in no event exceed the following amounts:

(i) with respect to a Net Working Capital Positive Adjustment, an amount equal to the Net Working Capital Deficiency reduction to the Purchase Price at Closing pursuant to Section 2.1 as set forth in the Estimated Purchase Price Certificate;

(ii) with respect to an Excess Net Debt Positive Adjustment, an amount equal to the Excess Net Debt reduction to the Purchase Price at Closing pursuant to Section 2.1 as set forth in the Estimated Purchase Price Certificate; and

(iii) with respect to a Seller Transaction Expenses Positive Adjustment, an amount equal to the Seller Transaction Expenses reduction to the Purchase Price at Closing pursuant to Section 2.1 as set forth in the Estimated Purchase Price Certificate.

(l) Purchaser’s and Seller’s rights to indemnification pursuant to this Section 2.3 will not be subject to any of the limitations set forth in Section 12.4.

Section 2.4 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation requirements of Section 1060 of the Code (the “Purchase Price Allocation”). A draft of the Purchase Price Allocation shall be prepared by Purchaser and delivered to Seller for Seller’s review within ninety (90) days following the Closing Date, and Purchaser shall make such revisions to the Purchase Price Allocation as are reasonably requested by Seller and are not materially adverse to the Purchaser, provided such revisions are consistent with Section 1060 of the Code (as so revised, the “Purchase Price Allocation Agreement”). For all Tax purposes, Seller and Purchaser agree to report the Transaction in a manner consistent with the Purchase Price Allocation Agreement, and will not take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise, unless required to do so by a final determination (within the meaning of Section 1313(a) of the Code). Seller and Purchaser shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable Tax Legal Requirements, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other party.

ARTICLE 3

CLOSING AND CLOSING DELIVERIES

Section 3.1 Closing; Time and Place. The closing of the Transaction (the “Closing”) shall occur at the offices of Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, California at 10:00 A.M. Pacific time on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article 9 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may mutually agree (the “Closing Date”).

Section 3.2 Closing Deliveries by Seller. At the Closing, Seller shall (i) take all steps necessary to place Purchaser in actual possession and operating control of the Purchased Assets free and clear of all Liens (other than Permitted Liens) and (ii) deliver to Purchaser each of the following items, duly executed and delivered by Seller:

(a) General Assignment and Bill of Sale. Counterparts of the General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit D (the “General Assignment and Bill of Sale”);

(b) Assignment and Assumption Agreements. Counterparts of one or more Assignment and Assumption Agreements between Seller and Purchaser covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”);

(c) Intellectual Property Assignments. Counterparts of (i) assignment agreements necessary to properly assign and record the assignment to Purchaser all of Seller’s right, title and interest in and to all of the trademarks and trademark applications included in the Seller Registered Intellectual Property, in a form acceptable for recording with the United States Patent and Trademark Office and in substantially the form attached hereto as Exhibit F (the “Trademark Assignment”), (ii) assignment agreements necessary to properly assign and record the assignment to Purchaser all of Seller’s right, title and interest in and to all of the Patents included in the Seller Registered Intellectual Property, in a form acceptable for recording with the United States Patent and Trademark Office and in substantially the form attached hereto as Exhibit G (the “Patent Assignment”), (iii) assignment agreements necessary to properly assign and record the assignment to Purchaser all of Seller’s right, title and interest in and to all of the domain names included in the Purchased Assets, in a form acceptable for recording with the applicable domain name registrar and in substantially the form attached hereto as Exhibit H (the “Domain Name Assignment), and (iv) assignment agreements necessary to properly assign and record the assignment to Purchaser all of Seller’s right, title and interest in and to all of the copyrights and copyright registration applications included in the Seller Registered Intellectual Property, in a form acceptable for recording with the United States Copyright Office and in substantially the form attached hereto as Exhibit I (the “Copyright Assignment, and together with the Trademark Assignment, Patent Assignment, and Domain Name Assignment, the “IP Assignment Documents”);

(d) Certificate of Representations and Warranties and Board of Directors Approval. A Certificate executed on behalf of Seller by (i) an executive officer of Seller, certifying as to the matters in Sections 9.1(a) and 9.1(b) and (ii) its Corporate Secretary that the Board of Directors of Seller has approved this Agreement and the Transaction and attaching all resolutions of the Board of Directors of Seller pertaining to the Transaction;

(e) Opinion of Counsel. A legal opinion from Fenwick & West LLP, counsel for Seller, in the form set forth in Exhibit J attached hereto, which shall be addressed to Purchaser, dated as of the Closing Date;

(f) Lien Releases; Payoff Letters. Payoff letters (which shall include an agreement to take all steps necessary to release any and all Liens effective upon the receipt of funds specified therein) with respect to any outstanding Indebtedness of Seller and the Seller Subsidiaries, including as listed on Schedule 3.2(f), in each case in form and substance reasonably satisfactory to Purchaser;

(g) Assignment of Leases. Counterparts of assignment and assumption of lease agreement necessary to transfer to Purchaser all of Seller’s right, title and interest in and to the Real Property Leases;

(h) FIRPTA Affidavit. A statement issued pursuant to Section 1.1445-2(b) of the Treasury Regulations certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(i) Subsidiary Stock Certificates. All stock certificates evidencing the capital stock of each Seller Subsidiary (the “Subsidiary Stock Certificates”), together with duly executed stock powers in favor of Purchaser in respect of such capital stock;

(j) Director and Officer Resignations. Such resignations of directors and officers of each Seller Subsidiary as may be requested by Purchaser;

(k) Tail Policy and Continuing Policies. Evidence that the Tail Policy and Continuing Policies shall be in full force and effect (and the D&O Extension Premium and the Continuing Policy Premium shall have been fully paid) immediately following the Closing; and

(l) Escrow Agreement. Counterparts of the Escrow Agreement executed by Seller.

Section 3.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following items, duly executed and delivered by Purchaser:

(a) Wire Transfer. The Purchase Price, payable as provided in Section 2.1;

(b) Certificate of Representations and Warranties. A Certificate executed on behalf of Purchaser by (i) its Chief Executive Officer, certifying the matters in Section 9.2(a) and (ii) its Corporate Secretary that its Board of Directors has approved this Agreement and the Transaction and attaching all resolutions of its Board of Directors pertaining to the Transaction;

(c) General Assignment and Bill of Sale. Counterparts of the General Assignment and Bill of Sale;

(d) Assignment and Assumption Agreements. Counterparts of the Assignment and Assumption Agreements;

(e) Intellectual Property Assignments. Counterparts of the IP Assignment Documents; and

(f) Escrow Agreement. Counterparts of the Escrow Agreement, executed by Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth on Schedule 4 (the “Seller Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4, and which disclosure schedule shall qualify such referenced section and which shall also qualify any explicitly cross-reference section and any other representation and warranty to the extent the relevance of such disclosure to other representations and warranties is reasonably apparent from the actual text of the disclosed exception), Seller hereby represents and warrants to Purchaser as follows:

Section 4.1 Organization, Good Standing, Qualification.

(a) Seller has all requisite power and authority to, and all Permits necessary to, own, lease and operate its assets and properties and to carry on the Seller Business. Seller is duly qualified or licensed to do business and is in good standing in jurisdictions that recognize the concept, as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Seller Material Adverse Effect. Seller and each Seller Subsidiary are in compliance in all material respects with their respective Certificate of Incorporation and Bylaws (or comparable documents) (as amended to date, the “Seller Organizational Documents”).

(b) Seller is an entity duly organized, validly existing and in good standing in the State of Delaware. The copies of the Seller Organizational Documents previously delivered to Purchaser’s counsel are complete and correct, and no amendments thereto are pending. As of the date hereof, (i) 41,215,661 shares of Seller Common Stock are issued and outstanding, (ii) no shares of preferred stock of Seller are issued and outstanding and (iii) based on representations by the parties to the Voting Agreements, the Seller Common Stock subject to the Voting Agreements in favor of Purchaser and in effect as of the date hereof represents not less than twenty-two percent (22%) of the voting power of the outstanding Seller Common Stock as of the date hereof.

Section 4.2 Authority of Seller.

(a) Seller has all requisite right, power and authority to enter into the Transaction Documents to which it is a party and, subject to the Seller Stockholder Approval, to perform its covenants and obligations hereunder and to consummate the Transaction. The execution, delivery and performance of the Transaction Documents to which Seller is a party have been duly authorized by all necessary action on the part of Seller, and no other action on the part of Seller is required in connection therewith. This Agreement has been, and each of the Transaction Documents to which Seller is a party will be, at the Closing, duly executed and delivered by Seller, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Seller and the Seller Subsidiaries). The Transaction Documents constitute, or will when executed and delivered by Seller constitute, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity. The affirmative vote of the holders of a majority of all the shares of Seller Common Stock issued and outstanding on the record date set for the meeting of Seller’s stockholders to approve and adopt this Agreement (such approval, the “Seller Stockholder Approval”) is the only vote of the holders of capital stock of Seller necessary to approve this Agreement and approve the Transaction under applicable Legal Requirements and the Seller Organizational Documents. The Board of Directors of Seller has taken all necessary action so that the restrictions of Section 203 of the Delaware General Corporation Law, the Rights Agreement and any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Legal Requirement enacted under any Legal Requirement applicable to Seller or any Seller Subsidiary do not, and will not, apply to this Agreement or the Transaction.

(b) No material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court, administrative agency or commission or other international, federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, Seller or any Seller Subsidiary in connection with the execution and delivery of this Agreement and the Transaction Documents to which Seller is a party or the consummation of the Transaction, except for (i) the filing of the Proxy Statement with the SEC and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection therewith, and (ii) such other filings and notifications as may be required to be made (and which shall be timely made) by Seller under federal, state or foreign securities laws.

(c) Except as set forth on Schedule 4.2(c), the execution, delivery and performance by Seller or any Seller Subsidiary of this Agreement and the other Transaction Documents to which Seller or any Seller Subsidiary is a party, and the consummation of the Transaction, do not and will not (i) conflict with or violate or result in any violation or breach of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or loss of any material benefit under, or require any authorization, consent, approval, exemption, waiver or Permit from any Person pursuant to, (A) any provision of any Seller Organizational Document, (B) any Legal Requirements or Orders binding upon or applicable to Seller or any Seller Subsidiary, (C) any Governmental Approval, (D) any Permit or (E) any Material Contract, or (ii) result in the creation or imposition of any material Lien on any of the Purchased Assets or any assets of any Seller Subsidiary, other than, in the case of clauses (i)(B) to (D) above, such conflicts, violations, defaults, terminations, cancellations, modifications or accelerations as would not, individually or in the aggregate, be reasonably be expected to have a material effect on the conduct of the Seller Business, taken as a whole, by Purchaser following the Closing.

Section 4.3 Subsidiaries.

(a) Except for the entities set forth in Schedule 4.3(a) (the “Seller Subsidiaries”), Seller does not own, directly or indirectly, any capital stock of or any other equity interest in, or control, directly or indirectly, any other Person, and Seller is not, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Seller Subsidiary is duly organized, validly existing and in good standing, in jurisdictions that recognize the concept, under the laws of its jurisdiction of formation. The Inactive Subsidiary does not own any assets, conduct any business operations or have any Liabilities.

(b) Each Seller Subsidiary has the full corporate power and authority to, and all Permits necessary to, own, lease and operate its properties and to carry on its respective business as presently being conducted. Each Seller Subsidiary is duly qualified or licensed to do business and is in good standing, in jurisdictions that recognize the concept, as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Seller Material Adverse Effect. All of the outstanding share capital of each Seller Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable, and have been issued in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

(c) Schedule 4.3(a) sets forth the ownership and capitalization of each Seller Subsidiary. All of the outstanding capital stock of, or other ownership interest in, each Seller Subsidiary, is owned by Seller, directly or indirectly, free and clear of any Lien, and is freely transferable to Purchaser, without any restriction of any kind or nature. Except as set forth on Schedule 4.3(a), no Seller Subsidiary has any outstanding equity securities or rights or securities convertible or exchangeable for such equity securities. Except as set forth on Schedule 4.3(a), there are no bonds, debentures, notes or other contractual relationships giving any Person the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equityholder of a Seller Subsidiary may vote.

Section 4.4 Seller Financial Statements and Internal Controls.

(a) Seller has filed with the Securities and Exchange Commission (the “SEC”) all material forms, registration statements, prospectuses, reports, schedules and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it since January 1, 2006 under each of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Seller SEC Documents”), all of which, as amended prior to the Agreement Date if applicable, complied in all material respects as to form with all applicable requirements of the Securities Act and/or the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations thereunder. As of their respective dates, the Seller SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the principal executive officer and principal financial officer of Seller (or each former principal executive officer of Seller and each former principal financial officer of Seller, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Seller SEC Documents required to be filed prior to the Agreement Date, and the statements contained in such certifications are true and correct as of the dates thereof. For purposes of this Section 4.4(b), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(c) The consolidated financial statements of Seller included in the Seller SEC Documents (the “Seller Financial Statements”) were prepared in accordance with generally accepted accounting principles effective in the United States (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) and fairly presented in all material respects the consolidated financial position of Seller and the Seller Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal and recurring year-end and quarter-end audit adjustments).

(d) Neither Seller nor any Seller Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Seller and any Seller Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Seller or any Seller Subsidiary in Seller’s or such Seller Subsidiary’s published financial statements or other Seller SEC Documents.

(e) Except as otherwise disclosed in the Seller SEC Documents filed prior to the Agreement Date, Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Except as otherwise disclosed in the Seller SEC Documents filed prior to the Agreement Date, since January 1, 2008, Seller has not received from its independent auditors any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in Seller’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the Agreement Date. Seller has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its independent auditors and the audit committee of its Board of Directors any fraud existing to its Knowledge, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting.

Section 4.5 Liabilities.

(a) The balance sheet of Seller as of June 30, 2009 (the “Balance Sheet Date”) contained in the Seller SEC Documents filed prior to the Agreement Date is hereinafter referred to as the “Seller Balance Sheet.” Except as set forth in the Seller Balance Sheet or Schedule 4.5(a), neither Seller nor any Seller Subsidiary has any Liability of the type required to be reflected in Seller Financial Statements prepared in accordance with GAAP except for (i) those reflected or reserved against on the Seller Balance Sheet, (ii) those incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability for breach of contract, tort, infringement, lawsuit or warranty), (iii) Liabilities for performance of non-payment obligations pursuant to Contracts (other than for breach) and (iv) Seller Transaction Expenses and other Excluded Liabilities incurred in connection with the Transaction.

(b) Neither Seller nor any Seller Subsidiary is or has been a party to any agreement whereby it has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any Liability of any Person (other than Seller or a Seller Subsidiary).

(c) Schedule 4.5(c) sets forth all Indebtedness of Seller and the Seller Subsidiaries.

(d) Schedule 4.5(d) sets forth all Seller Transaction Expenses as of the Agreement Date and a good faith current estimate of all Seller Transaction Expenses expected to be incurred through the Closing Date.

Section 4.6 Absence of Certain Changes. Except as set forth in Schedule 4.6, since December 31, 2008, there has not been, occurred or arisen any:

(a) Seller Material Adverse Effect;

(b) capital expenditures by Seller or any Seller Subsidiary in any amount in excess of $100,000 per month in the aggregate;

(c) material destruction of, material damage to or material loss of any material assets, business or customer of Seller or any Seller Subsidiary;

(d) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or any Seller Subsidiary, except as required by concurrent changes in GAAP;

(e) material revaluation by Seller or any its Subsidiaries of any of the Purchased Assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices;

(f) increase in the salary or other compensation payable or to become payable by Seller or any Seller Subsidiary to (i) Employees, consultants, or contractors in any material respect or (ii) officers or directors, in each case including the modification of any existing compensation or equity arrangements with such individuals, or the declaration, payment or commitment or obligation of any kind for the payment by Seller or any Seller Subsidiary of a bonus or other additional salary or compensation to any such Person (other than in connection with promotional and periodic increases in the base salaries of Employees in connection with Seller’s customary employee review process and grants of bonus and commission rights or opportunities, in each case in the ordinary course of business and consistent with past practices);

(g) sale, lease, sublease, license or other disposition of any of the Purchased Assets, or creation of any material Lien on any of the Purchased Assets (other than Permitted Liens);

(h) loan by Seller or any Seller Subsidiary to any Person, incurrence by Seller or any Seller Subsidiary of any Indebtedness, guarantee by Seller or any Seller Subsidiary of any indebtedness, issuance or sale of any debt securities of Seller or any Seller Subsidiary or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;

(i) waiver or release of any right or claim of Seller or any Seller Subsidiary, including any write-off or other compromise of any account receivable of Seller, except in the ordinary course of business and consistent with past practices;

(j) change in any material election or material accounting method in respect of Taxes, filing of any amendment to a material Tax Return, entering into of any closing agreement, settlement of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(k) agreement by Seller or any Seller Subsidiary to do any of the things described in the preceding clauses (a) through (j) (other than negotiations with Purchaser and its representatives regarding the Transaction).

Section 4.7 Real Property; Leases.

(a) Neither Seller nor any Seller Subsidiary owns any real property.

(b) Schedule 4.7(b) sets forth all Real Property Leases, including, with respect to each such Real Property Lease, the identity of the parties thereto, the addresses and the current aggregate annual rent.

(c) With respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding and enforceable in accordance with its respective terms, and there does not exist under any such Real Property Lease any default by Seller or any Seller Subsidiary, (ii) Seller’s or Seller Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and to Seller’s Knowledge, there are no material disputes with respect to such Real Property Lease; (iii) to the Knowledge of Seller, the other party to such Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in, Seller or any Seller Subsidiary; and (iv) Seller or Seller Subsidiary has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. Seller has delivered to Purchaser complete copies of all Real Property Leases, including all amendments, extensions, renewals, and guaranties with respect thereto.

(d) Except as described in Schedule 4.7(d), Seller or a Seller Subsidiary is the holder of the tenant’s interest under each of the Real Property Leases and has not assigned any Real Property Leases or subleased all or any portion of the premises leased thereunder.

Section 4.8 Title to Property.

(a) Seller and each of the Seller Subsidiaries have good and valid title to, or, in the case of Leased Real Property and leased properties and assets, valid leasehold interests in, all of their respective material tangible properties and assets, real, personal and mixed, used or held for use in the Seller Business, and including for the avoidance of doubt, all Purchased Assets, free and clear of any Liens (other than Permitted Liens). Notwithstanding the foregoing, the representations in this Section 4.8(a) do not apply to Seller Intellectual Property, which are covered by the representations in Section 4.9.

(b) Except as set forth on Schedule 4.8(b), the Purchased Assets (including the Intellectual Property included therein) being transferred to Purchaser at Closing constitute all of the assets (including Intellectual Property) used in the operation of the Seller Business. Immediately subsequent to the Closing, the Purchased Assets, Seller Products and Seller Intellectual Property will be owned by or available for use by Purchaser on terms and conditions identical to those under which Seller owned or used the Purchased Assets, Seller

Products and Seller Intellectual Property immediately prior to the Closing, with no supplemental payments, obligation or loss of benefit of right of any kind to any Person and all Purchased Assets (including Seller Intellectual Property) owned by Seller or a Seller Subsidiary will be fully transferable, alienable or licensable by Purchaser immediately after the Closing without restriction and without payment of any kind to any Person.

Section 4.9 Intellectual Property.

(a) Schedule 4.9(a) lists (i) all Seller Registered Intellectual Property, (ii) all Seller Products, and (iii) all material unregistered Trademarks owned by Seller or a Seller Subsidiary.

(b) Seller has complied in all material respects with the applicable requirements of the United States and foreign patent, trademark and copyright offices or applicable Governmental Entities to maintain the Seller Registered Intellectual Property, including payment of all required fees to such offices or agencies. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Seller Registered Intellectual Property, other than review of pending patent and trademark applications, and neither Seller nor any Seller Subsidiary has any Knowledge of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person.

(c) Seller or a Seller Subsidiary owns all right, title and interest in and to the Intellectual Property set forth or required to be set forth on Schedule 4.9(a)(i) and 4.9(a)(ii) and all components of each (unless such component is licensed under a Contract or agreement listed in Schedule 4.9(h)) free and clear of all Liens (other than Permitted Liens or any outbound license contained in any Contract listed in Schedules 4.11(a)(x), (xi) or (xv)), and each item of Seller Intellectual Property is either (i) owned solely by Seller or a Seller Subsidiary, or (ii) rightfully used and authorized for use by Seller or a Seller Subsidiary and their permitted successors pursuant to a valid and enforceable written license. Each item of Seller Intellectual Property owned by Seller or any Seller Subsidiary is free and clear of any Liens, other than Permitted Liens.

(d) Neither the Seller Products nor the conduct of the Seller Business infringe, misappropriate any other Person’s rights in such Person’s Copyrights, Trade Secrets, Patents, Trademarks, or other Intellectual Property, or give rise to any claim of unfair competition. No funds or facilities of any university, other educational institution nor funding from any government were used in the development of either any Seller Intellectual Property owned by Seller or any Seller Subsidiary or any Seller Products. During the forty-eight (48) months prior to the Agreement Date, Seller has not received any written notice asserting that either the Seller Products or the conduct of the Seller Business infringes or misappropriates any Intellectual Property rights of any other Person nor has Seller received any unsolicited written offers to license Intellectual Property from any other Person. To Seller’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any Seller Intellectual Property by any third party or Employee.

(e) Schedule 4.9(e) lists (i) all source code escrow and similar agreements pursuant to which any Seller Intellectual Property owned by Seller or any Seller Subsidiary has been deposited into escrow and the release conditions of each such escrow (other than the following release conditions (a) bankruptcy, insolvency, or the cessation of business, including but not limited to assignment for the benefit of creditors, inability to pay debts as they become due, appointment of a receiver, dissolution, a wind up, or liquidation, (b) breach of maintenance and support obligations after failure to cure such breach within the applicable cure period set forth in the Agreement, including but not limited to the discontinuance or inability to provide technical support or similar support obligations or inability to correct material defects in a Seller Product, or (c) ceasing to develop, market or maintain a Seller Product), and (ii) each instance where Seller or any Subsidiary has disclosed the source code for any Seller Product to any Person, other than to Employees or consultants of Seller or any Seller Subsidiary in connection with the performance of services for or on behalf of Seller or any Seller Subsidiary at Seller’s or Seller Subsidiary’s facilities.

(f) In each case in which Seller or a Seller Subsidiary has acquired ownership of any Intellectual Property from any Person, Seller or such Seller Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all of the assignor’s rights in and to such Intellectual Property to Seller or such Seller Subsidiary to the maximum extent permitted by applicable Legal Requirements. Seller and the Seller Subsidiaries have taken all reasonable best efforts and measures to maintain in confidence all Trade Secrets and Confidential Information owned or used by Seller or any of the Seller Subsidiaries, including by having and using reasonable best efforts to enforce a policy requiring all current and former Employees, consultants and contractors of Seller and the Seller Subsidiaries to execute appropriate confidentiality and intellectual property agreements. Seller has and secured from each Employee or independent contractor of Seller or a Seller Subsidiary who is or was involved in the creation or development of any of the Purchased Assets a valid and enforceable written agreement containing an assignment of Intellectual Property in such Purchased Assets to Seller or a Seller Subsidiary. Seller has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information owned or used by Seller or any of the Seller Subsidiaries.

(g) To the Knowledge of Seller, the Seller Products do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware.

(h) Schedule 4.9(h) lists all licenses, sublicenses and other agreements pursuant to which Seller is authorized to use any Software or Intellectual Property of third Persons, that is (i) incorporated in, linked with or bundled with the Seller Products or Seller Intellectual Property, in each case identifying the Seller Product(s) and/or Seller Intellectual Property with which it is used or (ii) used in the conduct of the Seller Business (other than generally available commercial unmodified off the shelf software with an aggregate initial purchase price of less than $100,000 and aggregate annual support and maintenance fees (and other annual costs) of less than $25,000 that is not incorporated in or bundled with the Seller Products).

(i) Except as set forth on Schedule 4.9(i), the Seller Intellectual Property and the Seller Products do not include, are not derived from (in whole or in part) and are not distributed with any Publicly Available Software. Schedule 4.9(i) includes: (i) the name and version number or other identification of the applicable license agreement for each such item of Publicly Available Software, (ii) the Seller Intellectual Property and the Seller Products to which each such item of Publicly Available Software relates, (iii) whether such Publicly Available Software is modified by the Seller, and (iv) a reasonably detailed description of the manner in which such Publicly Available Software is used, modified and/or distributed by Seller. Neither Seller nor any of the Seller Subsidiaries has distributed or otherwise provided, used or modified Publicly Available Software in whole or in part in the former, current or currently planned development of any part of Seller Intellectual Property or Seller Product in a manner that may subject, conditionally or otherwise, Seller Intellectual Property owned by Seller or any Seller Product, in whole or in part, to all or part of the license obligations of any Publicly Available Software license. To Seller’s Knowledge, no licensee of Seller has received from Seller or distributed to any third party any combination of Publicly Available Software with a Seller Product or any Seller Intellectual Property owned by Seller in a manner that may subject Seller Intellectual Property owned by Seller, in whole or in part, to all or part of the license obligations of any Publicly Available Software.

(j) None of Seller’s or any of the Seller Subsidiaries’ professional services agreements with their customers, agreements with merchants, agreements with outside consultants for the performance of professional services on the behalf of Seller, the Seller Subsidiaries or any of their respective customers, nor any agreement or license with any end user or reseller of Seller’s or any Seller Subsidiary’s products, confers upon any Person other than Seller or any Seller Subsidiary ownership of or an exclusive license to any Intellectual Property developed by or for Seller in connection with such agreement or license that is used in any of the Seller Products.

(k) Neither Seller nor any of the Seller Subsidiaries has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of Seller Intellectual Property owned by Seller or restrict the ability of Seller or any of the Seller Subsidiaries to enforce, license, or exclude others from using Seller Intellectual Property owned by Seller.

(l) With respect to the IT Assets, to the Seller’s Knowledge, (i) there have been no unauthorized intrusions or breaches of security, (ii) there has not been any material malfunction that has not been remedied or replaced in all material respects, (iii) within the past thirty-six (36) months, there has been no material unplanned downtime or material service interruption, and (iv) Seller and all Seller Subsidiaries have a reasonable disaster recovery plan in place.

Section 4.10 Product Warranties; Defects; Liabilities. Each product (including any Software and any portion or version thereof) that has been, is currently proposed to be, or is manufactured, sold or licensed by Seller or any Seller Subsidiary in the conduct of the Seller Business (collectively, the “Seller Products”) has conformed in all material respects to all applicable contractual commitments and all applicable express and implied warranties.

Section 4.11 Contracts.

(a) Schedule 4.11 lists each of the following types of Seller Contracts in effect as of the Agreement Date (including names of parties and date of execution) (such Contracts, together with any Seller Contract required to be filed with the SEC pursuant to Item 601 of Regulation S-K promulgated under the Exchange Act and those Contracts listed on Schedule 4.9(e) and Schedule 4.9(h) collectively, the “Material Contracts”):

(i) any Contract that required in 2008, or requires (or is reasonably likely to require) in 2009 or 2010, the payment or delivery of cash or other consideration by or to Seller or any Seller Subsidiary in an amount or having a value in excess of $250,000;

(ii) any collective bargaining agreement or other Contract with any labor union;

(iii) (1) any employment Contract with any officer, director, Employee, advisor or member of Seller’s or any Seller Subsidiary’s Board of Directors (x) that is not immediately terminable by Seller or any Seller Subsidiary without cost or Liability to Seller or any such Seller Subsidiary, other than (A) offer letters or similar agreements with Employees that do not provide for any severance or similar payment or, in the case of Employees outside the United States, or any severance or similar payment in excess of amounts as required by applicable Legal Requirements, (B) confidentiality, nondisclosure or similar agreements and (C) invention assignment agreements or (y) that reflects annual compensation in excess of $150,000; (2) (A) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with, or arising from, the Transaction or (B) any Contract providing for severance in excess of $75,000 (other than, in the case of Employees outside the United States, such severance as required by applicable Legal Requirements); and (3) any Contract providing for indemnification of any officer, director, manager or employee of Seller or any Seller Subsidiary;

(iv) any fidelity or surety bond or completion bond;

(v) any Real Property Leases or Personal Property Leases, or any Contract by which Seller or any Seller Subsidiary is a lessor of any real or material personal property, in each case involving payment in excess of $75,000 per annum;

(vi) any Contract containing any covenant limiting the freedom of Seller or any Seller Subsidiary to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service or “most favored nation” status, other than any covenant or contractual commitment (A) prohibiting Seller or any Seller Subsidiary from soliciting the employees, consultants, contractors or customers of the counterparty to such Contract (for the avoidance of doubt, which solicitation provisions do not constitute restrictions on competition or business operations by Seller or any Seller Subsidiary) or (B) limiting the ability of Seller or any Seller Subsidiary to raise or otherwise change its pricing for Seller Products to its customers during the current term of such customer Contract or any renewal term thereof;

(vii) any Contract relating to capital expenditures and involving future payments in excess of $100,000;

(viii) any Contract relating to the disposition of assets or any interest in any business enterprise outside the ordinary course of the Seller Business or any Contract relating to the acquisition of material assets or any material interest in any business enterprise;

(ix) any mortgages, indentures, letters of credit, loans or credit agreements, security agreements, guaranties or other agreements or instruments relating to Indebtedness or to the borrowing or lending of money or the extension of credit;

(x) any joint venture, partnership, strategic alliance or other agreement involving the sharing of profits and losses with any Person and any integrator, reseller, distribution, joint marketing or similar arrangement relating to any product or service (collectively, “Partner Contracts”);

(xi) other than any Contracts listed in Schedule 4.9(e), any Contract pursuant to which Seller or any Seller Subsidiary has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code, including any Contract which provide for source code escrow arrangements;

(xii) any Contract pursuant to which Seller or any Seller Subsidiary has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that would likely result in payments in excess of $100,000 (other than indemnification or guarantee obligations pursuant to license, service, maintenance, support, customer or reseller agreements entered into by Seller or any Seller Subsidiary in the ordinary course of business);

(xiii) other than any Contract listed on Schedule 4.9(h), any Contract pursuant to which Seller or any Seller Subsidiary licenses from a third party any Seller Intellectual Property (“IP Supplier Contracts”), other than generally available commercial unmodified off-the-shelf software with an aggregate initial purchase price of less than $100,000 and aggregate annual support and maintenance fees (and other annual costs) of less than $25,000 that is not incorporated in or bundled with the Seller Products;

(xiv) any hedging, futures, option or other derivative Contract;

(xv) any Contract pursuant to which Seller or any Seller Subsidiary has granted or may be obligated to grant to any Person a license of any Intellectual Property (other than nonexclusive licenses to customers of Seller Products in the ordinary course of business);

(xvi) any minimum requirement Contract;

(xvii) any power of attorney executed by or on behalf of Seller or any Seller Subsidiary;

(xviii) any Contract that contains “standstill” or similar provisions to which Seller or any Seller Subsidiary is subject;

(xix) any Contract with a Governmental Entity;

(xx) any Contract not listed in clauses (i) through (xix) not entered into in the ordinary course of business and involving more than $100,000;

(xxi) any contractual obligations that Seller would be required to disclose pursuant to Item 303(a)(5) of Regulation S-K promulgated under the Exchange Act; and

(xxii) any Contract (other than stock option grant agreements with directors and officers of Seller or any Seller Subsidiary) with any Voting Stockholder or one or more of their Affiliates entered into after January 1, 2008 (excluding Seller as an Affiliate for purposes of this clause (xxii)).

(b) Each Material Contract is in full force and effect and is valid, binding and enforceable against each party thereto in accordance with its terms. Seller and each of the Seller Subsidiaries are in material compliance with and have not breached, violated or defaulted in any material respect under, or received written notice that they have breached, violated or defaulted in any material respect under, any of the terms or conditions of any Material Contract (whether or not such breach, violation or default has been cured), nor does Seller have Knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or Knowledge of any breach, violation or default by any third party. Seller has provided complete and accurate copies of each Material Contract to Purchaser. Except as set forth on Schedule 4.2(c), each Material Contract is assignable and transferable to Purchaser without the consent of, or notice to, any Person and without any payment or penalty of any kind (including any loss or restriction of any right or expansion or creation of any obligation).

(c) Neither Seller nor any Seller Subsidiary has either (i) received any written notice from any counterparty to an IP Supplier Contract to the effect that such party will stop, not renew an agreement related to, materially change the terms (whether related to payment, price or otherwise) of an agreement related to, or materially increase the rate, costs, prices or expenses of supplying materials, Software, products or services to Seller or any Seller Subsidiary or (ii) received any written notice from any counterparty to a Partner Contract, customer or end user of any Seller Product or services related to Seller Products to the effect that any such party to a Partner Contract, customer, or end user will stop, or materially decrease the rate of, buying such products or services, in each case, whether as a result of the consummation of the Transaction or otherwise, and as of the Agreement Date, Seller does not have Knowledge of any facts, events or occurrences that would indicate a reasonable likelihood of any of the foregoing.

(d) Seller and each Seller Subsidiary have paid any and all license fees, royalties and other amounts under each IP Supplier Contract and Partner Contract in compliance in all material respects with the terms of such Contract.

Section 4.12 Change of Control Payments.

(a) Schedule 4.12(a) sets forth each plan or Contract pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or Employees of Seller or any Seller Subsidiary as a result of or in connection with the execution and delivery of this Agreement or the consummation of the Transaction. In addition, except as set forth on Schedule 4.12(a), neither the execution and delivery of this Agreement nor the consummation of the Transaction will (i) increase any benefits otherwise payable under any Seller Employee Plan or any other Contract or (ii) result in the acceleration of the time of payment or vesting of any benefits under any Seller Employee Plan or any other Contract.

(b) Except as set forth on Schedule 4.5(c) or Schedule 4.12(b), neither Seller nor any Seller Subsidiary has any Liability in respect of (i) any amounts owed by Seller or any Seller Subsidiary to any Person under any noncompetition or consulting arrangements; (ii) obligations, contingent or otherwise, arising from deferred compensation arrangements, or (iii) any obligations for transaction or retention bonuses, severance payments, change-in-control payments, or other payments under employment agreements, benefit plans, or other similar arrangements that become, or may become, payable to any Employee as a result of the Transaction.

Section 4.13 Interested Party Transactions. Except as disclosed in Seller’s definitive proxy statements included in the Seller SEC Documents prior to the Agreement Date, no event has occurred and no relationship exists that would be required to be reported by Seller pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 4.14 Compliance with Laws. Seller and each of the Seller Subsidiaries have complied in all material respects with and are in compliance in all material respects with, and are not in material violation of, any Legal Requirement or Data Protection Regulation. Neither Seller nor any Seller Subsidiary has received any written notice from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement that has not been cured or resolved.

Section 4.15 Litigation. Except as disclosed on Schedule 4.15, there is no material action, suit or proceeding of any nature pending or, to Seller’s Knowledge, threatened against Seller or any of the Seller Subsidiaries, any of the Purchased Assets or any of their respective officers, directors or Employees. None of Seller, any of the Seller Subsidiaries or their respective properties is subject to any Order that materially impairs Seller’s or any such Seller Subsidiary’s ability to operate their respective businesses. Seller is fully insured with respect to each of the matters required to be set forth on Schedule 4.15 (except as otherwise noted thereon and except to the extent of any applicable insurance deductibles). There are no pending internal investigations or inquiries being conducted.

Section 4.16 Insurance. Schedule 4.16 sets forth all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and directors of Seller or any of the Seller Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by Seller or any of the Seller Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Seller has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and Seller, the Seller Subsidiaries and their Affiliates are otherwise in material compliance with the terms of such policies and bonds.

Section 4.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, neither Seller nor any of the Seller Subsidiaries has (i) operated any underground storage tanks at any property that Seller or any Seller Subsidiary has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Legal Requirements to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Legal Requirements (a “Hazardous Material”).

Section 4.18 Brokers’ and Finders’ Fees. Except for fees payable to Pagemill Partners LLC, neither Seller nor any of the Seller Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the other Transaction Documents and the Transaction. Seller has provided Purchaser a true and correct copy of its agreement(s) with Pagemill Partners LLC.

Section 4.19 Employee Benefit Plans.

(a) Schedule. Schedule 4.19(a) sets forth each Seller Employee Plan. Seller has made available to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination or opinion letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each Seller Employee Plan.

(b) Employee Plan Compliance. Seller and each Seller Subsidiary has performed all material obligations required to be performed by it under each Seller Employee Plan and each Seller Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Legal Requirements, including ERISA and the Code, and nothing has occurred with respect to any Seller Employee Plan that has subjected or could reasonably be anticipated to subject Seller or any Seller Subsidiary to a material penalty under Section 502 of ERISA or to a material excise tax under the Code. There have been no non-exempt “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code), or breaches of fiduciary duty that could reasonably be expected to result in any material liability with respect to any Seller Employee Plan. Each Seller Employee Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from (or may rely on an opinion letter issued by) the Internal Revenue Service that such Seller Employee Plan is so qualified, and to the knowledge of Seller, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Seller Employee Plan. There are no pending or threatened claims against any Seller Employee Plan, other than routine claims for benefits, including routine domestic relations orders.

(c) No Title IV Plans. None of Seller, any Seller Subsidiary or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, or incurred any Liability with respect to, any “employee pension benefit plan” (as defined by Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code. Neither Seller nor any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. No Seller Employee Plan is a “multiple employer plan” as defined in Section 210 of ERISA.

(d) No Multiemployer Plans. At no time has Seller, any Seller Subsidiary or any ERISA Affiliate contributed to or been required to contribute to, or incurred any Liability with respect to, any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(e) No Post-Employment Obligations. No Seller Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee or former Employee upon his or her retirement or termination of employment for any reason, except as may be required by applicable Legal Requirements, and neither Seller nor any Seller Subsidiary has ever contracted to any Employee or former Employee (either individually or to Employees or former Employees as a group) that such employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by applicable Legal Requirements.

(f) Plan Funding. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each Seller Employee Plan which is an “employee pension benefit plan” and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such “employee pension benefit plan” or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued in accordance with the past custom and practice of Seller with respect to each Seller Employee Plan which is an “employee welfare benefit plan” (as defined by Section 3(1) of ERISA).

(g) 409A Compliance. Each Seller Employee Plan (or other arrangement) that constitutes a nonqualified deferred compensation plan for purposes of Section 409A of the Code has been operated in substantial compliance with Section 409A of the Code and all applicable guidance from the Internal Revenue Service.

(h) Foreign Plans. Each Seller Employee Plan that provides benefits to Employees located outside the United States (each, a “Foreign Plan”) has in all material respects complied with the applicable registration, reporting and disclosure Legal Requirements, and Seller and the Seller Subsidiaries have at all times satisfied all contribution obligations to all applicable government sponsored pension or welfare benefit programs. No Foreign Plan is a defined benefit pension plan or provides welfare benefits to retirees.

Section 4.20 Employment Matters.

(a) Seller has provided to Purchaser, with respect to each Employee as of the Agreement Date (i) the name of such Employee and the date as of which such Employee was originally hired by Seller or any of the Seller Subsidiaries, and whether the Employee is on an active or inactive status; (ii) such Employee’s title; and (iii) such Employee’s current annualized base compensation as of the Agreement Date.

(b) Neither Seller nor any of the Seller Subsidiaries is presently, nor have they been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract. Neither Seller nor any of the Seller Subsidiaries has any Knowledge of any activities or proceedings of any labor union to organize any Employees.

(c) Since December 31, 2005, there has never been any slowdown, work stoppage, organized or collective labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller, any of the Seller Subsidiaries or any Employees.

(d) All individuals who are performing or have performed consulting or other services for Seller or any of the Seller Subsidiaries are or were correctly classified in all material respects by Seller or such Subsidiary as either “independent contractors” or “employees” as the case may be and, with respect to those currently performing services, will, at the Closing Date, qualify for such classification.

(e) Neither Seller nor any of the Seller Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Act of 1998, as amended, as a result of any action taken by Seller (other than as a result of any of the transactions contemplated by this Agreement).

(f) Seller and each Seller Subsidiary, and to Seller’s Knowledge, each Employee, is in compliance in all material respects with all applicable visa and work permit requirements.

(g) Seller and each Seller Subsidiary has paid all bonuses payable to Employees in respect of fiscal year 2008, and all bonuses of any kind or nature payable during (or in respect of) fiscal year 2009 have been fully accrued in accordance with GAAP on the Seller Financial Statements.

Section 4.21 Tax Matters.

(a) (i) Seller and each Seller Subsidiary has timely filed all Tax Returns that it was required to file, and each such Tax Return is true, correct and complete in all material respects; (ii) all Taxes payable by Seller and the Seller Subsidiaries have been paid in full on a timely basis, and (iii) Seller and each Seller Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b) None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(c) (i) No deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed by any Taxing authority in writing against Seller or any of the Seller Subsidiaries, (ii) neither Seller nor any of the Seller Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (iii) as of the date hereof, there are no ongoing or pending Tax audits of which notification from a Taxing authority has been received by Seller or any of the Seller Subsidiaries, or administrative or judicial proceedings, in progress or pending with respect to Seller or any of the Seller Subsidiaries, (iv) neither Seller nor any of the Seller Subsidiaries has received any notice from any taxing authority in any jurisdiction in which Seller or any of the Seller Subsidiaries does not file Tax Returns that it is required to file Tax Returns or pay Taxes in such jurisdiction; (v) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or any of the Seller Subsidiaries; and (vi) neither Seller nor any of the Seller Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreement or arrangement, whether or not in writing, that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(d) Neither Seller nor any of the Seller Subsidiaries has participated in any “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations and Seller and the Seller Subsidiaries have properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations.

Section 4.22 Governmental Approval. Each material Permit or Governmental Approval (i) pursuant to which Seller or any of the Seller Subsidiaries currently operates or holds any interest in any of its assets or properties or (ii) which is required for the operation of the Seller Business or the holding of any such interest is in full force and effect. Except as set forth on Schedule 4.22, all of such Permits and Governmental Approvals are freely transferable to Purchaser.

Section 4.23 Opinion of Financial Advisor. Seller’s financial advisor, Pagemill Partners LLC, has delivered to Seller’s Board of Directors a written opinion to the effect that, as of the date of such opinion, the Purchase Price to be received by Seller hereunder is fair, from a financial point of view, to Seller.

Section 4.24 Compliance with OFAC. None of Seller, the Seller Subsidiaries, nor, to the Knowledge of Seller, any director, officer, agent, employee or affiliate of Seller or any Seller Subsidiary is currently subject to any material U.S. sanctions administered by the Office of Foreign Assets Control of the U. S. Department of the Treasury (“OFAC”). Without limiting the foregoing, Seller and each Seller Subsidiary has been in compliance in all material respects and will comply in all material respects with all applicable Legal Requirements including all trade regulations administered and enforced by OFAC, all export administration regulations and all U.S. antiboycott regulations.

Section 4.25 Information Supplied. The preliminary and definitive proxy statements to be filed by Seller with the SEC relating to the Seller Stockholders Meeting (as amended or supplemented, the “Proxy Statement”) shall not, on each relevant filing date, on the date of mailing to Seller’s stockholders and at the time of the Seller Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied in writing by Purchaser specifically for inclusion in the Proxy Statement.

Section 4.26 Existing Confidentiality Agreements. Each Participant in the Process has entered into a confidentiality agreement with Seller (the “Existing Confidentiality Agreements”). Each Existing Confidentiality Agreement (a) contains confidentiality terms and conditions substantially similar to the Confidentiality Agreement, (b) is in full force and effect, and (c) is a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, the counterparty thereto, enforceable against Seller and, to Seller’s Knowledge, such counterparty in accordance with its terms. To Seller’s Knowledge, as of the Agreement Date, no counterparty is or is alleged to be in breach or violation of any such confidentiality agreement, and no counterparty has requested that Seller waive any provision (including any standstill provision) contained in any such confidentiality agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing, in jurisdictions that recognize the concept, as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate with any such other failures, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations pursuant to this Agreement and the Transaction Documents and to consummate the Transaction in a timely manner (a “Purchaser Material Adverse Effect”).

Section 5.2 Authority. Purchaser has all requisite right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, subject to the Seller Stockholder Approval, to consummate the Transaction. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action on the part of Purchaser, and no other action on the part of Purchaser is required in connection therewith. This Agreement has been, and each of the Transaction Documents to which Purchaser is a party will be at the Closing, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Purchaser), this Agreement constitutes, and in the case of the other Transaction Documents will at Closing constitute, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents by Purchaser or the consummation by Purchaser of the Transaction except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, filings, or notices that if not obtained or made would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.3 No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party, and the consummation of the Transaction, do not and will not conflict with or violate or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of any charter, by-laws and any other applicable organizational documents of Purchaser, as in effect on the Agreement Date, (ii) any material Contract to which Purchaser is a party or to which they or any of its properties or assets (whether tangible or intangible) is subject or bound, or (iii) any Legal Requirement or Orders binding upon or applicable to Purchaser or any of its properties (whether tangible or intangible) or assets, except, in the case of (ii) or (iii), for such conflicts, violations, defaults, terminations, cancellations, modifications or accelerations as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4 Sufficient Funds. Purchaser has delivered to Seller a complete and accurate copy of an executed Guaranty from the Guarantor pursuant to which the Guarantor has committed, on the terms and subject solely and exclusively to the conditions set forth therein, to guarantee Purchaser’s obligation to pay the Purchase Price, on the terms and subject to the conditions, set forth therein.

Section 5.5 Information Supplied. The information supplied by Purchaser for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to Seller’s stockholders and at the time of the Seller Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by Seller that is contained in the Proxy Statement.

Section 5.6 No Other Seller Representations or Warranties. Except for the representations and warranties set forth in this Agreement or any other Transaction Document, Purchaser hereby acknowledges and agrees that neither Seller nor any Seller Subsidiary, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Seller or any Seller Subsidiary or their respective business or operations, or with respect to projections, forecasts or other forward-looking statements that may have been furnished to Purchaser. Notwithstanding the foregoing, nothing in this Section 5.6 or elsewhere in this Agreement shall (i) relieve any Person of liability for fraud or willful misconduct (ii) prevent any party from relying on the representations and warranties of the other party set forth in this Agreement or any other Transaction Document or (iii) be given effect in any claim in respect of fraud or willful misconduct.

ARTICLE 6

PRE-CLOSING COVENANTS

Section 6.1 Conduct of the Business Prior to Closing.

(a) From the Agreement Date until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date (such earlier period, the “Pre-Closing Period”), except to the extent expressly provided otherwise in Section 6.1(a) of the Seller Disclosure Schedule, or as consented to in writing by Purchaser, Seller shall, and Seller shall cause each of the Seller Subsidiaries to, operate the Seller Business in all material respects in the ordinary course of business consistent with past practices and in material compliance with all applicable Legal Requirements.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except to the extent expressly provided otherwise in this Agreement or Section 6.1(b) of the Seller Disclosure Schedule, Seller and the Seller Subsidiaries shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly:

(i) acquire (whether by merging or consolidating with, purchasing or by any other manner) any equity securities or assets (other than capital expenditures permitted by Section 6.1(b)(ix)) of any business or any Person or any portion thereof;

(ii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Seller or any of the Seller Subsidiaries;

(iii) incur any Lien on, or sell, transfer, lease, assign, license or otherwise encumber or dispose of any of the Purchased Assets or assets of any Seller Subsidiary, except for the sale of Inventory and the granting of non-exclusive licenses to customers, resellers or distributors of Seller Products, in each case in the ordinary course of business;

(iv) except as required by applicable Legal Requirements or GAAP, materially revalue any of the Purchased Assets or assets of any Seller Subsidiary, including writing-off notes or accounts receivable;

(v) enter into any Contract that if in effect on the Agreement Date, would constitute a Material Contract (other than non-exclusive licenses with customers and non-exclusive reseller or distributor agreements each in the ordinary course of business, in each case which would not be required to be disclosed pursuant to Section 4.2(c) if in effect on the Agreement Date); provided, however, that notwithstanding the foregoing, (A) with respect to renewals of customer agreements upon substantially similar terms as the agreement being renewed, Seller shall only be required to consult with Purchaser prior to such renewal, but not to obtain the prior written consent of Purchaser and (B) with respect to the entry into any new customer agreements or granting of any new licenses, Purchaser’s consent shall be deemed to have been given solely for purposes of this Section 6.1(b)(v) unless Purchaser shall have objected to the entry into such agreement within three (3) Business Days after a written request (containing the applicable contract and a written summary of the terms thereof) for such consent by Seller;

(vi) violate or amend in any material respect or terminate any Material Contract or Governmental Approval, except expirations of Material Contracts by their respective terms;

(vii) commence a Proceeding other than (A) for the routine collection of accounts receivables, (B) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages or (C) with respect to the Excluded Assets or Excluded Liabilities;

(viii) purchase, lease, license or otherwise acquire any assets which are material, individually or in the aggregate, to the Seller Business, except for supplies acquired by Seller in the ordinary course of business, licenses to generally available commercial unmodified off-the-shelf software with an aggregate initial purchase price of less than $100,000 and aggregate annual support and maintenance fees (and other annual costs) of less than $25,000 that is not incorporated in or bundled with the Seller Products, or for capital expenditures permitted by Section 6.1(b)(ix);

(ix) incur or commit to incur any capital expenditures in excess of One Hundred Thousand Dollars ($100,000) in the aggregate in any month;

(x) borrow from any Person (other than Purchaser) by way of a loan, advance, guaranty, endorsement, indemnity, or warranty;

(xi) change in any material respect its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records (other than as may be required by GAAP);

(xii) amend any Seller Organizational Document or Assumed Plan in any manner;

(xiii) (A) hire any new employee or terminate any existing employee, in each case at the level of Vice President or above or with an annual base salary in excess of $100,000, (B) increase the annual level of compensation of any Employee except for regular, scheduled compensation increases in connection with promotions or in the ordinary course of business, or (C) establish or adopt any Employee Benefit Plan, or (D) grant any bonuses, benefits or other forms of direct or indirect compensation to any Employee, officer, director or consultant, except that Seller and the Selling Subsidiaries may (1) provide routine salary increases to non-executive Employees in the ordinary course of business in connection with customary employee review processes or promotions, (2) grant, or accelerate the vesting of, stock options or other equity compensation to any Employee, (3) amend any Employee Benefit Plan to the extent required by applicable Legal Requirements, or (4) make customary bonus and commission payments consistent with past practices, in accordance with bonus and commission plans and programs in effect on the Agreement Date;

(xiv) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case only to the extent such action could (1) result in successor liability for Purchaser, or (2) give rise to a Lien on any of the Purchased Assets or assets of any Seller Subsidiary;

(xv) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, or enter into any agreement with respect to the voting of its capital stock (other than the Voting Agreements)

(xvi) issue, grant or amend any Contract with respect to any options to acquire any of its capital stock;

(xvii) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any Indebtedness;

(xviii) settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation, litigation or dispute (except in connection with disputes with respect to accounts payable in the ordinary course of business where the amount in controversy does not exceed $10,000);

(xix) take any action or omit to take any action that would require disclosure pursuant to Section 4.6; or

(xx) agree, in writing or otherwise, to take any of the actions described in Section 6.1(b)(i) through (xix) above.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 6.1(b) are not intended to give Purchaser, directly or indirectly, the right to control or direct the business or operations of Seller or any of the Seller Subsidiaries at any time prior to the Closing. Prior to the Closing, Seller and the Seller Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, control and supervision over their own business and operations.

Section 6.2 No Solicitation; Acquisition Proposals; Seller Board Recommendation Change.

(a) During the Pre-Closing Period, Seller and the Seller Subsidiaries shall not (and they shall cause their respective Affiliates and Representatives to not), directly or indirectly,

(i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal;

(ii) furnish to any Person (other than to Purchaser or any designees of Purchaser) any non-public information regarding Seller or any Seller Subsidiary, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Seller or any Seller Subsidiary (other than to Purchaser or any designees of Purchaser);

(iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

(iv) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement); or

(v) grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover laws or the Rights Agreement.

(b) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, until Seller’s receipt of the Seller Stockholder Approval, Seller’s Board of Directors may, directly or indirectly through one or more Representatives, (i) participate or engage in discussions or negotiations with, (ii) furnish any non-public information relating to Seller or any Seller Subsidiary to, and/or (iii) afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of Seller or any Seller Subsidiary, in each case pursuant to an Acceptable Confidentiality Agreement, (provided that Seller shall promptly make available to Purchaser any material non-public information concerning Seller and the Seller Subsidiaries that is provided to any Person given such access which was not previously made available to Purchaser) to any Person (other than, in the case of subsections (ii) and (iii) of this Section 6.2(b) above, a Prior Bidder) (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has first delivered to Seller a written Acquisition Proposal (that includes a proposed purchase agreement with respect thereto) during the Pre-Closing Period and prior to the receipt of the Seller Stockholder Approval that was not solicited in breach of Section 6.2(a) above, provided that Seller’s Board of Directors shall have first determined in good faith (after consultation with its financial advisor and outside legal counsel) that (x) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (y) the failure to take such action would result in a breach of its fiduciary duties to Seller’s stockholders under applicable Legal Requirements; provided, further, that Seller shall not provide competitively sensitive information to any Competitor unless such Competitor has made a Superior Proposal at price per share higher than the Purchase Price divided by the number of then outstanding shares of Seller Common Stock and (x) has certified to Seller in writing that it has completed legal, financial and accounting due diligence (other than with respect to the withheld information), (y) has unrestricted available cash and/or is a party to a definitive agreement (which is not subject to any conditions relating to due diligence) with one or more institutional lenders under which such party may borrow funds, and/or such lender has provided firm and guaranteed financing commitments (which financing is guaranteed by a party with unrestricted available cash pursuant to an executed guarantee which is at least as favorable to the Company as the Guarantee) to Seller (subject only to such financing source’s review of such competitively sensitive information), in each case in an amount equal to at least the aggregate price payable pursuant to such Superior Proposal plus the amount of any Purchaser Expenses and Termination Fees payable hereunder and (z) agreed to contract terms and conditions in each case (including with respect to any regulatory filings and approvals) no less favorable in the aggregate to Seller than those contained in this Agreement.

(c) Except as expressly provided by Section 6.2(d), neither Seller’s Board of Directors nor any committee thereof shall:

(i) effect a Seller Board Recommendation Change; or

(ii) cause or permit Seller or any Seller Subsidiary to enter into any acquisition agreement, merger agreement or other Contract (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Seller Stockholder Approval, if Seller has received a bona fide written Acquisition Proposal that is not withdrawn from any Person and that Seller’s Board of Directors concludes in good faith constitutes a Superior Proposal, (A) Seller’s Board of Directors may effect a Seller Board Recommendation Change with respect to such Superior Proposal, and (B) Seller’s Board of Directors may authorize Seller to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i) Seller’s Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would result in a breach of its fiduciary obligations to Seller’s stockholders under applicable Legal Requirements;

(ii) Seller shall have complied in all material respects with its obligations under this Section 6.2 with respect to such Superior Proposal; and

(iii) (A) Seller shall have provided prior written notice to Purchaser at least five (5) Business Days in advance (the “Notice Period”) to the effect that absent any revision to the terms and conditions of this Agreement, Seller’s Board of Directors has resolved to effect a Seller Board Recommendation Change and/or to terminate this Agreement pursuant to this Section 6.2(d), which notice shall specify the basis for such Seller Board Recommendation Change or termination, including the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal; and (B) prior to effecting such Seller Board Recommendation Change or termination, Seller shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) negotiate with Purchaser and any of its Representatives exclusively and in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that obviates the need for a Seller Board Recommendation Change and/or termination of this Agreement, and (2) permit Purchaser and/or its Representatives to make a presentation to Seller’s Board of Directors regarding this Agreement and any adjustments with respect thereto (to the extent Purchaser desires to make such presentation), and all such discussions or negotiations (including the terms thereof) shall be kept strictly confidential and shall be subject to the terms and conditions of the Confidentiality Agreement; provided, that in the event of any material substantive changes or additions to the terms and conditions of the Acquisition Proposal that Seller’s Board of Directors has determined to be a Superior Proposal, Seller shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 6.2 (including by providing an additional five (5) Business Days prior written notice pursuant to this Section 6.2(d)) with respect to such new written notice.

(e) Seller agrees that it will keep Purchaser reasonably informed regarding the matters contemplated by this Section 6.2 (including any Acquisition Proposals and a description and list of all information or access provided pursuant to Section 6.2(b) above). Without limiting the generality of the foregoing, Seller agrees that it will promptly (and, in any event, within 24 hours) notify Purchaser if any proposals or offers with respect to an Acquisition Proposal are received by Seller or any Representative of Seller indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, whether such Person or any member of any group of Persons is a Prior Bidder or a Competitor, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(f) Seller agrees that in the event Seller, any Seller Subsidiary or any Representative of Seller takes any action which, if taken by Seller, would constitute a breach of this Section 6.2 then Seller shall be deemed to be in breach of this Section 6.2.

Section 6.3 Proxy Statement.

(a) Seller shall use its best efforts to prepare, and file with the SEC within five (5) Business Days after the Agreement Date (and shall in any event file within ten (10) Business Days after the Agreement Date), the preliminary Proxy Statement relating to the Seller Stockholders Meeting. Seller shall not include in the Proxy Statement any matters to be submitted to a vote other than (i) approval of this Agreement and the Transaction, (ii) the amendment of Seller’s certificate of incorporation to change its name to give effect to the Name Change and (iii) election of a director, and, in case of clause (i) and clause (ii), any related adjournment proposal. Prior to filing the preliminary Proxy Statement and definitive Proxy Statement with the SEC, Seller shall provide Purchaser and Purchaser’s counsel with reasonable opportunity to review and comment on the Proxy Statement in advance.

(b) (i) Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, shall not file with the SEC the Proxy Statement or any amendment or supplement thereto, and (ii) Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement in any such case referenced in the preceding clause (i) or (ii) without providing the other, to the extent practicable, a reasonable opportunity to review and comment thereon or participate therein, as the case may be.

(c) Seller, on the one hand, and Purchaser, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(d) Unless Seller’s Board of Directors or any authorized committee thereof shall have effected a Seller Board Recommendation Change in accordance with the terms of Section 6.2(d), Seller shall include a statement in the Proxy Statement to the effect that Seller’s Board of Directors recommends that Seller’s stockholders vote to adopt this Agreement at the Seller Stockholders Meeting (such recommendation being referred to as the “Seller Board Recommendation”).

(e) Subject to applicable Legal Requirements, Seller shall (i) establish a record date for the Seller Stockholders Meeting and (ii) use all reasonable efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as practicable following the filing thereof with the SEC and, in the event that the Proxy Statement is reviewed by the SEC, confirmation from the SEC that it has no additional comments on the Proxy Statement, and, in the event the Proxy Statement is not so reviewed, ten (10) days have elapsed after the filing thereof.

Section 6.4 Seller Stockholders Meeting.

(a) Seller shall (i) take all action necessary in accordance with applicable Legal Requirements and the Seller Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders

(the “Seller Stockholders Meeting”) as promptly as reasonably practicable (and in no event more than twenty (20) Business Days) following the mailing of the Proxy Statement for the purpose of obtaining the Seller Stockholder Approval, and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement (subject to Seller’s right to effect a Seller Board Recommendation Change in accordance with the terms of this Agreement); provided, however, without limiting Seller’s obligation to convene and hold the Seller Stockholders Meeting as promptly as reasonably practicable, nothing herein shall prevent Seller from postponing or adjourning the Seller Stockholders Meeting if (w) there are holders of insufficient shares of Seller Common Stock present or represented by a proxy at the Seller Stockholders Meeting to constitute a quorum at the Seller Stockholders Meeting, (x) (i) as of the time of the Seller Stockholders Meeting, or a time determined by Seller that is within 48 hours of the time that had been scheduled for the Seller Stockholders Meeting, fewer than a majority of the outstanding shares of Seller Common Stock as of the record date set for the Seller Stockholders Meeting shall have delivered proxies to vote in favor of the approval and adoption of this Agreement (provided that no such postponement shall extend beyond the Outside Date), or (ii) in the case of adjournment, Seller’s stockholders shall have voted to approve such adjournment (provided, in each case, that no such adjournment shall extend beyond the Outside Date), (y) Seller is required to postpone or adjourn the Seller Stockholders Meeting by applicable Legal Requirements, Order or a request from the SEC or its staff, or (z) Seller’s Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary to postpone or adjourn the Seller Stockholders Meeting in order to give Seller’s stockholders sufficient time to evaluate any information or disclosure that Seller has sent to its stockholders or otherwise made available to its stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Seller Board Recommendation Change).

(b) Prior to the termination of this Agreement pursuant to Article 11, Seller’s obligation to call, give notice of and hold the Seller Stockholders Meeting in accordance with Section 6.4(a) shall not be limited or otherwise affected by a Seller Board Recommendation Change.

Section 6.5 Seller Board Recommendation.

(a) Neither Seller’s Board of Directors nor any committee thereof shall withhold, withdraw, amend, qualify or modify in a manner adverse to Purchaser, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Purchaser, the Seller Board Recommendation, or take any other public action or make any other public statement that is inconsistent with the Seller Board Recommendation (a “Seller Board Recommendation Change”); provided, however, that at any time prior to the receipt of the Seller Stockholder Approval, Seller’s Board of Directors and/or any authorized committee thereof may effect a Seller Board Recommendation Change in accordance with Section 6.2.

(b) Nothing in this Agreement shall preclude (i) Seller from making any public disclosure of any material facts, including the fact that an Acquisition Proposal has been submitted to Seller, if Seller’s Board of Directors determines in good faith, after taking into account the advice of Seller’s outside legal counsel, that the failure to make such disclosure would result in a breach of its fiduciary duties to Seller’s stockholders or any applicable Legal Requirement, or (ii) Seller’s Board of Directors from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal; provided, that any disclosure permitted by this Section 6.5(b) (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act) shall be deemed to be a Seller Board Recommendation Change unless Seller’s Board of Directors (or any committee thereof) expressly reaffirms the Seller Board Recommendation within three (3) Business Days (or, if less, at least two (2) Business Days prior to the Seller Stockholders Meeting) after receipt of a written request therefor by Purchaser.

Section 6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, Seller shall give prompt written notice to Purchaser upon any Knowledge Group Member becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Seller set forth in this Agreement or the conditions to the obligations of Purchaser to consummate the Transaction or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Purchaser pursuant to this Section 6.6(a).

(b) During the Pre-Closing Period, Purchaser shall give prompt notice to Seller upon any executive officer of Purchaser becoming aware that any representation or warranty made by Purchaser in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Purchaser set forth in this Agreement or the conditions to the obligations of Seller to consummate the Transaction or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Seller pursuant to this Section  6.6(b).

Section 6.7 Access to Information. At all times during the Pre-Closing Period, Seller shall afford Purchaser and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of Seller; provided, however, that Seller may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Legal Requirement (including any Legal Requirements relating to security clearances) requires Seller to restrict or otherwise prohibit access to such documents or information, or (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; provided further, that nothing in this Section 6.7 shall be construed to require Seller or its Representatives to prepare any appraisals or opinions; and provided, further, that Seller shall not be obligated to disclose the identity of any Participant in the Process. Any investigation conducted pursuant to the access contemplated by this Section 6.7 shall be subject to Seller’s security measures and insurance requirements and conducted in a manner that does not unreasonably interfere with the conduct of the business of Seller and the Seller Subsidiaries or create a risk of damage or destruction to any property or assets of Seller or any Seller Subsidiary. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Purchaser or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7.

Section 6.8 Regulatory Approvals.

(a) Each of Purchaser and Seller shall promptly after the execution of this Agreement apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Transaction. Further, each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under any applicable Antitrust Laws. Purchaser and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the Transaction. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such material and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the Transaction shall include representatives of the Purchaser and Seller. Subject to applicable Legal Requirements, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Transaction by or on behalf of any party.

(b) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.8(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Purchaser and Seller shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transaction under any applicable Antitrust Laws. Each of Purchaser and Seller shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under any Antitrust Laws with respect to the Transaction as promptly as practicable after the execution of this Agreement. Purchaser and Seller shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Legal Requirements regarding the Transaction: (i) entering into negotiations; (ii) providing information required by applicable Legal Requirements or governmental regulation; and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

Section 6.9 Reasonable Best Efforts. During the Pre-Closing Period, Seller, on the one hand, and Purchaser, on the other hand, shall use their respective reasonable best efforts to cause to be fulfilled and satisfied all of the conditions to the other parties’ obligations (including conditions to their mutual obligations) to Closing set forth in Article 9 and to consummate the Transaction.

Section 6.10 Consents. On or prior to the Closing Date, Seller shall at its sole cost and expense use its reasonable best efforts to obtain all consents, waivers and approvals, and make and deliver all filings and notices, in each case listed or required to be listed on Schedule 4.2(c), and those required to transfer or assign to Purchaser all of the right, title and interest of Seller and its Affiliates in and to all of the Seller Contracts.

Section 6.11 Employee Options.

(a) Promptly following the date of this Agreement, Seller shall notify each Employee that holds options to acquire shares of Seller Common Stock that such Employee may elect to allow such Employee’s options to expire and terminate at or following the Closing in accordance with the terms of such options and the applicable Stock Plan, and that upon such expiration or termination, such Employee shall have the right to receive (and Purchaser hereby agrees to pay to such Employee) a cash bonus (an “Option Bonus”) in an amount equal to (i) the product of (A) the number of shares of Seller Common Stock subject to such expired or terminated options held by such Employee that were vested as of or upon the Closing with an exercise price less than the Price Per Share, multiplied by (B) the Price Per Share, less (ii) an amount equal to the aggregate exercise price of all such expired or terminated options held by such Employee with an exercise price less than the Price Per Share, less (iii) applicable withholding Tax (in each case, as appropriately adjusted in the event that such Employee was issued options with multiple strike prices below the Price Per Share). Such Option Bonus shall be paid by Purchaser out of the Option Holdback Amount promptly upon Seller’s written notification to Purchaser of the expiration or termination of such Employee’s options in accordance with the terms of such option and the applicable Stock Plan (which notification shall be given by Seller to Purchaser promptly following such expiration or termination). For the avoidance of doubt, in no event shall payment of any Option Bonus be made prior to Closing.

(b) Notwithstanding the foregoing, in the event that an Employee that holds options to acquire shares of Seller Common Stock that remain exercisable following the Closing elects to exercise such Employee’s options following the Closing in accordance with the terms of such option and the applicable Stock Plan, (i) Seller shall provide prompt written notice of such exercise to Purchaser, together with evidence of such exercise and the payment of the applicable exercise price reasonably satisfactory to Purchaser; (ii) following receipt of such notice, Purchaser shall pay to Seller, out of the Option Holdback Amount, an amount equal to (x) the product of (A) the number of shares of Seller Common Stock issued to such Employee upon the exercise specified in Seller’s notice to Purchaser, multiplied by (B) the Price Per Share, less (y) an amount equal to the aggregate exercise price paid by such Employee upon the exercise specified in Seller’s notice to Purchaser and (iii) such Employee shall not be entitled to any Option Bonus in respect of such exercised options.

(c) In no event shall Purchaser’s obligations to Employees and to Seller pursuant to this Section 6.11 exceed, in the aggregate, the Option Holdback Amount.

Section 6.12 Directors’ and Officers’ “Tail” Insurance. Prior to the Closing Date, Seller shall purchase a six (6) year “tail” prepaid insurance policy (the “Tail Policy”) on the Existing D&O Insurance in respect of acts and omissions occurring at or prior to the Closing Date in substitution of, and of comparable coverage to, the Existing D&O Insurance (which shall provide coverage to Seller and indirectly to Purchaser at least as favorable as the Existing D&O Insurance), and the cost of obtaining the Tail Policy (the “D&O Extension Premium”) shall be a Seller Transaction Expense, which Tail Policy shall be effective on the Closing Date.

Section 6.13 Continuing Policies. Seller shall purchase (i) a “tail” prepaid Errors & Omissions insurance policy that has a duration of at least six (6) years and (ii) a three (3) year “tail” prepaid Employee Practices Liability insurance policy (together with Seller’s Errors & Omissions insurance policy, the “Continuing Policies”) in each case, in respect of acts and omissions occurring at or prior to the Closing Date (which shall provide coverage to Seller and indirectly to Purchaser at least as favorable as the Seller’s existing Errors and Omissions and Employee Practices Liability insurance policies, as the case may be) and the cost of obtaining the Continuing Policies (the “Continuing Policy Premium”) shall be a Seller Transaction Expense, which Continuing Policies shall be effective on the Closing Date.

Section 6.14 Available Coverage.

(a) Following the Closing, Seller shall, and shall cause its Affiliates and its agents to, use their best efforts to seek the maximum available payment and enforce all rights under, in each case for the benefit of Purchaser and its Affiliates, each Continuing Policy, any Tail Policy and any other insurance policy of Seller with respect to any Assumed Liability or which relates, directly or indirectly to (i) any action or omission or alleged action or omission of the Seller or any Seller Subsidiary or their respective Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Closing) or (ii) any of the transactions contemplated by this Agreement. In the event any claim insured by any Continuing Policy, any Tail Policy or any other insurance policy of Seller is asserted against Purchaser or any of its Affiliates, or is made by Purchaser (or Seller on behalf of, or at the request of, Purchaser (it being understood and agreed that Seller shall make any such request promptly upon the written request of Purchaser)), during the effective time of any such policy, Seller shall assign the proceeds under such policy to Purchaser or its designee, as applicable unless, and solely to the extent, Seller has paid or is required to (and does) pay the underlying liability.

(b) Notwithstanding anything to the contrary contained herein, Seller shall not settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation, inquiry or dispute for which payment or reimbursement may be sought by Purchaser or its Affiliates under this Section 6.14 without the prior written consent of Purchaser.

(c) Seller shall take all action necessary or desirable to be in full compliance with the terms and conditions of the Continuing Policies and any Tail Policy at all times, including reporting any claims for events that could reasonably be determined to be a covered event in accordance with the reporting requirements of the Continuing Policies and any Tail Policy. Seller shall maintain such Continuing Policies and any Tail Policy in full force and effect during the time periods specified in Section 6.12 and Section 6.13 above.

(d) If Seller or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each case, proper provisions shall be made so that the successors and assigns of Seller shall assume all of the obligations of Seller pursuant to this Section  6.14.

Section 6.15 Reimbursement of Insurance Proceeds. Following the Closing, in the event Seller receives any reimbursement, credit or other economic benefit in connection with any Seller Insurance Policy (including upon the cancellation of any such policy) held at any time by Seller (including the Continuing Policies or the Tail Policy), Seller shall promptly pay to Purchaser by wire transfer of immediately available funds an amount equal to such reimbursement, credit or benefit, except to the extent (and only to the extent) such reimbursement, credit or benefit is applied to the cost of a Continuing Policy or the Tail Policy.

ARTICLE 7

POST CLOSING COVENANTS

Section 7.1 Cooperation. After the Closing, upon the reasonable request of Purchaser, Seller shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens (other than Permitted Liens), in accordance with the terms of this Agreement, (ii) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Seller Contracts, including terms relating to confidentiality and Intellectual Property, and to transfer all Governmental Approvals (to the extent transferable) to Purchaser, (iii) permit Purchaser and its Representatives continued access to information referred to in Section 1.2(c) and Section 6.7 that remains under Seller’s dominion and control, (iv) execute, file and deliver such documents and filings, and take all other reasonable actions, in each case as requested by Purchaser in order to provide Purchaser the control of any litigation, arbitration or other similar proceeding related to the Purchased Assets or Assumed Liabilities, and (v) cooperate with reasonable requests from Purchaser to ensure an orderly transfer of Seller’s customer relationships to Purchaser. After the Closing, (A) Seller shall promptly deliver to Purchaser (i) any mail, packages, orders, inquiries and other communications addressed to Seller and relating to the Purchased Assets and (ii) any property that Seller receives and that properly belongs to Purchaser, and (B) Purchaser shall promptly deliver to Seller (1) any mail, packages, orders, inquiries and other communications addressed to Buyer and relating to the Excluded Assets and (2) any property that Purchaser receives and that properly belongs to Seller.

Section 7.2 Records and Documents.

(a) From the Agreement Date until the later of (a) seven (7) years following the Closing Date or (b) such time period as required by IRS guidelines, Purchaser shall maintain and preserve the Books and Records and provide Seller and its Representatives, upon reasonable advance notice, reasonable access during normal business hours to the Books and Records as may be reasonably necessary for (a) preparation of Tax Returns and financial statements which are the responsibility of Seller, (b) management and handling of any Tax audits and Tax disputes and (c) complying with any audit request, subpoena or other investigative demand by any Governmental Entity or for any civil Proceeding or for any other reasonable purpose. In addition, at any time and from time to time following the Closing Date until March 31, 2010, upon the reasonable request of Seller, Purchaser shall make available the then current employees of Purchaser during normal business hours to provide in good faith (and to the extent known) information regarding the operations, assets and liabilities of Seller and the Seller Business prior to the Closing Date solely for purposes of answering questions from Seller regarding its preparation of its financial statements, tax returns and SEC filings of the Seller with respect to periods prior to the Closing Date (it being understood that neither Purchaser nor any of its employees shall be deemed to recommend any course of action or to take any position with respect to Seller and in no event shall Purchaser or any of its employees be responsible for the preparation of any financial statements or SEC reports or filings); provided that the provision of information contemplated hereby shall not be disruptive to, or otherwise interfere to any material extent with, any such employee’s duties to Purchaser or the business of Purchaser (and need not be provided to the extent so interfering or disruptive). Notwithstanding anything herein to the contrary, for the avoidance of doubt, (i) Seller acknowledges and agrees that neither Purchaser nor any of its or its Affiliates’ employees, agents, representatives, offices or directors make any (or shall be deemed to make any) representation or warranty with respect to any information or assistance provided, and none of such Persons shall have any Liability related to or arising out of any services, assistance or information provided pursuant to, or in accordance with, this Section 7.2, (ii) Seller shall cause all information provided pursuant to this Section 7.2 to be kept confidential by all recipients thereof and not to be used in any manner detrimental to the business or operations of Purchaser or the Purchased Assets, and (iii) Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties against any and all Losses incurred or paid by any such Purchaser Indemnified Party related to or arising out of the services or information provided to this Section 7.2. In the event that employees of Purchaser provide any non-de minimis services pursuant to this Section 7.2, Seller shall compensate the Purchaser for the costs thereof in a reasonable amount to be agreed upon by the Parties in good faith.

(b) From the Agreement Date until the later of (a) seven (7) years following the Closing Date or (b) such time period as required by IRS guidelines, Seller shall maintain and preserve the Excluded Records and provide Purchaser and its Representatives, upon reasonable advance notice, reasonable access during normal business hours to the Excluded Records as may be reasonably necessary for (a) preparation of Tax Returns and financial statements which are the responsibility of Purchaser, (b) management and handling of any Tax audits and Tax disputes and (c) complying with any audit request, subpoena or other investigative demand by any Governmental Entity or for any civil Proceeding or for any other reasonable purpose.

(c) From the Agreement Date until the later of (a) seven (7) years following the Closing Date or (b) such time period as required by applicable IRS guidelines, Seller shall provide copies of all Excluded Records and of books and records related to the Excluded Assets and Excluded Liabilities, in each case as reasonably requested by Purchaser.

Section 7.3 Bulk Sales Compliance. Purchaser hereby waives compliance by Seller with any applicable bulk sales Legal Requirements in connection with the Transaction.

Section 7.4 Noncompetition Agreement.

(a) Non-Competition. As a material inducement and consideration for Purchaser to enter into this Agreement, for a period of five (5) years following the Closing Date (the “Restricted Period”), Seller shall not, and Seller shall cause its Subsidiaries not to, directly or indirectly, participate or engage, or assist any other Person in engaging or preparing to engage, in the Seller Business, including the development, marketing or sale of customer service software (collectively, the “Restricted Business”) in any country in which Seller or any Seller Subsidiary is, or is contemplating, doing business as of the Closing Date (the “Restricted Territory”).

(b) Scope and Choice of Law. It is the understanding of the parties that the scope of the covenants contained in this Section 7.4, both as to time and area covered, are necessary to protect the rights of

Purchaser and the goodwill to be acquired by Purchaser. It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by applicable Legal Requirements of that jurisdiction whose Legal Requirement is found to be applicable to any acts in breach of these covenants. It being the purpose of this Agreement to govern competition by Seller, these covenants shall be governed by and construed according to that Legal Requirement (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. If any such covenants or any part of such covenants is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreements not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void or unenforceable provisions were omitted.

(c) Remedy for Breach. The parties agree that Purchaser shall be entitled to seek injunctive relief against Seller in the event of any breach or threatened breach of any of this Section 7.4 by Seller, in addition to any other relief (including damages) available to Purchaser under this Agreement.

(d) Assignment by Purchaser. The parties agree that the covenants of Seller not to compete contained in this Section 7.4 may be assigned by Purchaser to any Person to whom may be transferred all or substantially all of the Purchased Assets. It is the parties’ intention that these covenants of Seller shall inure to the benefit of any Person that may succeed to the Purchased Assets (as acquired by Purchaser under this Agreement) with the same force and effect as if these covenants were made directly with such successor.

Section 7.5 Non-Solicitation of Employees; Etc. As a material inducement and consideration for Purchaser to enter into this Agreement, during the Restricted Period, Seller shall not, directly or indirectly, solicit for employment or hire any Employee of Seller or any Seller Subsidiary as of the Agreement Date or as of the Closing Date; provided, however, that this Section 7.5 shall not preclude Seller or any of its Affiliates from soliciting for employment any such individual who responds to a general solicitation through a public medium that is not targeted at the Transferred Employees.

Section 7.6 Confidentiality. From the Agreement Date until the later of (a) five (5) years from the Agreement Date or (b) such period of time as the information is subject to trade secret protection, Seller covenants and agrees with Purchaser that all confidential and/or proprietary information relating to the Purchased Assets, including any trade secrets, and including any information disclosed or provided by Purchaser pursuant to Section 2.3 above, will be held in strict confidence by Seller and will not be disclosed by Seller, except to the extent such information (x) is or becomes a matter of public knowledge through no fault of Seller or its Representatives, or (y) is required to be disclosed by applicable Legal Requirements or pursuant to a binding Order issued by a Governmental Entity, provided, however, that in such case, prompt notice of the statement and such Legal Requirement or Order prompting the same shall be given to Purchaser.

Section 7.7 Press Releases; Public Statements. Purchaser and Seller shall agree upon the text of a joint press release announcing the signing of this Agreement and the Transaction. Prior to the Closing, subject to Seller’s rights under Section 6.2, each party shall consult with the other parties hereto before issuing or making, and shall provide and shall not issue, any press release or make any public statement regarding this Agreement or the Transaction without the prior written consent of the other parties hereto; provided that each party may, without obtaining the prior consent of the other parties, issue such press release or make such public written statements as such party determines in good faith, following consultation with legal counsel, may be required by applicable Legal Requirements. Following the Closing, Seller shall not issue any press release or make any public statement regarding this Agreement or the Transaction without the prior written consent of Purchaser; provided that Seller may, without obtaining the prior consent of Purchaser (but following reasonable consultation with Purchaser), issue such press release or make such public statements as is determined by Seller in good faith, following consultation with its outside legal counsel, to be required by applicable Legal Requirements, and may reiterate public statements previously made with the approval of Purchaser. Each party hereto shall cause its employees, officers and directors to comply with this Section 7.7.

Section 7.8 Change of Name. Following the Closing, Seller shall not use or license or permit any third party to use any name, slogan, logo, trademark or ticker symbol (including KANA) that is likely to cause confusion with the trademarks included in the Purchased Assets or which includes, or is similar or deceptively similar to, the name “Kana”, “Broadbase”, “eVergance”, “Hipbone”, “Connectify”, Servicesoft” or “Silknet” (collectively, the “Seller Marks”). Within two (2) business days following the Closing Date, Seller shall file all documentation necessary to change its name and ticker symbol so as to comply with the requirements of this Section 7.8 and shall remove from its assets, properties, stationery, literature and Internet website any and all Seller Marks (collectively, such actions are the “Name Change”).

Section 7.9 Reimbursement of Consent Adjustment. In the event Seller obtains, at any time during the thirty (30) days following the Determination Date, any consent, waiver or approval listed on Schedule 9.1(d)-1 or Schedule 9.1(d)-2 that Seller was not able to obtain prior to the Determination Date, and which resulted in a Consent Adjustment pursuant to Section 2.1, (a “Subsequently Acquired Consent”), Purchaser shall promptly after such 30th day following the Determination Date pay Seller an amount equal to (i) (A) the lesser of (a) $500,000 or (b) an amount equal to the portion of the actual Consent Adjustment with respect to each Subsequently Acquired Consent minus (B) any costs, expenses or Losses incurred by Purchaser or its Affiliates in obtaining such Subsequently Acquired Consent.

ARTICLE 8

EMPLOYEES

Section 8.1 Employees.

(a) Immediately following the Closing, and commencing on the Closing Date, Purchaser shall provide the opportunity of continued employment to all active Seller Employees, and when ready to return to active employment, the inactive Seller Employees (each, a “Prospective Employee”) with initial salary and bonus compensation and benefits under the Assumed Plans that are substantially equivalent, taken as a whole, to those provided by Seller immediately prior to the Closing. Seller shall use reasonable best efforts to encourage each Prospective Employee to continue his or her current employment until commencing, and to commence, employment with Purchaser. Each Prospective Employee who commences employment with Purchaser on the Closing Date pursuant to the terms and conditions described in this Section 8.1 (and who does not resign or otherwise not accept employment with Purchaser) shall be referred to in this Agreement as a “Transferred Employee.” Each Transferred Employee shall be considered “at will” (to the extent permitted by applicable Legal Requirements).

(b) With respect to all Transferred Employees (but not other Seller Employees), Purchaser shall be solely responsible for all Liabilities for severance or termination pay, benefits or notice under any plan, program, policy or applicable Legal Requirement which arise or accrue on or prior to the Closing Date, including any which arise or accrue as a result of the Transaction. Additionally, with respect to all Transferred Employees, Purchaser shall be solely responsible for all Liabilities for severance or termination pay, benefits or notice under any plan, program, policy or applicable Legal Requirement which arise or accrue after the Closing Date.

(c) Seller shall assign and Purchaser shall assume each Seller Employee Plan (and all related assets and liabilities thereto) set forth on Schedule 8.1(c) (the “Assumed Plans”). Purchaser shall be responsible for and pay (i) all Liabilities of Seller under the Assumed Plans to pay, or reimburse Employees for, any deductibles pursuant to medical, dental, and health plans, and (ii) all Liabilities with respect to claims incurred under the Assumed Plans following the Closing Date by Transferred Employees and their spouses and dependents.

(d) Purchaser agrees to assume any obligation of Seller for accrued and unpaid wages of Transferred Employees, including those accrued for bonuses, holiday pay, vacation pay and sick pay.

(e) In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, Seller and Purchaser shall cooperate, both before and after the Closing Date, and subject to applicable Legal Requirements, regarding the exchange of information related to the Transferred Employees, including employment records and benefits information.

(f) Purchaser and Seller agree that the payroll tax reporting obligations of the Transferred Employees shall be treated in accordance with the Alternate Procedure of Section 5 of Revenue Procedure 2004-53.

(g) Nothing contained in this Article 8, express or implied, is intended to confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement or the Transaction, any right to a particular term or condition of employment or any right to continuation of any compensation or benefits. Following the Closing, Purchaser or its Affiliates may modify, alter or discontinue any compensation arrangement, the Assumed Plans and any other employment benefits payable to Transferred Employees in its sole discretion to the extent permitted by applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Seller Employee Plan, Assumed Plan or any employee benefit plan of Purchaser or its Affiliates.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Seller in Sections 4.1(b), 4.2(a), 4.2(c), 4.3(a), 4.3(c) and 4.6(a) of this Agreement shall be true and correct in all respects as of the Agreement Date and as of the Closing Date (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time), (ii) the remaining representations and warranties of Seller contained in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true and correct as of such date and time) (in each case in this clause (ii) without giving effect to any materiality or “Material Adverse Effect” qualifications therein), except for such failures to be true and correct as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (iii) as of the Closing, Seller shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by Seller on or prior to the Closing;

(b) Seller Material Adverse Effect. There shall not have occurred since the Agreement Date a Seller Material Adverse Effect;

(c) No Injunctions or Restraints. There shall not be any Order issued by any Governmental Entity seeking any damages as a result of the Transaction or otherwise adversely affecting the right or ability of Purchaser to own, operate or control the Purchased Assets;

(d) Required Consents. Seller shall have obtained (i) all third party consents and approvals set forth on Schedule 9.1(d)-1, in each case in form and substance reasonably satisfactory to Purchaser, and (ii) third party consents to assignment, in form and substance reasonably satisfactory to Purchaser, with respect to such Contracts set forth on Schedule 9.1(d)-2 for which the aggregate “Annual Maintenance Amount” set forth on Schedule 9.1(d)-2 represents at least 93% of the total “Annual Maintenance Amount” for all Contracts set forth on Schedule 9.1(d)-2 and, in each case, shall have provided written evidence (in form and substance reasonably satisfactory to Purchaser) thereof to Purchaser;

(e) Proposed Estimated Purchase Price Certificate. Seller shall have delivered a proposed Estimated Purchase Price Certificate to Purchaser three (3) Business Days prior to the Closing Date, certified by the Chief Financial Officer of Seller and setting forth Seller’s good faith estimates of, as of the Closing Date, Net Working Capital, Excess Net Debt, Seller Transaction Expenses (which Seller Transaction Expenses shall include, without limitation, the categories set forth on Exhibit K and the Consent Adjustment as of the Determination Date (in each case, including each component thereof), in form and substance reasonably satisfactory to Purchaser; and

(f) Closing Deliveries. Seller shall have delivered to Purchaser all of the documents, consents and agreements set forth in Section 3.2.

Section 9.2 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser in this Agreement shall be true and correct in all respects as of the Agreement Date and as of the Closing Date (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time), except as otherwise contemplated by this Agreement and except for such inaccuracies under such representations and warranties which, taken together in their entirety, would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect, and (ii) Purchaser shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by them on or prior to the Closing Date; and

(b) Closing Deliveries. Purchaser shall have delivered to Seller all of the documents and agreements set forth in Section 3.3.

Section 9.3 Conditions to Each Party’s Obligation to Close. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. There shall not be in effect any Order issued by any Governmental Entity preventing the consummation of the Transaction or any Legal Requirement prohibiting Seller from selling or Purchaser from owning, operating or controlling the Business or the Purchased Assets or that makes illegal or enjoins the consummation of the Transaction; and

(b) Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained in compliance with the Delaware General Corporation Law and the Seller Organizational Documents, each as in effect on the date of such approval.

ARTICLE 10

TAX MATTERS

Section 10.1 Tax Matters.

(a) Notwithstanding any applicable Legal Requirements to the contrary, Seller shall be responsible for and shall pay any and all Transfer Taxes when due, and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, however, that, if required by any Legal Requirement, Purchaser will join in the execution of any such Tax Returns and other documentation. To the extent practicable, Seller shall deliver and Purchaser shall accept all of the Purchased Assets through electronic delivery or in another manner agreed by Seller and Purchaser that is reasonably calculated and legally permitted to minimize or avoid the incurrence of Transfer Taxes if such method of delivery does not to any extent adversely affect the condition, operability or usefulness of any of the Purchased Assets.

(b) All real property, personal property, ad valorem or other similar Taxes levied with respect to the Purchased Assets for a Straddle Tax Period shall be allocated between the portion of the Straddle Tax Period up to and including the Closing Date (which portion shall be Seller’s responsibility) and the remainder of the Straddle Tax Period (which portion shall be Purchaser’s responsibility) based on the number of days in each such segment of the Straddle Tax Period.

(c) Purchaser will acquire Broadbase Software, Inc., a wholly owned Subsidiary of Seller (“Broadbase”) in a manner which allows the parties to make an election under Section 338(h)(10) of the Code (and any corresponding election under other applicable Legal Requirements) with respect to the purchase and sale of the stock of Broadbase hereunder (the “Section 338(h)(10) Election”). The parties agree to make a Section 338(h)(10) Election with respect to the purchase and sale of the stock of Broadbase hereunder. On or before the Closing Date, Purchaser will provide to the Seller IRS Form 8023 and any comparable state or local tax forms (the “Election Forms”) for Broadbase for use in making the Section 338(h)(10) Election. When delivered to the Seller, the Election Forms shall be fully executed by all persons required to execute the Election Forms on behalf of Purchaser. Seller will deliver to Purchaser a fully executed copy of any Election Forms filed by Seller with respect to Broadbase.

ARTICLE 11

TERMINATION

Section 11.1 Termination. This Agreement may be terminated prior to the Closing (whether before or after the Seller Stockholder Approval has been obtained):

(a) by mutual written consent of Purchaser, on the one hand, and Seller, on the other hand, in each case duly authorized by the Boards of Directors of Purchaser and Seller;

(b) by either Purchaser, on the one hand, or Seller, on the other hand, duly authorized by the Boards of Directors of Purchaser or Seller, if the Transaction has not been consummated by February 15, 2010 or any other date that Purchaser and Seller may agree upon in writing (the “Outside Date”); provided, however, a party shall not be permitted to terminate this Agreement pursuant to this Section 11.1(b) if the failure to consummate the Transaction by the Outside Date is caused by (or results from) the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Closing Date;

(c) by either Purchaser, on the one hand, or Seller, on the other hand, duly authorized by the Board of Directors of Purchaser or Seller, if a court of competent jurisdiction or other Governmental Entity shall have (i) enacted a Legal Requirement that is in effect at the time of such termination and renders the Transaction illegal at the time of such termination, or (ii) formally issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction, and, in each case, each of the parties shall have used its reasonable efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Legal Requirement, Order or action;

(d) by either Purchaser, on the one hand, or Seller, on the other hand, duly authorized by the Board of Directors of Purchaser or Seller, if: (i) the Seller Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and Seller’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Seller Stockholders Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Seller Stockholder Approval;

(e) by Purchaser (at any time prior to the receipt of the Seller Stockholder Approval) if a Seller Triggering Event shall have occurred;

(f) by Purchaser upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 9.1(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy or breach is curable by Seller within 30 days, then Purchaser may not terminate this Agreement under this Section 11.1(f) for 30 days after delivery of written notice from Purchaser to Seller of such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 11.1(f) if such inaccuracy or breach is cured during such 30-day period);

(g) by Purchaser upon any material breach by Seller of its obligations set forth in Section 6.3 or Section 6.4 to file the Proxy Statement with the SEC, set a record date, mail the Proxy Statement and give notice of, convene and hold the Seller Stockholder Meeting and to solicit proxies from its stockholders in favor of adoption of this Agreement; provided that for purposes of this Section 11.1(g), without limiting the generality of the foregoing, Seller agrees that any delay with respect to its obligation to file the Proxy Statement, mail the Proxy Statement or convene and hold the Seller Stockholder Meeting of more than five (5) Business Days beyond the time periods provided in such Sections shall be deemed to be a material breach;

(h) by Seller upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy or breach is curable by Purchaser within 30 days, then Seller may not terminate this Agreement under this Section 11.1(h) for 30 days after delivery of written notice from Seller to Purchaser of such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 11.1(h) if such inaccuracy or breach is cured during such 30-day period); or

(i) by Seller, at any time prior to obtaining the Seller Stockholder Approval, if (i) Seller’s Board of Directors authorizes Seller to enter into an Alternative Acquisition Agreement with respect to a transaction that constitutes a Superior Proposal, (ii) Seller shall have complied in all material respects with Section 6.2 with respect to such Acquisition Proposal and (iii) Seller notifies Purchaser in writing that it intends to enter into such an agreement, attaching the final version of such agreement to such notice; provided that, any such purported termination pursuant to this Section 11.1(i) shall be void and of no force or effect unless Seller has paid the Termination Fee prior to or concurrently with such termination in accordance with Section 11.4.

The party hereto terminating this Agreement pursuant to this Section 11.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth in reasonable detail the provision of this Section 11.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination under such provision.

Section 11.2 Notices of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 11.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable (subject, for the avoidance of doubt, in the case of Section 11.1(i) above, to the proviso set forth therein). In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable; provided, however, that: (i) Section 7.8, this Section 11.2, Section 11.3, Section 11.4, and Article 13 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, and (iii) subject to Section 13.1 of this Agreement, the termination of this Agreement shall not relieve any party from any liability for any intentional breach of any covenant, obligation, representation or warranty contained in this Agreement or any fraud in connection with this Agreement.

Section 11.3 Expenses. Except as set forth in this Section 11.3 or 11.4, all fees and expenses incurred in connection with this Agreement and the Transaction shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Transaction is consummated; provided, however, that Purchaser and Seller shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties to this Agreement of the pre-merger notification and report forms relating to the Transaction under any filings made pursuant to any Antitrust Laws. Notwithstanding the foregoing, if the Closing occurs, (i) the legal fees and expenses incurred by or on behalf of Purchaser between October 19, 2009 and the date hereof shall be paid by Seller and shall be deemed Seller Transaction Expenses (such fees and expenses, if the Closing occurs, the “Specified Purchaser Legal Fees”) and (ii) all Seller Transaction Expenses shall be deducted from the Purchase Price as provided in Section 2.1.

Section 11.4 Liability In the Event of Termination

(a) If this Agreement is terminated:

(i) by Purchaser pursuant to Section 11.1(e) or Section 11.1(g);

(ii) by either Purchaser or Seller pursuant to Section 11.1(d) or Section 11.1(b) if at the time of such termination under Section 11.1(b) the Seller Stockholder Meeting has not been held and the Seller Stockholder Approval has not been obtained under circumstances in which Purchaser is not entitled to terminate under Section 11.1(g) (other than as a result of an Order enjoining the Seller Stockholder Meeting), and (x) prior to the Seller Stockholders Meeting (or the date of termination under Section 11.1(b)) any Acquisition Proposal (defined for the purposes of this clause (ii) by replacing all the references to 20% in the definition of the term Acquisition Transaction with 50%) was made (including, without limitation, by any Participant in the Process) and not publicly withdrawn at least three (3) Business Days prior to the Seller Stockholders Meeting (or, the last scheduled date of such proposed Seller Stockholder Meeting in the case of a termination pursuant to Section 11.1(b)), and (y) within twelve (12) months following such termination, Seller either consummates an Acquisition Transaction or Seller enters into an Alternative Acquisition Agreement providing for an Acquisition Transaction (and an Acquisition Transaction is subsequently consummated) (it being understood that, for purposes of clarification and without limiting the foregoing, such consummated Acquisition Transaction need not be related to any Acquisition Proposal made prior to the Seller Stockholders Meeting);

(iii) by Purchaser pursuant to Section 11.1(f) as a result of Seller’s breach of Section 6.2, 6.3 or 6.4 (under circumstances in which Purchaser is not entitled to terminate under Section 11.1(g)) or as a result of any intentional or willful breach by Seller of any other representation, warranty, covenant or agreement (provided that a breach of a representation as of any time other than the Agreement Date shall only be deemed intentional or willful if Seller shall have intentionally or willfully taken the action causing such breach), if, prior to the first anniversary of the termination of this Agreement pursuant to Section 11.1(f), either Seller consummates an Acquisition Transaction or Seller enters into an Alternative Acquisition Agreement (and an Alternative Acquisition Transaction is subsequently consummated); or

(iv) by Seller or Purchaser pursuant to Section 11.1(b) if at the time of such termination Seller has failed to satisfy in full the condition to Closing set forth in Section 9.1(d) hereof (provided, however, that solely for purposes of this Section 11.4(a)(iv), the reference to 93% in Section 9.1(d)(ii) shall be replaced with 85%); or

(v) by Seller pursuant to Section 11.1(i),

then in each case Seller shall pay the Fund Manager a fee equal to $1,834,050, plus, to the extent not previously paid pursuant to Section 11.4(d), all of Purchaser’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Purchaser and its Affiliates on or prior to the termination of this Agreement (collectively, the “Termination Fee”). The Termination Fee shall be paid in immediately available funds and shall be due and payable on the date that is (A) two (2) Business Days after the date of termination in the case of clause (i) or (v) above, (B) concurrently with the consummation of the Acquisition Transaction in the case of clause (ii) or (iii) above, (C) on or before the date 120 days following the termination of this Agreement (or, if earlier, simultaneously (and proportionally based on amounts paid compared to amounts owed) with the payment of any Seller Transaction Expenses) in the case of clause (iv) above, and (D) concurrently with such termination in the event of a purported termination by Seller pursuant to Section 11.1(i) (it being understood and agreed that if more than one clause above is applicable, the Termination Fee shall be payable at the earliest date applicable).

(b) The parties hereto acknowledge and hereby agree that in no event shall Seller be required to pay the Termination Fee on more than one occasion, whether nor not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events (it being understood and agreed that if more than one clause above is applicable, the Termination Fee shall be payable at the earliest date applicable). The Fund Manager shall have the right to assign the right to receive the Termination Fee to one or more Persons in its sole discretion.

(c) In the event Seller pays the Termination Fee pursuant to this Section 11.4, the receipt of such fee by the Fund Manager shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchaser, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transaction (and the abandonment thereof) or any matter forming the basis for such termination, and none of Purchaser, any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or other Proceeding against Seller or any of its Affiliates arising out of this Agreement, the Transaction or any matters forming the basis for such termination.

(d) In the event this Agreement is terminated (i) by Purchaser pursuant to Section 11.1(f), (ii) by either Seller or Purchaser pursuant to Section 11.1(c) or Section 11.1(d), or (iii) by either Seller or Purchaser pursuant to Section 11.1(b) (A) if at the time of such termination under Section 11.1(b) the Seller Stockholder Meeting has not been held (or the Seller Stockholder Approval has not been obtained) under circumstances in which Purchaser is not entitled to terminate under Section 11.1(g) or (B) if at the time of such termination under Section 11.1(b) Seller has failed to satisfy (regardless of any waiver) in full the condition to Closing set forth in Section 9.1(d) hereof, then Seller shall, following receipt of an invoice therefor, on or before the date 120 days following the termination of this Agreement (or, if earlier, simultaneously (and proportionally based on amounts paid compared to amounts owed) with the payment of any Seller Transaction Expenses), pay all of Purchaser’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Purchaser and its Affiliates on or prior to the termination of this Agreement (the “Purchaser Expenses”), by wire transfer of same day funds to one or more accounts designated by Purchaser; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by Seller pursuant to Section 11.4(a) shall not relieve Seller of its obligations to pay the Purchaser Expenses pursuant to this Section11.4(d); provided, further, that the amount of Purchaser Expenses paid by Seller pursuant to this Section 11.4(d) shall be credited against any amount of any Termination Fee that may subsequently become payable by Seller pursuant to Section11.4(a).

(e) Seller acknowledges that the agreements contained in this Section 11.4 are an integral part of the Transaction, (ii) the amount of, and the basis for payment of, the Termination Fee and Purchaser Expenses are reasonable and appropriate in all respects, and (iii) without this Agreement, Purchaser would not enter into this Agreement. Accordingly, if Seller fails to pay in a timely manner the Termination Fee or Purchaser Expenses due pursuant to this Section 11.4, and, in order to obtain such payment, Purchaser makes a claim that results in a judgment for the amounts set forth in this Section 11.4, Seller shall pay to Purchaser its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 11.4, at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder. All payments under this Section 11.4 shall be made by wire transfer of immediately available funds to an account designated by Purchaser.

ARTICLE 12

INDEMNIFICATION

Section 12.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of Seller and of Purchaser set forth in this Agreement shall terminate on the Closing Date.

(b) The respective covenants, agreements and obligations of Seller and Purchaser set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing Date without limitation.

Section 12.2 Indemnification by Seller. If the Transaction is consummated, Seller shall promptly upon demand by Purchaser indemnify, defend and hold harmless Purchaser and each of its officers, directors, employees, members, agents and Affiliates (the “Purchaser Indemnified Parties”) against any and all losses, liabilities, damages, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (collectively “Losses”) incurred, paid or suffered by any such Purchaser Indemnified Party arising from or as a result of:

(a) any breach of any covenant, agreement or obligation made by Seller in this Agreement, including without limitation Section 2.3;

(b) any Excluded Liability;

(c) any Excluded Subsidiary Liability; or

(d) the Covered Matters.

Section 12.3 Indemnification by Purchaser. If the Transaction is consummated, Purchaser shall promptly upon demand by Seller indemnify, defend and hold harmless Seller, the Seller Subsidiaries and each of their respective officers, directors, employees, members, agents and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred, paid or suffered by any such Seller Indemnified Party following the Closing arising from or as a result of:

(a) any breach of any covenant, agreement or obligation made by Purchaser in this Agreement, including without limitation Section 2.3; or

(b) any Assumed Liability.

Section 12.4 Limitations.

(a) No Indemnifying Party shall in any event be liable to any Indemnified Party for any special or punitive damages of such Indemnified Party (except to the extent such special or punitive damages are paid to a third party).

(b) The amount of any Losses shall be reduced by (i) the amount of any insurance proceeds actually recovered by any Indemnified Party under insurance policies and (ii) indemnity or contribution amounts actually recovered by any Indemnified Party from third parties, in each case with respect to such Losses. Each Indemnified Party shall use its reasonable best efforts to pursue recovery from such insurance policies or third parties for any Losses.

(c) The limitations set forth in this Section 12.4 shall not apply with respect to fraud, intentional misrepresentation or willful breach or with respect to indemnification pursuant to Section 12.2(d).

Section 12.5 Third-Party Claims.

(a) Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third-Party Claim”) that, in the reasonable judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing in reasonable detail such Third-Party Claim and the Indemnifying Party may, at its sole expense, elect to prosecute such Third-Party Claim to conclusion or settlement satisfactory to the Indemnifying Party by providing evidence reasonably satisfactory to the Indemnified Party that such Indemnifying Party has the financial standing to diligently defend such Third-Party Claim and to indemnify the Indemnified Party for any resulting Losses; provided, however, that the Indemnifying Party may not elect to prosecute or settle any such Third-Party Claim if (i) such Third-Party Claim seeks injunctive or other equitable relief against such Indemnified Party, (ii) such Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to such Third-Party Claim would be detrimental to or injure such Indemnified Party’s reputation or future business prospects; provided, further, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent.

(b) If the Indemnifying Party makes the election to defend with respect to a Third-Party Claim as set forth in Section 12.5(a), then (i) the Indemnifying Party will be deemed to have admitted that such Third-Party Claim is an indemnifiable claim hereunder, and (ii) the Indemnified Party will have the right to participate, at its own expense and through counsel of its own selection, in all proceedings. If the Indemnifying Party defends a Third-Party Claim, it shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, such Third-Party Claim unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim, (ii) does not include an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party and (iii) does not include any injunctive or other non-monetary relief.

(c) If the Indemnifying Party does not make such election with respect to a Third-Party Claim within the required time period set forth in Section 12.5(a), the Indemnified Party will (i) be free to handle the prosecution or defense of such Third-Party Claim, (ii) notify the Indemnifying Party of the progress of such Third-Party Claim, (iii) permit the Indemnifying Party, at the Indemnifying Party’s expense, to participate in the settlement negotiations with respect to such Third-Party Claim, and (iv) provide the Indemnifying Party with reasonable access to all relevant information and documentation relating to such Third-Party Claim and the Indemnified Party’s prosecution or defense thereof to the extent that access to such information and documentation by the Indemnifying Party does not affect any privilege relating to the Indemnified Party. Upon the conclusion or settlement of a Third-Party Claim, which Third-Party Claim the Indemnifying Party has elected to not defend, the Indemnified Person will provide the Indemnifying Party with written notice of such conclusion or settlement (“Notice of Conclusion”). Within twenty (20) calendar days of delivery of such Notice of Conclusion, the Indemnifying Party shall elect in writing to (A) admit that such Third-Party Claim is an indemnifiable claim hereunder, in which case the Indemnified Party shall be entitled to recover Losses related to such Third-Party Claim or (B) dispute, in accordance with the provisions of Section 13.8, whether such Third-Party Claim is an indemnifiable claim hereunder. If the Indemnifying Party fails to make an election in accordance with the preceding sentence, then the Indemnifying Party will be conclusively deemed to have admitted that such Third-Party Claim is an indemnifiable claim hereunder and the Indemnified Party shall be entitled to recover Losses related to such Third-Party Claim from the

Indemnifying Party. In any case, the party not in control of such Third-Party Claim will cooperate with the other party in the conduct of the prosecution or defense thereof.

Section 12.6 Purchase Price Adjustment. Seller and Purchaser agree to treat each indemnification payment pursuant to this Article 12 as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by any applicable Legal Requirement or pursuant to a “determination” within the meaning of Section 1313(a) of the Code or an analogous provision of state, local or foreign Legal Requirement.

Section 12.7 Dispute Resolution. Seller and Purchaser agree that, solely with respect to disputes related to indemnification rights, obligations and claims pursuant to this Article 12 following the Closing, and without limiting anything to the contrary contained herein (including in Section 13.1), Seller and Purchaser will resolve such disputes in the following manner: (i) each of Seller and Purchaser may at any time deliver to the other a written dispute notice setting forth a brief description of the disputed issue; (ii) within 15 days of receiving such written dispute notice, the receiving party shall deliver to the other party a brief written response to such written dispute notice; (iii) during the 30-day period following the delivery of the written response to the dispute notice the parties will meet and seek to resolve the disputed issue through negotiation; and (iv) if the parties are unable to resolve the disputed issue through negotiation, then within 30 days after that 30-day period (or such longer period as Purchaser and Seller may mutually agree upon) Purchaser or Seller may refer the issue to final and binding arbitration in San Francisco, California in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Delaware, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (a) discovery shall be allowed and the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq., and (b) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three members, one of whom shall be appointed by each of Purchaser and Seller and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of the two party-appointed arbitrators; provided, however, that, persons eligible to be selected as arbitrators shall be limited to attorneys-at-law, each of whom (x) is on the AAA’s Large, Complex Case Panel or a Center for Public Resources (“CPR”) Panel of Distinguished Neutrals, or has professional credentials comparable to those of the attorneys listed on such AAA and CPR Panels, (y) has actively practiced law (in private practice) for at least 15 years concentrating in mergers and acquisitions, and (z) has not performed (or whose law firm has not performed) any material services to any of the parties hereto (or their respective Affiliates) at any time prior to his or her appointment as an arbitrator hereunder. In the event of the failure of the two party-appointed arbitrators to agree within 45 days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within 30 days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent Purchaser and Seller from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three-member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if Purchaser and Seller agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than 45 days. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration. For the avoidance of doubt, this Section 12.7 shall terminate and shall be of no further force or effect upon any termination of this Agreement pursuant to Article 11.

Section 12.8 Exclusive Remedy. If the Transaction is consummated, (a) recovery from the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund shall be the sole and exclusive remedy for the indemnity obligations of Seller pursuant to Section 12.2(d) in respect of the matters described in items 1, 2, 3 and 4 of Schedule 12.2(d), respectively and (b) recovery from the Purchase Price Escrow Fund shall be the sole and exclusive remedy for the indemnity obligations of Seller pursuant to Section 2.3 of this Agreement.

Notwithstanding anything herein to the contrary, the fact that the First Escrow Fund, the Second Escrow Fund, the Third Escrow Fund and the Fourth Escrow Fund exist to satisfy the indemnity obligations of Seller pursuant to Section 12.2(d) of this Agreement shall not in any way limit, restrict or otherwise affect the indemnification rights of the Purchaser Indemnified Parties pursuant to any other provision of this Article 12, except as expressly set forth in the first sentence of this Section  12.8.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Section 13.1 Remedies; Specific Performance.

(a) Except as otherwise provided herein (including, without limitation, Sections 13.1(b), (c), (d), and (e) below), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. For purposes of clarity, Seller may not seek any remedy except, and solely as provided in Sections 13.1(c) and (d) below, subject to the terms and conditions contained therein.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Seller, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement or the Guaranty, Seller, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and the Guaranty by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and the Guaranty, and this right shall include the right of Seller to cause Purchaser to consummate the Transaction, so long as all conditions to the Transaction have been satisfied. Seller, on the one hand, and Purchaser, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller, on the one hand, or Purchaser, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller, on the one hand, and Purchaser, on the other hand, under this Agreement.

(c) Subject to Section 13.1(d), Seller hereby agrees that specific performance shall be its sole and exclusive remedy with respect to a breach by Purchaser of its obligations pursuant to Section 2.1 and, except as provided in Section 13.1(d) below, that it may not seek or accept any other form of relief that may be available for a breach of this Agreement, the Guarantee or otherwise in connection with this Agreement or the Transaction (including monetary damages), other than as necessary to enforce its rights following the Closing Date pursuant to Section 12.3.

(d) If a court of competent jurisdiction has declined to specifically enforce the obligations of Purchaser to consummate the Transaction pursuant to a claim for specific performance brought against Purchaser pursuant to this Section 13.1 and it or another court of competent jurisdiction has instead granted an award of damages for such alleged breach against Purchaser or Guarantor, Seller may enforce such award and accept damages for such alleged breach only if, within two (2) weeks following such determination, Purchaser is not willing to consummate the Transaction in accordance with Article 1 of this Agreement. In any suit seeking specific performance, Seller may also seek, and offer evidence in support of an award of, damages in the alternative in each case solely to the extent necessary to avoid waiver of or loss of, or prejudice to, an award of damages to which it may be entitled in the limited circumstances described in the preceding sentence.

(e) Seller further agrees that (x) the seeking of the remedies provided for in Section 13.1(b) by Purchaser shall not in any respect constitute a waiver by Purchaser of its right to seek any other form of relief that may be available to either of them under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 13.1(b) are not available or otherwise are not granted, and (y) nothing set forth in Section 13.1(a) shall require Purchaser to institute any proceeding for (or limit Purchaser’s right to institute any proceeding for) specific performance under Section 13.1(a) prior or as a condition to exercising any termination right under Article XI (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to Section 13.1(b) or anything set forth in this Section 13.1(e) restrict or limit Purchaser’s right to terminate this Agreement in accordance with the terms of Article XI or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding anything set forth herein to the contrary, from and after the Closing, none of Seller, its Affiliates, or their respective current or former directors, stockholders, optionholders, officers or employees shall be entitled to seek or recover monetary or other damages or relief (including equitable relief) against Purchaser, the Guarantor or any of their respective Affiliates in connection with this Agreement or the Transaction except for (i) claims after the Closing by Seller against Purchaser solely to receive the consideration as set forth in Article II and (ii) claims after the Closing by Seller as specifically provided by Section 12.3 above. The provisions of this Section 13.1 are intended to be for the benefit of, and shall be enforceable by, the Guarantor and its Affiliates.

Section 13.2 Interpretation. In this Agreement, unless the context clearly indicates otherwise: (a) words used in the singular include the plural and words in the plural include the singular; (b) reference to any gender includes the other gender; (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but (is/are) not limited to”; (d) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (e) reference to any article, section, exhibit or schedule shall mean such article or section of, or such exhibit or schedule to, this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition; and (f) reference to any law shall mean such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “dollars” and “$” are to the currency of the United States.

Section 13.3 Entire Agreement. Except for the Confidentiality Agreement, which shall survive the execution of this Agreement in accordance with its terms, this Agreement, including the other Transaction Documents and the other documents and agreements specifically referred to herein, constitutes the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter. There are now no agreements, representations or warranties between or among the parties other than those set forth in the Agreement, the other Transaction Documents or the documents and agreements contemplated in this Agreement except as set forth in the Confidentiality Agreement.

Section 13.4 Amendment. Subject to applicable Legal Requirement and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Purchaser and Seller; provided, however, that in the event that Seller has received the Seller Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of Seller’s stockholders under the Delaware General Corporation Law without such approval.

Section 13.5 Extension; Waiver and Consents. At any time and from time to time prior to the Closing, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

Section 13.6 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that if Purchaser or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser shall assume all of the obligations of Purchaser set forth in Section 12.3. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 13.7 Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

Section 13.8 Jurisdiction; Waiver of Jury Trial.

(a) Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of Delaware or in the United States District Court in the State of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agree that service of any process, summons, notice or document by U.S. mail to such party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 13.8(a).

(b) Each of the parties hereto hereby irrevocably waives its right to a jury trial in connection with any action, proceeding or claim arising out of or relating to this Agreement or the Transaction.

Section 13.9 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

Section 13.10 Additional Documents. Each of the parties agree to execute and deliver such other documents and take such further action as may be reasonably required to effectuate the provisions of this Agreement.

Section 13.11 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

Section 13.12 Exhibits. All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

Section 13.13 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Section 13.13.

To Purchaser at:	c/o Kay Technology Corp, Inc.
2500 Sand Hill Road, Suite 300
Menlo Park, California 94025
Facsimile: 650-289-2461
Attention: Tom Barnds
Jason Klein
Mark Duffell

With copies to:	Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: 312-862-2000
Attention: Jeffrey Seifman, P.C.
Carol Anne Huff
Shelly M. Hirschtritt

If prior to Closing, to Seller at:
c/o Kana Software, Inc.
181 Constitution Drive
Menlo Park, California 94025
Facsimile: 650-614-8117
Attention: Michael Fields, CEO

If after the Closing, to Seller at (or such other address of which Seller notifies Purchaser prior to or following the Closing pursuant to this Section 13.13):

c/o Fenwick & West LLP 555 California Street, 12th Floor San Francisco, CA 94104 Facsimile: 415-281-1350 Attention: David K. Michaels, Esq.

In each case, with copies to:	Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Facsimile: 415-281-1350
Attention: David K. Michaels, Esq.

Section 13.14 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 13.1(e).

Section 13.15 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”		“Seller”

KAY TECHNOLOGY CORP, INC.		KANA SOFTWARE, INC.

By:	/s/ JASON KLEIN	By:	/s/ MICHAEL S. FIELDS
Name:	Jason Klein	Name:	Michael S. Fields
Title:	President	Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

“AAA” shall have the meaning specified in Section 12.7.

“Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material nonpublic information of or with respect to Seller to keep such information confidential, provided, in each case, that such confidentiality and other provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement and that such agreement contains a “standstill” provision in the form set forth in Exhibit N attached hereto; provided, however, that if the terms of such Acceptable Confidentiality Agreement (other than the “standstill” provision, which shall be in the form set forth in Exhibit N) are less restrictive in the aggregate to such counter-party(ies) (and any of its (their) representatives named therein) than the terms of the Confidentiality Agreement, then notwithstanding the foregoing, such agreement will be deemed an “Acceptable Confidentiality Agreement” if Seller offers to amend the Confidentiality Agreement so as to make the Confidentiality Agreement as restrictive in the aggregate as the confidentiality agreement signed by such counterparty(ies).

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Purchaser or any of its Affiliates or Representatives) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions, alone or in combination, (other than: (1) the Transaction; and (2) any transaction in furtherance of the consummation of the Transaction with the express consent of Purchaser) involving: (a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which a Person or Group of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of Seller after giving effect to the consummation of such transaction; or (ii) in which Seller issues securities representing more than 20% of the outstanding voting securities of Seller after giving effect to the consummation of such transaction; (b) any sale, exchange, transfer, exclusive license, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of Seller and the Seller Subsidiaries; or (c) any liquidation or dissolution of Seller.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Aggregate Escrow Amount” shall have the meaning specified in Section 2.1.

“Agility Fee” shall mean an amount equal to $350,000, which amount represents the fee payable to Agility Capital, LLC at Closing pursuant to Section 1(c) of that certain Loan Agreement dated July 30, 2009, by and between Seller and Agility Capital, LLC.

“Agreement” shall have the meaning specified in the Preamble.

“Agreement Date” shall have the meaning specified in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning specified in Section 6.2(c)(ii).

i

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Asset Purchase” shall have the meaning specified in the recitals.

“Assignment and Assumption Agreement” shall have the meaning specified in Section 3.2(b).

“Assumed Liabilities” shall have the meaning specified in Section 1.3.

“Assumed Plans” shall have the meaning specified in Section 8.1(c).

“Balance Sheet Date” shall have the meaning specified in Section 4.5(a).

“Books and Records” shall have the meaning specified in Section 1.1(n).

“Broadbase” shall have the meaning specified in Section 10.1(c).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Cash” means cash and cash equivalents.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Co-Employer” shall mean any Person that is or was considered to be a co-employer with Seller or any Seller Subsidiary.

“Competitor” shall mean any Person (i) that is engaged to any material extent in, or derives any revenue from, either directly or through one or more Subsidiaries, the business of developing and licensing customer service software, or (ii) that Seller’s Board of Directors has not determined, in good faith, is not a competitor of the Company.

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement between Purchaser and Seller, dated June 8, 2009.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Consent Adjustment” shall mean an amount, calculated at the earlier of (i) the Closing Date and (ii) such date after the condition to Closing set forth in Section 9.3(b) has been satisfied, as Purchaser notifies Seller in writing that Purchaser is willing to waive the condition to Closing set forth in Section 9.1(d) (such earlier date in clause (i) or (ii), as applicable, the “Determination Date”), equal to the sum of (A) with respect to any and all Contracts listed on Schedule 9.1(d)-2 for which a consent to assignment to Purchaser has not been obtained from the other party thereto on or before the Determination Date, an aggregate amount equal to the product of (a) the “Annual Maintenance Amount” set forth for each such Contract on Schedule 9.1(d)-2, multiplied by (b) 1.78, plus (B) with respect to any and all Contract listed on Schedule 9.1(d)-1 which specify a “Cost to Replace” amount and for which a consent to assignment to Purchaser has not been obtained from the other party thereto on or before the Determination Date, an aggregate amount equal to the aggregate “Cost to Replace” amounts set forth for each such Contract on Schedule 9.1(d)-1.

“Continuing Policies” shall have the meaning specified in Section 6.13.

“Continuing Policy Premium” shall have the meaning specified in Section 6.13.

“Contract” shall mean any written, or oral legally binding, agreement, contract, obligation, promise, understanding or arrangement.

“Copyright Assignment” shall have the meaning specified in Section 3.2(c).

“Copyrights” shall mean all copyrightable works and all copyrights, registrations and applications therefor, including in and to works of authorship and all other rights corresponding thereto throughout the world (including moral rights), whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof (including all material unregistered copyrights).

“Covered Matter” shall mean the matters described in Schedule 12.2(d) hereto.

“CPR” shall have the meaning specified in Section 12.7.

“D&O Extension Premium” shall have the meaning specified in Section 6.12.

“Data Protection Regulation” shall mean any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator, industry regulator or any Governmental Entity relating to the collection, use, processing, transfer (including across national boundaries), storage, protection, disposal or disclosure of personally identifiable information, or other information relating to Persons protected by law.

“Deposits and Advances” shall have the meaning specified in Section 1.1(i).

“DOL” shall mean the United States Department of Labor.

“Domain Name Assignment” shall have the meaning specified in Section 3.2(c).

“Election Forms” shall have the meaning specified in Section 10.1(c).

“Employee” shall mean any current employee, officer or director of Seller or any of the Seller Subsidiaries.

“Employee Benefit Plan” shall mean all written and unwritten plans, arrangements, programs or policies, whether funded or unfunded, relating to Transferred Employees including (i) retirement, savings or pension plans, (ii) other employee benefit plans or welfare arrangements, including health and medical arrangement, life, disability or severance and indemnity programs and (iii) bonus or other incentive, remuneration, profit sharing, long service or deferred compensation arrangement.

“Environmental and Safety Laws” shall mean all statutes, laws and regulations of any Governmental Entity relating to pollution or protection or preservation of human health or safety or the environment, including, without limitation, statutes, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, radioactive materials, toxic or hazardous substances or hazardous waste, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials (“Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with Seller or any of the Seller Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” shall have the meaning specified in Section 2.2.

“Escrow Agreement” shall have the meaning specified in Section 2.2.

“Escrow Release Date” shall have the meaning specified in Section 2.2.

“Estimated Purchase Price Certificate” shall mean the final certificate determined pursuant to Section 2.3 setting forth, as of the Closing Date, Net Working Capital, Excess Net Debt, Seller Transaction Expenses (which Seller Transaction Expenses shall include, without limitation, the categories set forth on Exhibit K and the Consent Adjustment as of the Determination Date (in each case, including each component thereof).

“Excess Net Debt” shall mean an aggregate amount (which shall not be negative), if any, by which (i) the Target Net Debt Amount exceeds (i.e., is greater or less negative than) (ii) the sum (which may be negative), without duplication, of Seller’s and the Seller Subsidiaries’ consolidated (A) unrestricted Cash which is a Purchased Asset plus any outstanding checks or wires from third parties, minus (B) any outstanding checks or wires to third parties, minus (C) the sum of (1) any Indebtedness of the type described in clauses (i) or (ii) of the definition thereof of the Seller or any Seller Subsidiary, plus (2) the aggregate unpaid amount of any Liability payable or owing to RightNow Technologies, Inc. or any other Person pursuant to, or arising from, that certain General Release and Settlement Agreement dated October 16, 2009, by and between Seller and RightNow Technologies, Inc., plus (3) the amount of any Liability in respect of that certain letter of credit issued in favor of the Bohannon Trusts Partnership II, net of any related prepaid restricted Cash (for the avoidance of doubt, which is not included in clause (A) above), plus (4) the amount of any Liability in respect of any Minnesota sales Tax, plus (5) any Indebtedness (for the avoidance of doubt, not including any Seller Transaction Expenses or the Agility Fee, in each case, to the extent such amounts are reflected on the Estimated Purchase Price Certificate and reduces the Purchase Price) not set forth as of the date hereof on Schedule 4.5(c) (or in excess of the amount set forth thereon) (the amounts in the foregoing clauses (1) to (5) shall be collectively referred to herein as the “Adjustment Debt”), in each case as of the Closing Date (after giving effect to the Transaction and assuming the repayment in full of all Adjustment Debt at the Closing). The presentation and method of calculation of Excess Net Debt for purposes of this Agreement shall be consistent with the sample presentation and calculation set forth on Exhibit L, and, without limiting the foregoing, shall include for purposes of clause (C), all Indebtedness set forth on Exhibit L (which for the avoidance of doubt shall not be less than (but may be greater than) the minimum amounts, if any, listed thereon).

“Excess Net Debt Negative Adjustment” shall have the meaning specified in Section 2.3(g).

“Excess Net Debt Positive Adjustment” shall have the meaning specified in Section 2.3(h).

“Exchange Act” shall have the meaning specified in Section 4.4(a).

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Excluded Contracts” shall have the meaning specified in Section 1.2(f).

“Excluded Liabilities” shall have the meaning specified in Section 1.4.

“Excluded Records” shall have the meaning specified in Section 1.2(c).

“Excluded Subsidiary Liabilities” mean any Liability arising in connection with or related to (i) all Liabilities of the Seller Subsidiaries to Purchaser under this Agreement and any other Transaction Document, (ii) all Liabilities of any Seller Subsidiary arising in connection with or related to any Excluded Asset (including any Non-Assignable Asset until validly assigned), (iii) all Liabilities of any Seller Subsidiary for Seller Transaction Expenses, (iv) all Liabilities of any Seller Subsidiary for Taxes incident to or arising out of the negotiation, preparation, approval, authorization or consummation of this Agreement or the Transaction (including Transfer Taxes, any Taxes arising out of, or attributable to, the Section 338(h)(10) Election and any alternative minimum Tax, sales Tax or bulk sales Tax) other than Liabilities arising as a result of a Section 338 election (other than the Section 338(h)(10) Election) made by Purchaser with respect to any Seller Subsidiary (other than Broadbase), (v) all Liabilities of any Seller Subsidiary for income Taxes for any period or portion thereof ending on or prior to the Closing Date, (vi) all Liabilities of any Seller Subsidiary for indemnification of its officers and directors in their capacity as such pursuant to the Seller Organizational Documents or Contracts for the indemnification of directors and officers of the Seller Subsidiaries in their capacity as such and (vii) all Liabilities of any Seller Subsidiary arising from any claim by any of Seller’s or any Seller Subsidiary’s stockholders, optionholders, warrantholders or other equity holders.

“Existing Confidentiality Agreements” shall have the meaning specified in Section 4.25.

“Existing D&O Insurance” shall have the meaning specified in Section 1.1(m).

“First Escrow Amount” shall have the meaning specified in Section 2.1.

“First Escrow Fund” shall have the meaning specified in Section 2.2.

“Foreign Plan” shall have the meaning specified in Section 4.19(h).

“Fourth Escrow Amount” shall have the meaning specified in Section 2.1.

“Fourth Escrow Fund” shall have the meaning specified in Section 2.2.

“Fund Manager” shall mean AKKR Fund III Management Company, L.P. or its designee.

“GAAP” shall have the meaning specified in Section 4.4(c).

“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Entity.

v

“Governmental Entity” shall have the meaning specified in Section 4.2(b).

“Group” shall have the meaning specified in Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Guarantor” shall have the meaning specified in the Preamble.

“Guaranty” shall have the meaning specified in the Preamble.

“Hazardous Material” shall have the meaning specified in Section 4.17.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Subsidiary” means eVergance UK Limited.

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any Liabilities for the deferred purchase price of property or services with respect to which Seller or any Seller Subsidiary is liable, contingently or otherwise, as obligor or otherwise, including any so-called “earn-out” or similar payments or obligations (other than accounts payable accrued as current liabilities and reflected in the calculation of Net Working Capital), (iv) any commitment by which Seller or any Seller Subsidiary assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, whether or not drawn), (v) any indebtedness guaranteed in any manner by Seller or any Seller Subsidiary (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which Seller or any Seller Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations Seller or any Seller Subsidiary assures a creditor against loss, (vii) obligations under swaps, hedges or similar instruments, but excluding in each case, trade payables incurred in the ordinary course of business, (viii) obligations in respect of letters of credit and bankers’ acceptances issued for the account of Seller or any Seller Subsidiary, whether or not drawn, (ix) obligations arising from cash/book overdrafts, (x) brokerage commissions or finder’s fees (whether currently or prospectively owed), and (xi) and any accrued interest, penalties, expenses, prepayment fees or other amounts due related to any of the foregoing which would be payable if Indebtedness were paid in full on the Closing Date.

“Indemnified Party” or “Indemnified Parties” shall mean a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” shall mean Seller or Purchaser, as applicable.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith (i) all United States, international and foreign Patents, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, Trade Secrets, proprietary information, know how, customer lists, and intangible proprietary information; (iii) all Copyrights, and all other rights corresponding thereto throughout the world; (iv) all rights in industrial designs and any registrations and applications therefor throughout the world; (v) all Trademarks; (vi) all rights in databases and data collections and all rights therein throughout the world; (vii) all economic rights of authors and inventors, however denominated, throughout the world, (viii) all rights in Web addresses, sites and domain names and numbers; (ix) all rights in Software (not otherwise covered by (i)-(viii)), and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” shall have the meaning specified in Section 1.1(c).

“IP Assignment Documents” shall have the meaning specified in Section 3.2(c).

“IP Supplier Contracts” shall have the meaning specified in Section 4.11(a)(xiii).

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean all of the following used by the Seller (whether owned by Seller or a third party): means all computers, computer systems, servers, hardware, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of any Knowledge Group Member. Any of the foregoing individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge would reasonably expected to be obtained by such individuals in the ordinary course of the performance of their rights and responsibilities for Seller.

“Knowledge Group Member” means each of Michael Fields, Jay Jones, Mark Angel, Will Bose and James Jones.

“Leased Real Property” shall have the meaning specified in Section 1.1(f).

“Legal Requirement” shall mean any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, or decision issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any Data Protection Regulations.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” shall mean any lien (including liens for Taxes), pledge, mortgage, deed of trust, security interest, adverse claim, license, charge, option, right of first refusal, easement, restriction, servitude, proxy, voting trust or agreement or transfer restriction under any shareholder or similar agreement.

“Losses” or “Loss” shall have the meaning specified in Section 12.2.

“Machinery and Equipment” shall have the meaning specified in Section 1.1(d).

“Materials of Environmental Concern” is defined under “Environmental and Safety Laws” in this Exhibit A.

“Material Contracts” shall have the meaning specified in Section 4.11(a).

“Name Change” shall have the meaning specified in Section 7.8.

“Net Working Capital” shall mean the sum of (a) Seller’s and the Seller Subsidiaries’ total current assets on a consolidated basis included in the Purchased Assets as of the Closing Date (excluding Cash), plus (b) the amount of Seller Transaction Expenses paid by Seller prior to Closing which are included in the Seller Transaction Expenses set forth on the Estimated Purchase Price Certificate and reduces Purchase Price), less

(c) Seller’s and the Seller Subsidiaries’ total current liabilities on a consolidated basis as of the Closing Date (excluding (i) Seller Transaction Expenses that are unpaid and accrued as of the Closing, (ii) all Adjustment Debt, (iii) deferred revenue, (iv) accrued liabilities in respect of, and expressly referencing (as a specific line item), the Covered Matters and (v) all Liabilities with respect to claims by Seller’s stockholders or other equity holders, in their capacity as such, or Liabilities to indemnify Seller’s directors in respect thereof, in each case, only so long as such are both Excluded Liabilities and for which Seller has acknowledged its obligation to pay in full following the Closing Date), in each case, determined in accordance with GAAP and, solely to the extent consistent with GAAP, consistent with past practices of Seller; provided however, that notwithstanding the foregoing, Net Working Capital shall include each of the items set forth on Exhibit M (each of which, for the avoidance of doubt, shall not be less than (but may be greater than) the minimum amounts, if any, and shall not be more than (but may be less than) the maximum amounts, if any, listed thereon). The presentation and method of calculation of Net Working Capital for purposes of this Agreement shall be consistent with the sample presentation and calculation set forth in Exhibit M. For the avoidance of doubt, as reflected on Exhibit M, Seller’s consolidated total current assets shall not include any add back for accounts receivable net downs.

“Net Working Capital Deficiency” shall mean the amount (which shall not be negative), if any, by which the Net Working Capital is less than (that is, more negative than) the Net Working Capital Target.

“Net Working Capital Negative Adjustment” shall have the meaning specified in Section 2.3(g).

“Net Working Capital Positive Adjustment” shall have the meaning specified in Section 2.3(h).

“Net Working Capital Target” shall mean an amount equal to $(733,000) (i.e., negative seven hundred thirty three thousand dollars).

“Non-Assignable Asset” shall have the meaning specified in Section 1.5(a).

“Notice of Conclusion” shall have the meaning specified in Section 12.5(c).

“Notice of Objection” shall have the meaning specified in Section 2.3(c).

“Notice Period” shall have the meaning specified in Section 6.2(d)(iii).

“OFAC” shall have the meaning specified in Section 4.24.

“Option Bonus” shall have the meaning specified in Section 6.11(a).

“Option Holdback Amount” means an amount equal to (i) the product of (A) the number of shares of Seller Common Stock subject to all outstanding options held by Employees that are vested as of or upon the Closing with an exercise price less than the Price Per Share, multiplied by (B) the Price Per Share, less (ii) an amount equal to the aggregate exercise price of all outstanding options held by Employees that are vested as of or upon the Closing with an exercise price less than the Price Per Share.

“Order” shall mean any temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel.

“Outside Date” shall have the meaning specified in Section 11.1(b).

“Participant” shall mean, with respect to the Process, (i) any Person or group that has entered into a confidentiality agreement with Seller or any Seller Subsidiary with respect to the Process and that attended (in person or telephonically) one or more management presentations, (ii) any Person or group that has submitted any letter of intent or Acquisition Proposal during the Process, whether or not such letter of intent or Acquisition Proposal was subsequently withdrawn or abandoned by such Person or group or rejected or abandoned by Seller or (iii) any Affiliate thereof.

“Partner Contracts” shall have the meaning specified in Section 4.11(a)(x).

“Patent Assignment” shall have the meaning specified in Section 3.2(c).

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, divisionals, re-examinations, revisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permits” shall have the meaning specified in Section 1.1(s).

“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith; (b) statutory Liens relative to landlords’ and lessors’ interests under leases or rental agreements securing landlords’ and lessors’ obligations, (c)deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies; (e) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Leased Real Property which are not violated by the current use, occupancy and operation thereof, and (f) non-exclusive licenses to customers of Seller Products in the ordinary course of business.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Property” shall have the meaning specified in Section 1.1(e).

“Personal Property Leases” shall have the meaning specified in Section 1.1(g).

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date.

“Pre-Closing Period” shall have the meaning specified in Section 6.1(a).

“Price Per Share” means an amount equal to (a) the Purchase Price divided by (b) the number of shares of Company Common Stock outstanding as of the Closing.

“Prior Bidder” means any Person who was a Participant in the Process or a member of any group that was a Participant in the Process, or any Affiliate of such Person; provided, however, that any such Person who is a competitor of Seller whose access to non-public information of Seller was materially restricted in the Process shall not be deemed to be a Prior Bidder hereunder.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

“Process” shall mean the process conducted by Seller and Seller’s Representatives (including Pagemill Partners LLC and Wachovia or their successor) for purposes of exploring a sale of and/or strategic alternatives involving Seller.

“Prospective Employee” shall have the meaning specified in Section 8.1(a).

“Proxy Statement” shall have the meaning specified in Section 4.25.

“Publicly Available Software” shall mean each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License), or pursuant to similar licensing and distribution models, including any Software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; and (ii) any Software under a license that requires, as a condition of use, modification, and/or distribution of such Software, that such Software or other Software incorporated into, linked with derived from, or distributed with such Software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge.

“Purchase Adjustment Certificate” shall have the meaning specified in Section 2.3(b).

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchase Price Allocation” shall have the meaning specified in Section 2.4.

“Purchase Price Allocation Agreement” shall have the meaning specified in Section 2.4.

“Purchase Price Escrow Amount” shall have the meaning specified in Section 2.1.

“Purchase Price Escrow Fund” shall have the meaning specified in Section 2.2.

“Purchase Price Escrow Release Date” shall have the meaning specified in Section 2.2.

“Purchase Price Escrow Release Notice” means the notice delivered to the Escrow Agent pursuant to Section 2.3(i)(i), Section 2.3(i)(ii) and/or Section 2.3(i)(iii).

“Purchased Assets” shall have the meaning specified in Section 1.1.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Expenses” shall have the meaning specified in Section 11.4(d).

“Purchaser Indemnified Parties” shall have the meaning specified in Section 12.2.

“Purchaser Material Adverse Effect” shall have the meaning specified in Section 5.1.

“Rebates and Credits” shall have the meaning specified in Section 1.1(j).

“Receivables” shall have the meaning specified in Section 1.1(a).

“Real Property Leases” shall have the meaning specified in Section 1.1(f).

“Representatives” shall mean officers, directors, employees, attorneys, accountants, agents, advisors and representatives.

“Restricted Business” shall have the meaning specified in Section 7.4(a).

x

“Restricted Period” shall have the meaning specified in Section 7.4(a).

“Restricted Territory” shall have the meaning specified in Section 7.4(a).

“Reviewing Accountant Fees” shall have the meaning specified in Section 2.3(f).

“Reviewing Accountants” shall have the meaning specified in Section 2.3(f).

“Rights Agreement” shall have the meaning specified in Section 1.2(f).

“Rules” shall have the meaning specified in Section 12.7.

“SEC” shall have the meaning specified in Section 4.4(a).

“Second Escrow Amount” shall have the meaning specified in Section 2.1.

“Second Escrow Fund” shall have the meaning specified in Section 2.2.

“Section 338(h)(10) Election” shall have the meaning specified in Section 10.1(c).

“Securities Act” shall have the meaning specified in Section 4.4(a).

“Seller” shall have the meaning specified in the Preamble.

“Seller Balance Sheet” shall have the meaning specified in Section 4.5(a).

“Seller Board Recommendation” shall have the meaning specified in Section 6.3(d).

“Seller Board Recommendation Change” shall have the meaning specified in Section 6.5(a).

“Seller Business” shall mean the business of Seller and the Seller Subsidiaries as presently conducted and presently planned to be conducted, including the proposed licensing and distribution of KANA 10 to customers and resellers.

“Seller Common Stock” shall mean the common stock, $0.001 par value per share, of Seller.

“Seller Contracts” shall have the meaning specified in Section 1.1(k).

“Seller Disclosure Schedule” shall have the meaning specified in Article 4.

“Seller Employee” shall mean any current employee, officer or director of Seller.

“Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller or any Seller Subsidiary or ERISA Affiliate for the benefit of any current or former Employee, or pursuant to which Seller or any of the Seller Subsidiaries has or may have any material liability contingent or otherwise.

“Seller Financial Statements” shall have the meaning specified in Section 4.4(c).

“Seller Indemnified Parties” shall have the meaning specified in Section 12.3.

“Seller Insurance Policies” shall have the meaning specified in Section 1.2(g).

“Seller Intellectual Property” shall mean any Intellectual Property that is owned or licensed by Seller and used or held for use in the Seller Business, including all Intellectual Property rights in the Seller Products.

“Seller Marks” shall have the meaning specified in Section 7.8.

“Seller Material Adverse Effect” shall mean any change, event, development, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with other Effects, is or would be reasonably expected to be materially adverse to (a) the business, condition (financial or otherwise), Purchased Assets, Assumed Liabilities or results of operations of Seller or the Seller Subsidiaries taken as a whole or the Seller Business or (b) the ability of Seller or the Seller Subsidiaries to perform their respective obligations pursuant to this Agreement and the other Transaction Documents and to consummate the Transaction, provided that none of the following, either alone or in combination, shall be deemed or be taken into account in determining whether there has occurred a Seller Material Adverse Effect: (i) any Effect that results from changes or conditions affecting the industry in which Seller operates generally or the economy in the United States or any foreign markets where Seller has material operations or sales generally, provided such changes or conditions do not have a disproportionate or unique effect on Seller or a Seller Subsidiary, (ii) any Effect resulting primarily from the announcement (or pre-announcement disclosure) of this Agreement or the pendency of the Transaction (including loss of customers and Employees), (iii) the failure in and of itself of Seller and the Seller Subsidiaries to meet the revenue or earnings estimates or expectations for any period ending on or after the Agreement Date (provided that such exclusion shall not apply to any underlying Effect that may have caused or contributed to such failure), (iv) changes in the trading volume or trading prices of Seller Common Stock (provided that such exclusion shall not apply to any underlying Effect that may have caused or contributed to such change in trading prices or volumes), or (v) any Seller stockholder class action or derivative litigation relating to the Transaction.

“Seller Organizational Documents” shall have the meaning specified in Section 4.1.

“Seller Products” shall have the meaning specified in Section 4.10.

“Seller Registered Intellectual Property” shall mean all United States, international and foreign: (i) granted Patents and applications therefor; (ii) registered Trademarks and applications to register Trademarks, including intent-to-use applications, Trademark renewals, or other registrations or applications related to Trademarks; (iii) Copyright registrations, applications to register Copyrights, and Copyright renewals; (iv) domain name registrations; and any (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time, in each case that are owned by Seller or any Seller Subsidiary.

“Seller SEC Documents” shall have the meaning specified in Section 4.4(a).

“Seller Stockholder Approval” shall have the meaning specified in Section 4.2(a).

“Seller Stockholders Meeting” shall have the meaning specified in Section 6.4(a).

“Seller Subsidiaries” shall have the meaning specified in Section 4.3(a).

“Seller Transaction Expenses” shall mean (i) (A) all fees and expenses incurred by Seller or any Seller Subsidiary paid or payable to Pagemill Partners LLC (whether previously paid or payable) and (B) all other fees and expenses (including all legal fees and expenses) incurred by Seller or any Seller Subsidiary on or after May 7, 2009 (whether previously paid or payable), in each case in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction or otherwise arising from the Transaction, (ii) any fees, costs or expenses incurred on or prior to the Closing Date in connection with obtaining the consents, waivers and approvals, and making and delivering all filings and notices, in each case listed or required to be listed on Schedule 4.2(c), and those required to transfer or assign to Purchaser all of the right, title and interest of Seller and its Affiliates in and to all of the Seller Contracts, (iii) any fees, costs and expenses incurred in connection with the transfer of the Seller Intellectual Property to Purchaser (including in connection with the preparation and filing of the IP Assignment Documents), (iv) any Transfer Taxes, (v) the Agility Fee (vi) the cost of the D&O Extension Premium and Continuing Policy Premium, net of any refunds pursuant to Section 6.15, (vii) the Specified Purchaser Legal Fees and (viii) any change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses or similar Liabilities, in each case payable or accelerated in connection with the Transaction.

“Seller Transaction Expenses Negative Adjustment” shall have the meaning specified in Section 2.3(g).

“Seller Transaction Expenses Positive Adjustment” shall have the meaning specified in Section 2.3(h).

“Seller Triggering Event” shall be deemed to have occurred if: (a) Seller’s Board of Directors withdraws or modifies in a manner adverse to Purchaser, or publicly proposes to withdraw or modify in a manner adverse to Purchaser, the Seller Board Recommendation or otherwise effectuates or permits a Seller Board Recommendation Change; (b) Seller fails to include in the Proxy Statement the Seller Board Recommendation; (c) Seller’s Board of Directors adopts or approves or publicly endorses or recommends any Acquisition Proposal; (d) Seller enters into an Alternative Acquisition Agreement accepting an Acquisition Proposal; or (e) a tender or exchange offer relating to securities of Seller is commenced by a Person unaffiliated with Purchaser and Seller has not sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that Seller recommends rejection of such tender or exchange offer.

“Software” shall mean any and all (i) computer programs, libraries and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code format, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (iii) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

“SOX” shall have the meaning specified in Section 4.4(a).

“Straddle Tax Period” shall mean any Tax period which includes, but does not end on, the Closing Date.

“Stock Plan” means each of Seller’s 1999 Stock Incentive Plan, 1999 Special Stock Option Plan, Broadbase 1996 Equity Incentive Plan, SilkNet 1999 Non-Employee Director Plan, SilkNet 1999 Stock Option Plan/Stock Incentive Plan, Rubric, Inc. 1998 Stock Option Plan, ServiceSoft 1999 Stock Option Plan and Grant Plan, Broadbase 2000 Stock Incentive Plan, Broadbase 1999 Equity Incentive Plan, in each case as amended.

“Subsequently Acquired Contract” shall have the meaning specified in Section 7.9.

“Subsidiary Stock Certificates” shall have the meaning specified in Section 3.2(i).

“Superior Proposal” means a bona fide written Acquisition Proposal for an Acquisition Transaction of the type specified in clauses (a) and (b) of the definition thereof not solicited in violation of Section 6.2 that states by its terms that it will be irrevocable (for a stated period) and binding upon execution by Seller, on terms that are not subject to due diligence and that is determined by Seller’s Board of Directors, in its good faith judgment, after consultation with its financial advisor and outside legal counsel), and after taking into account the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view to Seller’s stockholders than the Transaction, (ii) to provide a greater present expected cash value (taking into account the cash consideration and the likelihood and anticipated timing of the transaction ) to Seller’s stockholders than the Transaction, (iii) at a price per share, in the case of a merger or tender offer, greater than the Purchase Price divided by the number of then outstanding shares of Seller Common Stock and (iv) which Seller’s Board of Directors in good faith determines is reasonably likely to be consummated in accordance with its terms; provided, however, that for purposes of the references to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to twenty percent (20%) in the definition of “Acquisition Transaction” shall be references to one-hundred percent (100%); and provided further, that no reiteration, or substantial reiteration, of an Acquisition Proposal or Acquisition Transaction made to the Seller prior to the Agreement Date on materially the same terms (and with materially the same assurances of financing) shall be deemed to be a Superior Proposal.

“Tail Policy” shall have the meaning specified in Section 6.12.

“Target Net Debt Amount” means $(1,164,000) (i.e., negative one million one hundred sixty four thousand dollars).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any federal, state, local or foreign income, alternative or add-on minimum income, ad valorem, business license, documentary, employment, environmental, excise, franchise, gains, gross income, gross receipts, license, occupation, payroll, personal property, premium, profits, property transfer, real property, recording, sales, services, severance, social security, stamp, transfer, unemployment insurance, use, value added, windfall profit or withholding tax, custom, duty, levy or other governmental assessment, charge or fee in the nature of a tax (whether payable directly or by withholding); (b) any liability for Taxes as a transferee; (c) any liability for Taxes as a result of being or having been a member of an affiliated, consolidated, combined or unitary group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement; and (d) any estimated Tax, interest, fines, penalties or additions to Tax with respect to amounts referred to in clauses (a), (b) or (c) hereof.

“Tax Authority” means any Governmental Entity responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Termination Fee” shall have the meaning specified in Section 11.4(a).

“Third Escrow Amount” shall have the meaning specified in Section 2.1.

“Third Escrow Fund” shall have the meaning specified in Section 2.2.

“Third-Party Claim” shall have the meaning specified in Section 12.5(a).

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, Software source code, processing, manufacturing, software development or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, research data and results, flowcharts, diagrams, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture, processing techniques, data processing software, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all claims and rights related thereto.

“Trademark Assignment” shall have the meaning specified in Section 3.2(c).

“Trademarks” shall mean any and all trademarks, service marks, trade dress, logos, slogans, trade names, trademark and service mark registrations and applications therefor, unregistered trademarks and service marks, together with all adaptations, derivations and combinations thereof, and all goodwill associated with any of the foregoing throughout the world.

“Transaction” shall have the meaning specified in the recitals.

“Transaction Documents” shall mean this Agreement, the Voting Agreements, the Guaranty, the General Assignment and Bill of Sale, the Assignment and Assumption Agreement and the IP Assignment Documents.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer or similar Taxes that may be imposed in connection with the transfer of the Purchased Assets.

“Transferred Employees” shall have the meaning specified in Section 8.1(a).

“Voting Agreements” shall have the meaning specified in the recitals.

“Voting Stockholders” shall have the meaning specified in the Preamble.

Exhibit B

FINAL FORM

The form of voting agreement and irrevocable proxy attached as Exhibit B is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by this reference.

Exhibit C

FINAL FORM

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is entered into as of [                    ], 2009 by and among [                    ], as escrow agent (the “Escrow Agent”), Kana Software, Inc. a Delaware corporation (“Seller”), and Kay Technology Corp, Inc. (“Purchaser”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below). If the terms of this Agreement conflict in any way with the provisions of the Purchase Agreement, then the provisions of the Purchase Agreement shall control.

RECITALS

A. Seller and Purchaser have entered into that certain Asset Purchase Agreement dated as of October [__], 2009 (the “Purchase Agreement”), a copy of which is attached hereto as Annex A, pursuant to which Seller has agreed to sell, assign and transfer to Purchaser, and Purchaser has agreed to purchase from Seller, substantially all of the assets of Seller.

B. Pursuant to Section 2.2 of the Purchase Agreement, on the Closing Date, $500,000 (the “First Escrow Amount”), $100,000 (the “Second Escrow Amount”), $360,000 (the “Third Escrow Amount”), $361,000 (the “Fourth Escrow Amount”) and $1,000,000 (the “Purchase Price Escrow Amount”) will be placed into escrow to be held and disbursed by the Escrow Agent in accordance with this Agreement.

C. The Escrow Agent will hold the First Escrow Amount, the Second Escrow Amount, the Third Escrow Amount and the Fourth Escrow Amount and all interest and other amounts earned thereon (the “First Escrow Fund”, “Second Escrow Fund”, “Third Escrow Fund” and “Fourth Escrow Fund” respectively) in four separate escrow accounts (the “First Escrow Account”, “Second Escrow Account”, “Third Escrow Account” and “Fourth Escrow Account”, respectively). Any interest or other income (the “Escrow Earnings”) earned on the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund will be added to the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund, respectively, and will, until released to Seller or the Purchaser Indemnified Parties in accordance with this Agreement and the Purchase Agreement, be available solely for indemnification of the Purchaser Indemnified Parties pursuant to the Purchase Agreement.

D. The Escrow Agent will hold the Purchase Price Escrow Amount and all Escrow Earnings earned thereon (collectively, the “Purchase Price Escrow Fund”, and together with the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund, the “Escrow Funds”) in an escrow account (the “Purchase Price Escrow Account”). Any Escrow Earnings earned on the Purchase Price Escrow Fund will be added to the Purchase Price Escrow Fund and will, until released to Seller or the Purchaser Indemnified Parties in accordance with this Agreement and the Purchase Agreement, be available solely for indemnification of Purchaser pursuant to the Purchase Agreement.

E. The parties hereto desire to set forth further terms and conditions relating to the operation of the Escrow Funds.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Appointment and Agreement of Escrow Agent. Purchaser and Seller hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

2. Establishment of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund.

(a) Pursuant to Section 2.2 of the Purchase Agreement, on the Closing Date, Purchaser will deposit the First Escrow Amount, Second Escrow Amount, Third Escrow Amount, Fourth Escrow Amount and the Purchase Price Escrow Amount with the Escrow Agent by wire transfer of immediately available funds. The Escrow Agent will hold the First Escrow Fund in the First Escrow Account, the Second Escrow Fund in the Second Escrow Account, the Third Escrow Fund in the Third Escrow Account, the Fourth Escrow Fund in the Fourth Escrow Account and the Purchase Price Escrow Fund in the Purchase Price Escrow Account pursuant to this Agreement.

(b) As of any particular time, the Escrow Agent may assume without inquiry that the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund are all of the cash required to be held in the First Escrow Account, Second Escrow Account, Third Escrow Account, Fourth Escrow Account and the Purchase Price Escrow Account, respectively, by the Escrow Agent. The First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund will be held and distributed by the Escrow Agent in accordance with the provisions of this Agreement and the Purchase Agreement. No portion (nor all) of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or the Purchase Price Escrow Fund, nor any beneficial interest therein, may be pledged, subjected to any Lien, sold, assigned or transferred (including any transfer by operation of law) by Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Seller, in each case prior to the distribution to Seller of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund by the Escrow Agent in accordance with this Agreement.

3. Taxes.

(a) Seller and Purchaser agree to treat the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund as owned by Purchaser and not received by Seller, in all cases to the extent not paid to Seller pursuant to this Agreement, and to file all tax returns on a basis consistent with such treatment. Until the distribution of any portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or the Purchase Price Escrow Fund to Seller in accordance with this Agreement and the Purchase Agreement, for Tax purposes, the beneficial interest in that portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund held by the Escrow Agent remains with Purchaser. For tax purposes, all Escrow Earnings on the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund in any Tax year will be reported as allocated to Purchaser until the distribution of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund is determined and thereafter to Purchaser and Seller in accordance with their respective interests therein. Seller and Purchaser agree that any disbursement of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or the Purchase Price Escrow Fund to Seller may be treated for U.S. federal income tax purposes as consisting, in part, of imputed interest in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder. In addition, Seller and Purchaser hereby acknowledge and agree among themselves that the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund will be treated as installment obligations for purposes of Section 453 of the Code, and no party will take any action or filing inconsistent with such characterization. The Escrow Agent shall have no obligation to calculate, confirm or inquire into the other parties’ treatment of payments from, or obligations under, this Agreement as consisting, in part, of imputed interest or as representing installment obligations and shall, instead, report Escrow Earnings on the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund as allocable to Purchaser or Seller, as applicable, as set forth above in this Section 3(a).

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(b) Purchaser and Seller acknowledge and agree that any amount distributed by the Escrow Agent from the First Escrow Account, Second Escrow Account, Third Escrow Account, Fourth Escrow Account or the Purchase Price Escrow Account to Seller pursuant to the terms of this Agreement and the Purchase Agreement (other than amounts treated as interest for U.S. tax purposes) will be treated, for U.S. tax purposes, as additional consideration paid to Seller for the Purchased Assets pursuant to the Purchase Agreement as and when any such amount is distributed.

(c) Prior to the distribution of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or the Purchase Price Escrow Fund to Seller, the Escrow Agent will distribute to Purchaser an amount equal to the difference between (i) the incremental federal and state income tax that Purchaser incurred as a result of including in income the Escrow Earnings earned on the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund and (ii) the incremental federal and state tax savings as a result of the amount treated as imputed interest as required by the Code.

4. Rights and Obligations of the Parties. The Escrow Agent will be entitled to such rights and will perform such duties as Escrow Agent as set forth herein (collectively, the “Duties”), in accordance with the provisions of this Agreement. Purchaser and Seller will be entitled to their respective rights, and will perform their respective duties and obligations, as set forth herein and in the Purchase Agreement.

5. Escrow Period and Purchase Price Escrow Period.

(a) The period during which a claim for indemnification under Section 2.3(g) of the Purchase Agreement (an “Purchase Price Claim”) may be initiated against the Purchase Price Escrow Fund will commence at the Closing Date and terminate upon the Escrow Agent’s release of the entire Purchase Price Escrow Fund following the Escrow Agent’s receipt of the Purchase Price Escrow Release Notice (as defined in the Purchase Agreement) (the “Purchase Price Escrow Release Date” and such period from the Closing Date until the Purchase Price Escrow Release Date, the “Purchase Price Escrow Period”).

(b) The period during which (i) a claim for indemnification under Section 12.2(d) for the matters described in Schedule 12.2(d) of the Purchase Agreement may be initiated against the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund (each, a “Claim”), will in each case commence at the Closing Date and terminate at 11:59 P.M. (California Time) on February 15, 2011(the “Escrow Release Date” and such period from the Closing Date until the Escrow Release Date, the “Escrow Period”). Notwithstanding the foregoing, all or a portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund may be retained beyond the Escrow Period as provided in Sections 7(b) and 8 of this Agreement.

(c) Unless otherwise specified in writing signed by Purchaser and Seller, for purposes of this Agreement, the Closing Date shall be deemed to be the date hereof.

6. Duties of Escrow Agent.

(a) The Escrow Agent will (i) safeguard and treat the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund as trust funds in accordance with the provisions hereof and not as the property of Purchaser or Seller and will hold the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund in separate accounts, apart from any other funds or accounts of the Escrow Agent or any other Person, and (ii) hold and dispose of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund only in accordance with the provisions of this Agreement.

(b) The Duties may be altered, amended, modified or revoked only by a writing signed by Purchaser, the Escrow Agent and Seller.

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7. Distributions from First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund to Purchaser.

(a) At any time and from time to time prior to the Purchase Price Escrow Release Date or the Escrow Release Date, as applicable, if Purchaser makes a claim for indemnification pursuant to the Purchase Agreement, Purchaser shall deliver to the Escrow Agent and Seller a written notice thereof, setting forth a brief description and the amount of such claim for indemnification (to the extent the amount of such claim is known and quantifiable as of such date and, if unknown, a good faith estimate of the amount of such claim based on alleged facts, which if true, would give rise to liability for Losses under the Purchase Agreement) (whether for Purchaser’s own Losses or for Losses incurred by any other Purchaser Indemnified Party) (a “Notice of Claim”). If a Notice of Claim is delivered to Seller and the Escrow Agent, and Seller does not contest any Claim or Claims made in such Notice of Claim in writing to Purchaser and the Escrow Agent (delivered pursuant to Section 18(a)) within 15 calendar days as provided in Section 12.7 of the Purchase Agreement, then Seller shall be conclusively deemed to have consented to the recovery by Purchaser (on behalf of itself of any other Purchaser Indemnified Party) of the full amount of Losses specified in such Notice of Claim, including the forfeiture of such portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable, sufficient to satisfy such Losses. If a Notice of Claim is delivered to Seller and the Escrow Agent, and Seller contests a portion, but not all, of any Claim or Claims made in such Notice of Claim in writing to Purchaser and the Escrow Agent (delivered pursuant to Section 18(a)) within 15 calendar days as provided in Section 12.7 of the Purchase Agreement, then Seller shall be conclusively deemed to have consented to the recovery by Purchaser (on behalf of itself of any other Purchaser Indemnified Party) of the uncontested amount of Losses specified in such Notice of Claim, including the forfeiture of such portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable, sufficient to satisfy such Losses.

(b) If Seller gives Purchaser and the Escrow Agent written notice (delivered pursuant to Section 18(a)) contesting any Claim or Claims made in such Notice of Claim (such contested portion, an “Unresolved Claim”) within the 15 calendar day period specified in Section 7(a), then Seller and Purchaser (on behalf of itself or any other Purchaser Indemnified Party) shall attempt in good faith for 30 days after Purchaser’s receipt of such written notice to resolve the Unresolved Claim. If Purchaser (on behalf of itself or any other Purchaser Indemnified Party) and Seller shall so agree, a notice setting forth such agreed upon amount shall be prepared and signed by Purchaser (on behalf of itself or any other Purchaser Indemnified Party) and Seller and such notice shall be conclusive and binding on the Purchaser (on behalf of itself or any other Purchaser Indemnified Party) and Seller.

(c) If no such agreement can be reached during the 30-day period specified in Section 7(b), Purchaser and Seller shall address such claim pursuant to the arbitration provisions set forth in Section 12.7 of the Purchase Agreement.

8. Distributions from First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund to Seller.

(a) Within 2 Business Days following the expiration of the Escrow Period, the Escrow Agent will deliver to Seller any amounts remaining in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund, less, in each case, a portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund equal to the sum of (i) the amount of any Unresolved Claims plus (ii) the amount of any Notice of Claim for which Seller’s 15 day period to contest such claim has not expired, plus (iii) an amount that may be necessary in Purchaser’s reasonable judgment to satisfy all pending unsatisfied or disputed Claims specified in any Notice(s) of Claim delivered to Seller and Escrow Agent in accordance with Section 7 hereof before the expiration of the Escrow Period (the sum of clauses (i), (ii) and (iii) above, the “Holdback Amount”).

(b) If any Claims are pending but not resolved on the Escrow Release Date, then the Escrow Agent will retain possession and custody of the amount of cash in the First Escrow Fund, Second Escrow Fund, Third

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Escrow Fund and Fourth Escrow Fund, as applicable, equal to the Holdback Amount, and, within 2 Business Days after each such Claim has been resolved (by arbitrator decision pursuant to Section 12.7 of the Purchase Agreement or agreement of Purchaser and Seller as provided in Section 7), the Escrow Agent will deliver to Seller the portion of the cash remaining in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund and Fourth Escrow Fund, as applicable, not required to satisfy any such then remaining pending Claims (including any Unresolved Claims or any amounts described in clauses (ii) and (iii) of Section 8(a) above).

(c) Notwithstanding anything herein to the contrary, but subject to Section 3(c) above, in the event the matters described in either item 1, item 2, item 3 or item 4 of Schedule 12.2(d) of the Purchase Agreement are settled, compromised or resolved in a manner that Purchaser reasonably and in good faith concludes could not reasonably be expected to result in any Assumed Liability (or otherwise create or result in any Liability to Purchaser or its Affiliates, including any Seller Subsidiary), or otherwise to Purchaser’s reasonable satisfaction, in each case following the Closing Date and prior to the Escrow Release Date, as promptly as practicable thereafter, Purchaser and Seller shall prepare and deliver a joint written notice instructing the Escrow Agent to release to Seller, subject to Section 3(c) above, the full amount of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable. Additionally, in the event the matters described in either item 1, item 2, item 3 or item 4 of Schedule 12.2(d) of the Purchase Agreement are settled, compromised or resolved in a manner that Purchaser reasonably and in good faith concludes could not reasonably be expected to result in any Assumed Liability (or otherwise create or result in any Liability to Purchaser or its Affiliates, including any Seller Subsidiary), or otherwise to Purchaser’s reasonable satisfaction, in each case equal to an amount that is less than the amounts in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable, as promptly as practicable thereafter, Purchaser and Seller shall prepare and deliver a joint written notice instructing the Escrow Agent to release to Seller, subject to Section 3(c) above, the balance of the amounts remaining in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund or Fourth Escrow Fund, as applicable, in excess of such settled, compromised or resolved amounts.

9. Distributions from Purchase Price Escrow Fund to Purchaser or Seller. On the Purchase Price Escrow Release Date, the Escrow Agent will deliver to Purchaser out of the Purchase Price Escrow Fund, the full amount of any Negative Adjustment Amount plus, if applicable, one-half (1/2) of the Reviewing Accountant Fees specified in the Purchase Price Escrow Release Notice, and following the delivery of such amounts to Purchaser, deliver to Seller any and all remaining amounts in the Purchase Price Escrow Fund.

10. Maintenance and Termination of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund. The Escrow Agent will continue to maintain the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund until the earlier of (a) the time at which there will be no funds or other property in such First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and Purchase Price Escrow Fund and (b) the termination of this Agreement in accordance with its terms.

11. Investment of First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund. The Escrow Agent will invest and reinvest moneys on deposit in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund in one of the investment vehicles described in Annex B, as directed in writing by Seller and Purchaser. In the absence of written directions from Seller and Purchaser, funds will be invested in the U.S. Bank FDIC Insured Money Market Deposit Account. Any loss or expense incurred as a result of any investment of moneys on deposit in the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund shall be paid from the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund, respectively. Notwithstanding anything to the contrary herein, the Escrow Agent may, without giving advance notice to Seller and Purchaser, sell or liquidate any of the investments at any time if the proceeds thereof are required for any release of all or any portion of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or Purchase Price Escrow

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Fund permitted or required hereunder. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. The Escrow Agent will not be liable for any loss directly or indirectly, in whole or in part, from the inability to invest funds on the day the instructions are received. The Escrow Agent shall not be liable for any loss of principal or income due to the choice of investments in which the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or Purchase Price Escrow Fund is invested or the choice of such investments converted into cash pursuant to this Section 11.

12. Exculpatory Provisions.

(a) The Escrow Agent will be obligated only for the performance of such Duties as are specifically set forth herein and may rely, and will be protected in relying or refraining from acting, on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent will not be liable for forgeries or false impersonations. The Escrow Agent will not be liable for any act done or omitted hereunder as Escrow Agent except for gross negligence, willful misconduct or breach of this Agreement. The Escrow Agent will in no case or event be liable for any representations or warranties of Seller or Purchaser or for punitive, incidental or consequential damages. Any act done or omitted pursuant to the advice or opinion of counsel will be conclusive evidence of the good faith of the Escrow Agent.

(b) In the event of a dispute between Seller and Purchaser, the Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent will not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) The Escrow Agent will not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement, the Purchase Agreement or any documents or papers deposited or called for hereunder or thereunder. The Escrow Agent is not charted with knowledge or any duties or responsibilities under any other document or agreement, including without limitation the Purchase Agreement.

(d) The Escrow Agent will not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement, the Purchase Agreement or any documents deposited with the Escrow Agent.

13. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign as Escrow Agent at any time, with or without cause, with respect to the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund or Purchase Price Escrow Fund by giving at least 30 days’ prior written notice to Purchaser and Seller, such resignation to be effective 30 days following the date such notice is given. In addition, Purchaser and Seller may jointly remove the Escrow Agent as escrow agent at any time, with or without cause, by an instrument executed by Purchaser and Seller (which may be executed in counterparts) given to the Escrow Agent, which instrument will designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent will be appointed by Purchaser and Seller on the terms of this Agreement. If a successor escrow agent is not so appointed, then the Escrow Agent may apply to a court of competent jurisdiction to appoint one. Any such successor escrow agent will deliver to Purchaser and Seller a written instrument accepting such appointment, and thereupon it will succeed to all the rights and duties of the Escrow Agent hereunder and will be entitled to receive possession of the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and Purchase Price Escrow Fund. Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent will deliver the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and Purchase Price Escrow Fund then held hereunder to the successor Escrow Agent.

14. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with its performance of the Duties, the necessary parties hereto will join in furnishing such instruments.

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15. Disputes. It is understood and agreed that, should any dispute arise with respect to the delivery and/or ownership or right of possession of the cash and/or other property held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the provisions of this Agreement. In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the First Escrow Account, Second Escrow Account, Third Escrow Account, Fourth Escrow Account or the Purchase Price Escrow Account, the Escrow Agent shall have the absolute right, at the Escrow Agent’s election, to do any of the following: (i) resign so a successor escrow agent can be appointed pursuant to Section 13 hereof; (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves; or (iii) give written notice to Seller and Purchaser that it has received conflicting instructions and is refraining from taking action until it receives instructions consented to in writing by both Seller and Purchaser. In the event an interpleader suit as described in clause (ii) above is brought, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit.

16. Escrow Fees and Expenses. The fees and expenses of the Escrow Agent set forth on the Fee Schedule attached hereto as Annex C will be paid 50% by Purchaser and 50% by Seller. Any extraordinary fees and expenses, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the First Escrow Amount, Second Escrow Amount, Third Escrow Amount or Fourth Escrow Amount or the validity of a Claim or Claims by any Purchaser Indemnified Party, will be paid 50% by Purchaser and 50% by Seller.

17. Indemnification. In consideration of the Escrow Agent’s acceptance of this appointment, with respect to the First Escrow Fund, Second Escrow Fund, Third Escrow Fund, Fourth Escrow Fund and the Purchase Price Escrow Fund, Purchaser and Seller shall severally and not jointly, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the provisions of this Agreement and the Purchase Agreement, and to reimburse the Escrow Agent for all its reasonable costs and expenses (including reasonable counsel fees and expenses) reasonably incurred by reason of any matter as to which such indemnity is paid pursuant to this Section 17; provided, however, that such costs and expenses will be divided equally between Purchaser and Seller; provided, further, that no indemnity need be paid in case of the Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement.

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18. General.

(a) All notices, requests and other communications required or permitted hereunder must be in writing and either hand delivered in person, sent by confirmed facsimile, sent by certified or registered first-class mail, postage pre-paid, sent by nationally recognized overnight courier service or otherwise provided in accordance with Section 13.13 of the Purchase Agreement. Such notices, requests and other communications will be effective as provided in Section 13.13 of the Purchase Agreement. The notice information of the parties is as follows:

(i)	If to Purchaser:

c/o Kay Technology Corp, Inc.
2500 Sand Hill Road, Suite 300
Menlo Park, California 94025
Facsimile: 650-289-2461
Attention: TomBarnds
Jason Klein
Mark Duffell

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: 312-862-2000
Attention: Jeffrey Seifman, P.C.
Carol Anne Huff
Shelly M. Hirschtritt

(ii)	If to Seller:

c/o Kana Software, Inc.
181 Constitution Drive
Menlo Park, California 94025
Facsimile: 650-614-8117
Attention: Michael Fields, CEO

with a copy to (which will not constitute notice) to:

Fenwick & West LLP
555 California Street, 12th Floor San Francisco, CA 94104
Facsimile: 415-281-1350
Attention: David K. Michaels, Esq.

(iii)	If to the Escrow Agent:

U.S. Bank National Association
Corporate Trust Services
633 West Fifth Street, 24th Floor
Los Angeles, CA 90071
Attention: Paula M. Oswald (Kana/Kay 2009 Escrow)
Telephone: 213-615-6043
Facsimile: 213-615-6197

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(b) Any Notice of Claim, notice of Purchase Price Claim or the Purchase Price Escrow Release Notice may be signed by any authorized officer of Purchaser. Notwithstanding the provisions of Section 18(a), notices to the Escrow Agent shall be effective only upon receipt. If any Notice of Claim, objection thereto, notice of Purchase Price Claim, the Purchase Price Escrow Release Notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that such Notice of Claim, objection, notice of Purchase Price Claim, Purchase Price Escrow Release Notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

(c) When a reference is made in this Agreement to Exhibits, Schedules, Sections or Articles, such reference will be to an Exhibit, a Schedule, a Section or an Article, respectively, to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All pronouns contained herein and any variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.

(d) This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all parties reflected herein as signatories and has been delivered by each party to this Agreement to each other party to this Agreement (including any delivery by facsimile or electronic mail).

(e) No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that if Purchaser or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser shall assume all of the obligations of Purchaser set forth in this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Any assignment in violation of this Section 18(e) will be void.

(f) The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of Delaware or in the United States District Court in the State of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agree that service of any process, summons, notice or document by U.S. mail to such party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 18(f).

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(g) This Agreement may not be amended or modified except by a written instrument signed by Purchaser, Seller and the Escrow Agent.

(h) If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

(i) This Agreement and the Purchase Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, among Purchaser, Seller and the Escrow Agent with respect to the subject matter hereof.

(j) This Agreement will terminate on the earlier of: (i) the date on which there are no funds or other property remaining in the First Escrow Account, Second Escrow Account, Third Escrow Account, Fourth Escrow Account and Purchase Price Escrow Account, and (ii) the date on which all of the parties hereto may agree in writing to terminate this Agreement.

19. Tax Reporting Matters. Purchaser and Seller agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 or Forms W-8 and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) within 30 days after the Closing Date. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Code to withhold a portion of any payments made to Seller pursuant to this Agreement.

20. U.S.A. Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Purchaser and Seller each agrees to provide all such information and documentation as to themselves as requested by the Escrow Agent to ensure compliance with federal law.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION

By:
Name:	Paula M. Oswald
Title:	Vice President

KAY TECHNOLOGY CORP, INC.

By:
Name:
Title:

KANA SOFTWARE, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

Exhibit D

FINAL FORM

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is entered into and effective as of [                    ], 2009 by and between Kana Software, Inc., a Delaware corporation (“Seller”) and Kay Technology Corp, Inc. a Delaware corporation (“Purchaser”).

WHEREAS, Seller, Purchaser and the other signatories thereto are parties to an Asset Purchase Agreement, dated [                    ], 2009 (the “Purchase Agreement”);

WHEREAS, the execution and delivery of this Bill of Sale is contemplated by Section 3.2(a) of the Purchase Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth in the Purchase Agreement, the parties hereto hereby agree as follows:

1. Sale of Purchased Assets. For true and lawful consideration paid to it by Purchaser, the sufficiency of which is hereby acknowledged, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser all right, title and interest in and to the Purchased Assets as of the Closing Date (other than the Excluded Assets), free and clear of all Liens (other than Permitted Liens).

2. Further Assurances. Seller shall from time to time after the delivery of this Bill of Sale, at Purchaser’s reasonable request and without further consideration, execute and deliver such other instruments of conveyance and transfer, consents, bills of sale, assignments and assurances presented by Purchaser as reasonably necessary to more effectively consummate, confirm or evidence the sale, assignment, transfer, conveyance and delivery to Purchaser of the Purchased Assets as contemplated under the Purchase Agreement.

3. Conflict with the Purchase Agreement. In the event of a conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Bill of Sale, nothing herein is intended to, nor shall it, extend, amplify, or otherwise alter the representations, warranties, covenants and obligations of the parties contained in the Purchase Agreement or the survival thereof.

4. Power of Attorney. Seller hereby constitutes and appoints Purchaser, its successors and assigns, as the true and lawful attorneys of Seller with full power of substitution, in the name of Seller or in the name and stead of Purchaser, but on behalf of and for the benefit of Seller, its successors and assigns:

(a)	to collect, demand and receive any and all of the Purchased Assets transferred hereunder and to give receipts and releases for and in respect of the same;

(b)	to institute and prosecute in Seller’s names, or otherwise, for the benefit of Purchaser, any and all actions, suits or proceedings, at law, in equity or otherwise, which Purchaser may deem reasonably necessary in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets hereby sold and assigned to Purchaser, to defend or compromise any and all such actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Purchaser shall deem reasonably necessary for the collection or reduction to possession of any of the Purchased Assets; and

(c)	to take any and all other reasonable action designed to vest more fully in Purchaser the Purchased Assets hereby sold to Purchaser and in order to provide for Purchaser the benefit, use, enjoyment and possession of the Purchased Assets.

Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or upon its subsequent dissolution or in any manner or for any reason. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto.

5. Notices. Any notice, request or other document to be given hereunder to any party hereto shall be given in the manner specified in Section 13.13 of the Purchase Agreement. Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

6. Enforceability. Whenever possible, each provision of this Bill of Sale shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Bill of Sale or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Bill of Sale. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Bill of Sale a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible

7. Amendments. This Bill of Sale may be amended, and any provision of this Bill of Sale may be waived; provided that no such amendment or waiver shall be binding upon any party hereto unless set forth in a writing executed by Purchaser and Seller and referring specifically to the provision alleged to have been amended or waived.

8. Counterparts. This Bill of Sale may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

9. Governing Law. The law of the State of Delaware shall govern all questions concerning the construction, validity, interpretation and enforceability of this Bill of Sale, and the performance of the obligations imposed by this Bill of Sale, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10. No Third Party Beneficiaries. This Bill of Sale is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

* * * * *

2

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be duly executed as of the date first above written.

PURCHASER:

KAY TECHNOLOGY CORP, INC.

By:
Name:
Title:

SELLER:

KANA SOFTWARE, INC.

By:
Name:
Title:

Bill of Sale Signature Page

Exhibit E

FINAL FORM

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into and effective as of [                    ], 2009 by and between Kana Technology Corp, Inc., a Delaware corporation (“Seller”) and Kay Technology Corp., Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller, Purchaser and the other signatories thereto are parties to an Asset Purchase Agreement, dated [                    ], 2009 (the “Purchase Agreement”);

WHEREAS, the execution and delivery of this Agreement is contemplated by Section 3.2(b) of the Purchase Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in the Purchase Agreement, the parties hereto hereby agree as follows:

1. Assignment of Assumed Liabilities. Seller hereby assigns and transfers to the Purchaser, and Purchaser hereby assumes at the Closing and agrees to pay, discharge or perform, the Assumed Liabilities to the extent provided in the Purchase Agreement. Purchaser will not assume, agree to pay, discharge or perform or have any responsibility, however, with respect to any Excluded Liability. Seller hereby acknowledges that it is retaining and shall pay, discharge and perform, and Purchaser shall have no responsibility for, the Excluded Liabilities.

2. Conflict with the Purchase Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall it, extend, amplify, or otherwise alter the obligations (including the obligations of Purchaser with respect to the Assumed Liabilities) of the parties contained in the Purchase Agreement or the survival thereof.

3. Notices. Any notice, request or other document to be given hereunder to any party hereto shall be given in the manner specified in Section 13.13 of the Purchase Agreement. Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

5. Amendments. This Agreement may be amended, and any provision of this Agreement may be waived; provided that no such amendment or waiver shall be binding upon any party hereto unless set forth in a writing executed by Purchaser and Seller and referring specifically to the provision alleged to have been amended or waived.

6. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

7. Governing Law. The law of the State of Delaware shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

* * * * *

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

PURCHASER:

KAY TECHNOLOGY CORP, INC.

By:
Name:
Title:

SELLER:

KANA SOFTWARE, INC.

By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement

Exhibit F

FINAL FORM

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (this “Assignment”) is made and entered into as of                     , 2009. (“Effective Date”) by and between                     , a                     corporation with its principal office at                     (“Assignor”), and                             , a                             corporation, with its principal office at                     (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated                     , 2009 (the “Agreement”), pursuant to which Assignor agrees to sell and assign, and Assignee agrees to buy and acquire the Purchased Assets, as defined in the Agreement; and

WHEREAS, pursuant to the Agreement, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, all of Assignor’s right, title and interest in and to the United States trademark registrations and United States applications for trademark registration set forth on Schedule A attached hereto, the foreign trademark registrations and the foreign applications for trademark registration set forth on Schedule B attached hereto,1 and the unregistered trademarks, trade names and assumed names set forth on Schedule C attached hereto, in each case, together with the goodwill of the business associated therewith (collectively, the “Marks”); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor agrees as follows:

Assignor hereby sells, assigns, transfers and sets over to Assignee, all of Assignor’s right, title and interest in and to the Marks, including, without limitation, any registrations and applications therefor, any renewals and extensions of the registrations, and all other corresponding rights that are or may be secured under the laws of the United States or any foreign country, now or hereafter in effect, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, including, without limitation, all claims for damages by reason of past, present or future infringement or other unauthorized use of the Marks, with the right to sue for, and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors, assigns or other legal representatives.

Assignor hereby requests the Commissioner of Patents and Trademarks to record Assignee as the assignee and owner of the right, title and interest in and to the Marks.

Assignor shall take all further actions, and provide to Assignee, Assignee’s successors, assigns or other legal representatives, all such cooperation and assistance (including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, testimony, samples, exhibits, specimens, assignments, powers of attorney or other documentation), reasonably requested by Assignee and at Assignee’s sole cost and expense, to more fully and effectively effectuate the purposes of this Assignment.

Capitalized terms used without definitions in this Assignment shall have the same meanings ascribed to such capitalized terms in the Agreement. This Assignment shall be construed and interpreted in accordance with the Agreement. Nothing in this Assignment shall, or shall be deemed to, modify or otherwise affect any provisions of the Agreement or affect or modify any of the rights or obligations of the parties under the Agreement. In the event of any conflict between the provisions hereof and the provisions of the Agreement, the provisions of the Agreement shall govern and control. This Assignment may not be supplemented, altered or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This

[1]	NOTE: Separate trademark assignment documents will need to be prepared and executed for each foreign jurisdiction for filing in each jurisdiction.

Assignment shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors. This Assignment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

*     *     *     *     *

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Trademark Assignment

SCHEDULE A

U.S. TRADEMARK REGISTRATIONS

Trademark No.	Registration Date	Mark

U.S. TRADEMARK APPLICATIONS

Application No.	Application Date	Mark

SCHEDULE B

FOREIGN TRADEMARK REGISTRATIONS

Country	Registration No.	Registration Date	Mark

FOREIGN TRADEMARK APPLICATIONS

Country	Application No.	Application Date	Mark

SCHEDULE C

UNREGISTERED TRADEMARKS

TRADE NAMES AND ASSUMED NAMES

Exhibit G

FINAL FORM

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (“Assignment”) is made and entered into as of                     , 2009. (“Effective Date”) by and between                     , a                     corporation with its principal office at                     (“Assignor”), and                     , a                     corporation, with its principal office at                      (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated ,2009 (the “Agreement”), pursuant to which Assignor agrees to sell and assign, and Assignee agrees to buy and acquire the Purchased Assets, as defined in the Agreement; and

WHEREAS, pursuant to the Agreement, Assignee wishes to acquire and Assignor wishes to assign and transfer to Assignee all of Assignor’s right, title and interest in, to and under those patents and patent applications identified and set forth on Schedules A and B respectively (the “Patents”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor agrees as follows:

Assignor does hereby sell, assign, transfer and set over to Assignee, all of Assignor’s right, title and interest in and to the Patents, for the United States and for all foreign countries, including any continuations, divisions, continuations-in-part, reissues, reexaminations, extensions or foreign equivalents thereof, and including the subject matter of all claims which may be obtained therefrom for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment and sale had not been made; together with all income, royalties, damages or payments due or payable as of the Effective Date or thereafter, including, without limitation, all claims for damages by reason of past, present or future infringement or other unauthorized use of the Patents, with the right to sue for, and collect the same for its own use and enjoyment, and for the use and enjoyment of its successors, assigns, or other legal representatives.

Assignor authorizes and requests the Commissioner of Patents and Trademarks to record Assignee as owner of the right, title and interest in and to the Patents, including any continuations, divisions, continuations-in-part, reissues, reexaminations or extensions thereof, and to issue any and all letters patent of the United States thereon to Assignee, as assignee of the right, title and interest in, to and under the same, for the sole use and enjoyment of Assignee, its successors, assigns or other legal representatives.

Assignor shall provide Assignee, its successors, assigns or other legal representatives, cooperation and assistance at Assignee’s request and expense (including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney or other documentation as may be reasonably required): (1) in the preparation and prosecution of any applications covering the inventions assigned herein; (2) in the prosecution or defense of any interference, opposition, reexamination, reissue, infringement or other proceedings that may arise in connection with any of the patent rights assigned herein, including, but not limited to, testifying as to any facts relating to the patent rights assigned herein and this Assignment; (3) in obtaining any additional patent protection that Assignee may deem appropriate which may be secured under the laws now or hereafter in effect in the United States or any other country; and (4) in the implementation or perfection of this Assignment.

Capitalized terms used without definitions in this Assignment shall have the same meanings ascribed to such capitalized terms in the Agreement. This Assignment shall be construed and interpreted in accordance with the Agreement. Nothing in this Assignment shall, or shall be deemed to, modify or otherwise affect any provisions of the Agreement or affect or modify any of the rights or obligations of the parties under the Agreement. In the event of any conflict between the provisions hereof and the provisions of the Agreement, the provisions of the Agreement shall govern and control. This Assignment may not be supplemented, altered or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This Assignment shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors. This Assignment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

*  *  *  *  *

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Patent Assignment

SCHEDULE A

U.S. PATENTS

Title	Patent No. Issue Date	Applic. No./ Filing Date

SCHEDULE B

U.S. PATENT APPLICATIONS

Title	Applic. No./ Filing Date

Exhibit H

FINAL FORM

DOMAIN NAME ASSIGNMENT

THIS DOMAIN NAME ASSIGNMENT (this “Assignment”) is made and entered into as of                     , 2009. (“Effective Date”) by and between                     , a                     corporation with its principal office at                     (“Assignor”), and                     , a                     corporation, with its principal office at                      (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated             , 2009 (the “Agreement”), pursuant to which Assignor agrees to sell and assign, and Assignee agrees to buy and acquire the Purchased Assets, as defined in the Agreement;

WHEREAS, pursuant to the Agreement, Assignor desires to assign to Assignee, and Assignee desires to acquire from Assignor, the domain names set forth in Schedule A, attached hereto (the “Domain Names”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor agrees as follows:

Assignor hereby sells and assigns to Assignee all of Assignor’s right, title and interest in and to the Domain Names, and all other corresponding rights that are or may be hereafter secured under the laws of any country, now or hereafter in effect, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, and all claims for damages by reason of past, present or future infringement or other unauthorized use of the Domain Names, with the right to sue for, and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives.

Assignor shall take all further lawful actions, and provide to Assignee, Assignee’s successors, assigns or other legal representatives, all such cooperation and assistance that Assignee reasonably may deem appropriate to effectuate the purposes of this Assignment, including, but not limited to, effectuating the transfer of the Domain Names with the registrar of the Domain Names, and distributing copies of the completed and receipted registrar transfer documents to the parties to this Assignment.

Capitalized terms used without definitions in this Assignment shall have the same meanings ascribed to such capitalized terms in the Agreement. This Assignment shall be construed and interpreted in accordance with the Agreement. Nothing in this Assignment shall, or shall be deemed to, modify or otherwise affect any provisions of the Agreement or affect or modify any of the rights or obligations of the parties under the Agreement. In the event of any conflict between the provisions hereof and the provisions of the Agreement, the provisions of the Agreement shall govern and control. This Assignment may not be supplemented, altered or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This Assignment shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors. This Assignment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

*  *  *  *  *

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Domain Name Assignment

SCHEDULE A

Domain Name	Expiration Date	Registrar

Exhibit I

FINAL FORM

COPYRIGHT ASSIGNMENT

THIS COPYRIGHT ASSIGNMENT (“Assignment”) is made and entered into as of                     , 2009. (“Effective Date”) by and between                     , a                    corporation with its principal office at                      (“Assignor”), and                     , a                     corporation, with its principal office at                      (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated             , 2009 (the “Agreement”), pursuant to which Assignor agrees to sell and assign, and Assignee agrees to buy and acquire the Purchased Assets, as defined in the Agreement;

WHEREAS, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, Assignor’s entire right, title and interest in and to the copyrights described on Schedule A attached hereto (the “Copyrights”), including, without limitation, the right to create derivative works based upon the Copyrights.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor agrees as follows:

Assignor hereby sells, assigns, transfers, and relinquishes to Assignee, its successors, assigns, and legal representatives, all of Assignor’s right, title, and interest in and to the Copyrights for the United States and all foreign countries, whether or not copyright registration is secured, including, without limitation, any copyright registration applications, any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Copyrights, and in and to all income, royalties, damages, claims, and payments due or payable as of the Effective Date or thereafter with respect thereto, and in and to all causes of action, either in law or in equity for past, present or future infringement based on the Copyrights, and in and to all rights corresponding to the foregoing throughout the world, and all the rights embraced therein, including but not limited to, the right to duplicate, reproduce, copy, distribute, display, license, adapt, and prepare derivative works from the Copyrights, together with all physical or tangible embodiments of the Copyrights, in Assignor’s possession or under Assignor’s control, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, together with all physical or tangible embodiments of the Copyrights, in Assignor’s possession or under Assignor’s control.

Assignor hereby agrees to execute upon the request of Assignee such additional documents as are necessary to register and otherwise give full effect to the rights of the Assignee under this Assignment in and to the Copyrights, including all documents necessary to record in the name of the Assignee the assignment of the Copyrights with the United States Copyright Office.

Assignor hereby authorizes and requests the Register of Copyrights of the United States to record Assignee as assignee and owner of the right, title and interest in and to the Copyrights.

Capitalized terms used without definitions in this Assignment shall have the same meanings ascribed to such capitalized terms in the Agreement. This Assignment shall be construed and interpreted in accordance with the Agreement. Nothing in this Assignment shall, or shall be deemed to, modify or otherwise affect any provisions of the Agreement or affect or modify any of the rights or obligations of the parties under the Agreement. In the event of any conflict between the provisions hereof and the provisions of the Agreement, the provisions of the Agreement shall govern and control. This Assignment may not be supplemented, altered or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This

Exhibit I

Assignment shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors. This Assignment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

*  *  *  *  *

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their duly authorized representatives as of the Effective Date.

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Copyright Assignment

SCHEDULE A

REGISTERED COPYRIGHTS

Reg. No.	Title

Exhibit J

FINAL FORM

[                    ], 2009

Kay Technology Corp, Inc.

[insert address]

Attention: [                    ]

Ladies and Gentlemen:

We have acted as counsel to Kana Software, Inc., a Delaware corporation (the “Seller”) in connection with that certain Asset Purchase Agreement dated October [    ], 2009 (the “Purchase Agreement”) among Seller and Kay Technology Corp, Inc., a company incorporated in Delaware (“Purchaser”). This opinion is furnished to you pursuant to Section 3.2(f) of the Purchase Agreement. Unless otherwise indicated in this letter which includes Attachment A hereto, all capitalized terms used herein have the meanings given to those terms in the Purchase Agreement.

In order to render this opinion we have examined such questions of law as we deem advisable under the circumstances. As to questions of fact, we have relied solely upon our examination of the documents described on Attachment A (the “Reviewed Documents”) and our actual knowledge. Except as described on Attachment A, we have not caused the search of any docket of any court, tribunal, agency or similar authority or any other record of any governmental agency or third party.

In our examination of the Reviewed Documents for purposes of rendering this opinion, we have assumed, and express no opinion as to, the current accuracy and completeness of (a) the information obtained from public officials and records included in the Reviewed Documents referred to on Attachment A, (b) the representations and warranties made by Seller in, or pursuant to, the Transaction Documents, are true and complete in all material respects. We have made no attempt to verify the accuracy of any of such information, representations or warranties or to determine the existence or non-existence of any other factual matters other than those described above. In our examination we have also relied, in part, on the following, but, except as to factual matters disclosed therein, have not assumed the current accuracy and completeness thereof (a) the representations and warranties of Seller as set forth in the Transaction Documents and (b) the representations and warranties made by representatives of Seller to us, including without limitation, those set forth in the Management Certificate.

In our examination of the Reviewed Documents and in rendering this opinion, we have relied upon and assumed, and express no opinion as to, (a) the genuineness of all signatures on original documents, (b) the authenticity and completeness of all documents submitted to us as originals, (c) the conformity to originals and completeness of all documents submitted to us as copies, (d) the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, (e) the legal competence or capacity of all persons or entities (other than Seller in connection with the execution and delivery of the Transaction Documents) executing the same and (except for the due authorization, execution and delivery of the Transaction Documents, the due authorization, execution and delivery of all documents.

For the purposes of this opinion, we are assuming that: (a) each party to the Transaction Documents, other than Seller, has all requisite power and authority, and has taken any and all corporate or other action necessary, for the due authorization by such party to execute, deliver and perform by such person of all such party’s obligations thereunder; (b) each party to the Transaction Documents, other than Seller, shall fully perform all the obligations that such person is to perform at or before the Closing Date; (c) all the representations and warranties made by each party to the Transaction Documents, other than Seller, in, or pursuant to, the Purchase Agreement are true and complete in all material respects; and (d) the Transaction Documents are duly enforceable in accordance with their respective terms against, and constitute the legal, valid and binding obligations of each party to thereto, other than Seller.

Kay Technology Corp., Inc.

October     , 2009

As used in this opinion, the phrases “our actual knowledge,” “to our knowledge,” “we are not aware,” “known to us” or words of similar import refer only to the actual knowledge of the attorneys currently in this firm who have rendered legal services to Seller in connection with the Transaction Documents and reflect the fact that, while such attorneys have not been informed by Seller that the matters stated are factually incorrect, we have made no investigation of such matters other than our examination of the Reviewed Documents and matters referred to on Attachment A. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of Seller.

Where statements in this opinion regarding an effect on, or matters relating to Company, are qualified by indicating they do not have a material effect on the conduct of the Seller Business, such qualification involves judgments and opinions as to the materiality or lack of materiality of any matter to the Seller Business, taken as a whole, which are entirely those of the Company and its officers.

We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to Purchaser by Seller concerning the business or affairs of Seller or any other information of a factual nature furnished to Purchaser by Seller or any of its respective agents or representatives.

In rendering the opinion expressed in paragraph 1 below, regarding the good standing and valid existence of Seller under the laws of the States of California and Delaware, we have relied solely on the certification set forth in the Certificates of Good Standing described in Attachment A.

In rendering the opinion in paragraphs 3, 4, 5 and 6 below relating to violations of certain statutes, laws and regulations, or provisions of the Delaware General Corporation Law, and to consents, waivers, approvals, orders, authorizations registrations, filings or notices under, or pursuant to, certain laws, our opinion is limited to such California State and United States federal statutes, laws or regulations, consents, waivers, approvals, orders, authorizations, registrations, filings or notices with United States federal and Delaware and California State courts or other governmental bodies, and provisions of the Delaware General Corporation Law, as in our experience are of general application to transactions of the sort provided for in the Transaction Documents. Moreover, we render no opinion in such paragraphs, regarding Seller’s compliance with applicable securities laws, and no such opinion should be inferred from the language of those paragraphs.

In connection with our opinion in paragraph 6, we are not able to ascertain the title to personal property and, therefore, have not conducted an investigation into the ownership by the Company of any asset to be transferred pursuant to the Bill of Sale. Accordingly, we have assumed that the Company is the owner of all of such assets, free and clear of any lien, encumbrance or adverse claim.

The opinions in paragraphs 3, 4, 5 and 6 are qualified by, and we render no opinion with respect thereto, to the effect of the following:

(a) bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination;

(b) general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable or involve undue delay, whether or not such principles or decisions have been codified by statute;

(c) Section 1670.5 of the California Civil Code or any other California or United States federal law or provision of the Delaware General Corporation Law or equitable principle which provides that a court may

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refuse to enforce, or may limit the application of, a contract or any clause thereof that the court finds to have been unconscionable at the time it was made, unconscionable in performance or contrary to public policy;

(d) any provision purporting to (i) exclude conflict of law principles under any law or (ii) select certain courts as the venue, or establish a particular jurisdiction as the forum, for the adjudication of any controversy;

(e) judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of an agreement;

(f) any United States federal or other antitrust laws, statutes, rules or regulations, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or other laws relating to collusive or unfair trade practices or designed to promote competition in any jurisdiction;

(g) the tax or accounting consequences of any transaction contemplated in connection with the Transaction Documents under applicable tax laws and regulations and under applicable accounting rules, regulations, releases, statements, interpretations or technical bulletins;

(h) applicable statutes, rules or regulations of United States federal or applicable state laws concerning the offer or sale of securities;

(i) the effect any breach of the fiduciary duties of the members of Seller’s Board of Directors (the “Board”) or officers would have on the enforceability authorization or performance of any agreement;

(j) whether or not any agreement, or the transactions provided for therein, were fair and reasonable to Seller at the time of their authorization by Seller’s Board of Directors and stockholders within the meaning of Section 144 of the Delaware General Corporation Law and in connection with any vote to approve such transactions, we have assumed that all material facts were disclosed to those voting thereon, each person voting having voted in good faith;

(k) provisions purporting to restrict the ability of the Board of Directors of Seller to fulfill its fiduciary duties to its stockholders or the effect any breach of the fiduciary duties of the members of Seller’s Board of Directors, stockholders or officers would have on the enforceability, authorization and performance of any agreement;

(l) any choice-of-law clause, to the extent the provision to be governed by that law could be determined by the court (a) to be contrary to a public or fundamental policy of a state or country whose law would apply in the absence of a choice-of-law clause, and (b) to involve an issue in which such state or country, or California State, has a materially greater interest in the determination of the particular issue than does the state whose law is chosen;

(m) any provision purporting to (i) waive rights to trial by jury, service of process or objections to the laying of venue or forum in connection with any litigation arising out of or pertaining to the Purchase Agreement or the other Transaction Documents, (ii) change or waive the rules of evidence, make determinations conclusive or fix the method or quantum of proof (iii) limit the effect of waivers by trade practice or course of conduct or (iv) waive the statute of limitations;

(n) statutes or public policy principles that limit waivers of broadly or vaguely stated rights, the benefits of statutory, regulatory of constitutional rights, unknown future defenses or rights to damages;

(o) any provision that provides (i) rights or remedies are not exclusive, (ii) rights or remedies may be exercised without notice, (iii) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, (iv) the election of a particular remedy or remedies does not preclude recourse to one or more other remedies, (v) liquidated damages are to be paid upon the breach of any agreement or (vi) the failure to exercise, or any delay in exercising, rights or remedies available under the agreement will not operate as a waiver of any such right or remedy; and

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(p) the indemnification provisions of any agreement.

We are admitted to practice law in the State of California, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the State of California, the existing Delaware General Corporation Law and the existing federal laws of the United States of America.

With respect to the Transaction Documents, we express no opinion as to whether the laws of any particular jurisdiction apply to those agreements, and whether the laws of any jurisdiction other than those identified above are applicable to the subject matter thereof, regardless of any choice of law provision that names another jurisdiction’s law as the governing law. Our opinions assume, with your permission and without expression of any opinion thereon, that the internal laws of the State of California as applied to contracts made between California residents present in California when such a contract was entered into (without regard to choice of law or conflicts of laws) exclusively apply to and govern the Transaction Documents, regardless of the respective choice of law provisions thereof. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body other than the laws of the State of California, the Delaware General Corporation Law and the federal laws of the United States of America.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in transactions of the type provided for in the Transaction Documents.

In rendering the opinions below, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred or implied as to any other matters. Except as otherwise indicated, all opinions herein are rendered as of the time immediately preceding the Closing.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions contained or referred to herein and except as may be otherwise set forth or disclosed in the Seller Disclosure Schedule, the following are our opinions as of immediately prior to the Closing.

1. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation, and in good standing, under the laws of the State of California.

2. Seller has all requisite corporate power and authority to execute and deliver the Transaction Document to which it is a party, to perform its covenants and obligations thereunder and to consummate the Transaction. The execution, delivery and performance of the Transaction Documents to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller’s Board of Directors and stockholders.

3. Each of the Transaction Documents to which Seller is a party, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms.

4. The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party do not violate (a) the Certificate of Incorporation or Bylaws, (b) to our knowledge, any judgment, decree or order of any United States federal or California State court or arbitrator binding upon or applicable to Seller that is specifically named in the Seller Disclosure Schedule, other than such violations as would not individually or in the aggregate, be resonably expected to have a material adverse effect on the conduct of the Seller Business, taken as a whole or (c) to our knowledge, any United States federal or California State statute, law or regulation, or provision of the Delaware General Corporation Law, applicable to Seller.

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5. To our knowledge, no consent, waiver, approval, order or authorization of, or registration or filing with, or notice to any United States federal or California State court or governmental body, or any Delaware court or governmental body pursuant to the Delaware General Corporation Law is required to be obtained or made by Seller for Seller to execute and deliver the Transaction Documents to which it is a party or to consummate the Transaction, except for consents, waivers, approvals, orders, authorizations, registrations, filings or notices (a) as may be required under the HSR Act and the expiration or early termination of applicable waiting periods, (b) under the Exchange Act and the rules and regulations thereunder as may be required in connection therewith, including but not limited to the filing of the Proxy Statement with the SEC, and (c) as may be required to be obtained or made by Seller under federal, state or foreign securities laws.

6. The Bill of Sale is in form legally sufficient to transfer such Purchased Assets to Purchaser at the Closing as can be transferred by means of a bill of sale.

In addition to the foregoing, we supplementally inform you that, to our knowledge and except as set forth on the Seller Disclosure Schedule, there is no action, suit or proceeding before any court or governmental body that is pending or threatened against Seller and that questions the validity of the Purchase Agreement or the right of Seller to enter into the Purchase Agreement or consummate the Transaction. Please note that we have not conducted a docket search in any jurisdiction with respect to action, suit or proceeding that may be pending against Seller or any of Seller’s affiliates, officers or directors, nor, other than to request the Management Certificate from Seller, have we undertaken any further inquiry whatsoever in connection with the existence any such action, suit or proceeding.

[Concluding paragraph follows on the next page.]

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In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to other matters. This opinion is intended solely for Purchaser’s use for the purpose of the above transaction, and is not to be made available to or relied upon for any other purpose or by, any other person or entity, without our prior written consent. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

Exhibits K, L and M have been intentionally omitted

Exhibit N

Form of Standstill Provision

During the period of 12 months from the date of this letter agreement (the “Standstill Period”), [            ] and its Representatives will not, directly or indirectly, in any manner, without the prior written authorization of the Board of Directors of the Company (i) acquire or agree to acquire or make any offer or proposal to acquire any common stock of the Company; (ii) assist, advise, encourage, agree with, discuss or negotiate or otherwise act in concert with any other persons to acquire or agree to acquire any material assets of the Company; (iii) solicit, or in any way participate in any solicitation of, proxies from holders of the common stock of the Company or form, join or in any way participate in a proxy contest with respect to the common stock of the Company; (iv) make any public announcement with respect to any proposal for or offer of an extraordinary transaction (including, without limitation, by way of a take-over bid, tender or exchange offer, amalgamation, merger, sale of assets or other business combination) involving the Company, except as may be required by applicable law; (v) engage in any discussions or enter into any agreements, commitments or understandings with any person related to or any acquisition of securities or material assets of the Company, (vi) otherwise seek to influence or control the Board of Directors, management or policies of the Company or any of its affiliates, or (vii) assist, advise or encourage any person in doing any of the foregoing (including by providing or arranging any financing).